Exhibit 10.1

AGREEMENT OF CONTRIBUTION AND SUBSCRIPTION

by and among

AT&T SERVICES, INC.,

V HOLDCO LLC,

V OPCO LLC

and

TPG VIII MERLIN INVESTMENT HOLDINGS, L.P.

Dated as of February 25, 2021

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ANNEXES AND EXHIBITS

Annex A – Definitions

Exhibit A – Pre-Closing Reorganization
Exhibit B – Amended and Restated LLC Agreement of V OpCo LLC
Exhibit C – Closing Statement Guidelines
Exhibit D – Transaction Accounting Principles
Exhibit E – Transition Services Agreement
Exhibit F – Intellectual Property License Agreement
Exhibit G – Transitional Trademark License Agreement
Exhibit H – Short Form Trademark Assignment Agreement
Exhibit I – Promissory Note
Exhibit J – NFLST Costs Agreement
Exhibit K – Master Services Agreement
Exhibit L – State and Local Operating Authority Management Services Term Sheet
Exhibit M – IPTV as a Service Agreement
Exhibit N – Advertising Term Sheet
Exhibit O – Expenditures Plan
Exhibit P – Target Working Capital
Exhibit Q – Transaction Expenses Schedule
Exhibit R – Description of IPTV Extension
Exhibit S – LicenseCo Terms

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AGREEMENT OF CONTRIBUTION AND SUBSCRIPTION

THIS AGREEMENT OF CONTRIBUTION AND SUBSCRIPTION (this “Agreement”), dated as of February 25, 2021 (the “Execution Date”), is made by and among (i) AT&T Services, Inc., a Delaware corporation (“AT&T”), (ii) V HoldCo, LLC, a Delaware limited liability company and an Affiliate of AT&T (“AT&T HoldCo”), (iii) V OpCo LLC, a Delaware limited liability company (“NewCo”) and (iv) TPG VIII Merlin Investment Holdings, L.P., a Delaware limited partnership (“Investor”). All of the signatories to this Agreement are collectively referred to as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, AT&T and its Affiliates own and operate the Business;

WHEREAS, on the terms and subject to the conditions set forth herein, AT&T and Investor desire to have Investor invest in the Business through a subscription for equity in NewCo;

WHEREAS, on the terms and subject to the conditions set forth herein, at or prior to the Closing, AT&T and certain of its Affiliates will consummate the restructurings, contributions and repayments as described on Exhibit A and Section 1.2 (the “Pre-Closing Reorganization”);

WHEREAS, on the terms and subject to the conditions set forth herein, as a result of the Pre-Closing Reorganization, at or prior to the Closing, among other actions, the Transferred Assets and the Assumed Liabilities will be held or assumed, as applicable, by NewCo or a Subsidiary thereof;

WHEREAS, on the terms and subject to the conditions set forth herein, as a result of the Pre-Closing Reorganization, AT&T HoldCo will own 70,000 common limited liability company interests of NewCo, with the rights and privileges set forth in the NewCo Operating Agreement (“Common Units”), and at the Closing, NewCo will issue to Investor 30,000 Common Units, collectively representing all of the issued and outstanding Common Units;

WHEREAS, on the terms and subject to the conditions set forth herein, at the Closing, NewCo will issue to AT&T HoldCo 1,000 Junior Preferred limited liability company interests of NewCo (the “Junior Preferred Units”) and 1,000 Common Catch-Up limited liability company interests of NewCo (the “Common Catch-Up Units”), in each case, on the terms set forth in and with the rights and privileges set forth in the NewCo Operating Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, at the Closing, NewCo will issue to Investor 1,000 Senior Preferred limited liability company interests of NewCo on the terms set forth in and with the rights and privileges set forth in the NewCo Operating Agreement (the “Senior Preferred Units” and such number of Senior Preferred Units together with the 30,000 Common Units issued to Investor, the “Subscribed Units”);

WHEREAS, Investor has delivered to AT&T an executed and binding equity commitment letter (the “Equity Commitment Letter”), pursuant to which the Equity Financing Source has committed to provide the amount of cash equity financing in connection with the Transactions in the amount set forth therein and on the terms and subject to the conditions set forth therein (the “Equity Financing”);

WHEREAS, NewCo shall obtain the Debt Financing on or prior to the Closing Date; and

WHEREAS, in connection with the Transactions, at the Closing, certain of the Parties or their applicable Affiliates will enter into the Ancillary Agreements and certain other Contracts as may be agreed between AT&T and Investor prior to the Closing, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

REORGANIZATION; CONTRIBUTIONS

Section 1.1 Pre-Closing Reorganization. On the terms and subject to the conditions set forth herein, at or prior to the Closing, AT&T and its Subsidiaries will consummate the Pre-Closing Reorganization, including the retention of certain intracompany indebtedness of the Transferred Subsidiaries (the “Existing Intracompany Indebtedness”), as set forth on and in accordance with Exhibit A and Section 1.2. AT&T shall provide drafts of all documentation relating to the Pre-Closing Reorganization to Investor reasonably in advance of the Closing and will consider Investor’s comments, if any, on such documentation in good faith. Any modifications to the Pre-Closing Reorganization relative to Exhibit A that would reasonably be expected to have a more than de minimis adverse effect on NewCo, any of the Transferred Subsidiaries, Investor, Investor’s direct or indirect owners or the Business following the Closing (for the avoidance of doubt, including: (1) more than de minimis adverse effects on NewCo, any of the Transferred Subsidiaries, the Investor or the Investor’s direct or indirect owners, as a result of any change to the intended tax treatment of the steps reflected in Exhibit A or (2) any change to the tax classification of NewCo or any entity in which NewCo owns an equity interest) may, in either case, be undertaken only with the prior written approval of Investor (and, if so approved, the Pre-Closing Reorganization as so modified shall become the “Pre-Closing Reorganization” hereunder). AT&T shall bear any incremental costs, expenses and Taxes of any changes to the Pre-Closing Reorganization that arise in connection with any modifications to the transactions set forth under Exhibit A.

Section 1.2 Contribution of Shares and Other Assets.

(a) On the terms and subject to the conditions set forth herein, in connection with the Pre-Closing Reorganization, at or prior to the Closing, to the extent not held by NewCo Borrower or the Transferred Subsidiaries, AT&T shall, or shall cause the Affiliates of AT&T that own or hold the rights to any Transferred Assets or that are subject to any Assumed Liabilities (collectively, but excluding NewCo and the Transferred Subsidiaries, the “AT&T Entities”), as applicable, to, Transfer to NewCo Borrower or a Transferred Subsidiary thereof, and NewCo Borrower or such Transferred Subsidiary shall accept, AT&T’s and each AT&T Entity’s right, title and interest in and to all of the Transferred Subsidiary Shares (other than the Units), free and clear of all Encumbrances (other than Permitted Encumbrances, any transfer restrictions imposed by federal and state securities laws and those imposed under the NewCo Operating Agreement, applicable organizational documents and the Delaware Act).

(b) On the terms and subject to the conditions set forth herein, in connection with the Pre-Closing Reorganization, at or prior to the Closing, to the extent not held by NewCo Borrower or the Transferred Subsidiaries, AT&T shall, or shall cause one or more of the AT&T Entities to, Transfer to NewCo Borrower or a Transferred Subsidiary thereof free and clear of all Encumbrances, other than Permitted Encumbrances, and NewCo Borrower and such Transferred Subsidiary shall accept from AT&T or the applicable AT&T Entity, the entirety of AT&T’s and such AT&T Entities’ right, title and interest in and to the Transferred Assets.

Section 1.3 Excluded Assets. Notwithstanding anything to the contrary set forth herein, AT&T and the AT&T Entities shall retain all of their existing right, title and interest in and to, and there shall be excluded from the Transfer to NewCo and the Transferred Subsidiaries hereunder, and the Transferred Assets shall not include, the Excluded Assets. AT&T and the AT&T Entities shall, as applicable, cause NewCo and the Transferred Subsidiaries to transfer the Excluded Assets to AT&T and its Affiliates (other than NewCo and the Transferred Subsidiaries) prior to the Closing, notwithstanding anything to the contrary set forth herein.

Section 1.4 Assumption of Liabilities. On the terms and subject to the conditions set forth herein, and subject to Section 1.5, in connection with the Pre-Closing Reorganization, at or prior to the Closing, to the extent not assumed by NewCo or the Transferred Subsidiaries, NewCo or one or more of the Transferred Subsidiaries shall assume and agree to thereafter discharge all the Assumed Liabilities.

Section 1.5 Excluded Liabilities. Notwithstanding anything to the contrary set forth herein, AT&T and its Affiliates (other than NewCo and the Transferred Subsidiaries) shall retain, and NewCo and the Transferred Subsidiaries shall not assume, any Excluded Liability, and AT&T and its Affiliates (other than NewCo and the Transferred Subsidiaries) shall be responsible for, and shall discharge and perform when due or payable, all Excluded Liabilities. AT&T and the AT&T Entities shall, as applicable, assume the Excluded Liabilities from NewCo and the Transferred Subsidiaries prior to the Closing, notwithstanding anything to the contrary set forth herein.

Section 1.6 Nonassignability of Assets.

(a) Notwithstanding anything to the contrary set forth herein, except with respect to State and Local Operating Authority (which are addressed in Section 1.7) and Commingled Contracts (which are addressed in Section 1.8(a)), to the extent that the Transfer or attempted Transfer to NewCo or any Transferred Subsidiary of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is (i) prohibited by any applicable Law or (ii) without a Permit or Consent would (A) constitute a breach or other contravention thereof, (B) subject AT&T, NewCo, the Transferred Subsidiaries or any of their respective officers, directors, agents or Affiliates, to civil or criminal liability, or (C) be ineffective, void or voidable and such Permit or Consent has not been obtained prior to the Closing, then in each case, subject to the conditions to Closing set forth in Article VII, the Closing shall proceed without the Transfer of such asset. In the event the Closing proceeds without the Transfer of any such asset, then such asset shall nevertheless be regarded as a Transferred Asset for purposes of the calculations required under Section 2.4 if such asset is a Current Asset.

(b) For a period of 18 months after the Closing, NewCo, AT&T, Investor and their respective Affiliates shall use their commercially reasonable efforts to promptly obtain such Permit or Consent. Pending obtaining such Permit or Consent, AT&T and Investor shall use their commercially reasonable efforts to cooperate with each other to agree to any reasonable and lawful arrangements designed to provide NewCo and its Subsidiaries with the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to NewCo and its Subsidiaries to the extent contractually permissible. Once the required Permit or Consent is obtained, AT&T shall, or shall cause its relevant Affiliates to, Transfer such asset to NewCo at no additional cost to NewCo and its Subsidiaries, which shall thereafter be treated as having been owned by NewCo for U.S. federal (and applicable state or local) income tax purposes from and after the Closing, to the maximum extent allowable by applicable Law. Subject to the terms and conditions hereof (including compliance by AT&T and its Affiliates with the terms of this Section 1.6(b)), AT&T and its Affiliates shall not have any liability to NewCo or Investor (and their respective Affiliates) arising out of or relating to the failure to obtain any such Permit or Consent that may be required in connection with the Transactions, despite otherwise complying with this Section 1.6(b), or the transactions contemplated by the Ancillary Agreements or because of any circumstances resulting therefrom. For so long as AT&T or its Affiliates hold any Transferred Assets and provide to NewCo and its Subsidiaries any claims, rights and benefits of any such Transferred Assets pursuant to an arrangement described in this Section 1.6, NewCo shall indemnify and hold harmless AT&T and its Affiliates from and against all Losses incurred or asserted as a result of AT&T’s and its Affiliates’ post-Closing direct or indirect ownership, management or operation of any such Transferred Assets in accordance with this Agreement, other than as a result of the gross negligence, fraud or willful misconduct of AT&T or its Affiliates.

Section 1.7 State and Local Operating Authority.

(a) To the extent that the Transfer or attempted Transfer to NewCo or any Transferred Subsidiary of any State and Local Operating Authority that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom (a) is prohibited by any applicable Law or (b) without approval, notice or consent, would (i) constitute a breach or other contravention thereof, (ii) subject AT&T, NewCo, the Transferred Subsidiaries or any of their respective officers, directors, agents or Affiliates, to civil or criminal liability, or (iii) be ineffective, void or voidable, and such State and Local Operating Authority has not been so Transferred (or a replacement State and Local Operating Authority has not been obtained by NewCo or a Transferred Subsidiary, as applicable) prior to the Closing, then in each case, subject to the conditions to Closing set forth in Article VII, the Closing shall proceed without the Transfer or obtainment, as the case may be, of such State and Local Operating Authority. In the event the Closing proceeds without the Transfer of any such State and Local Operating Authority (or a replacement State and Local Operating Authority has not been obtained by NewCo or a Transferred Subsidiary, as applicable), AT&T and NewCo shall, at the Closing, enter into the Management Services Agreement, substantially in the form set forth in Exhibit L.

(b) For a period of 18 months after the Closing, NewCo, AT&T, Investor and their respective Affiliates shall use their commercially reasonable efforts to promptly Transfer to NewCo or cause NewCo to obtain, as the case may be, any such State and Local Operating Authority. Pending the Transfer of or obtaining such State and Local Operating Authority, AT&T and Investor shall use their commercially reasonable efforts to cooperate with each other to agree to any reasonable and lawful arrangements designed to provide NewCo and its Subsidiaries with the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to NewCo and its Subsidiaries to the extent contractually permissible. Once the required State and Local Operating Authority is Transferred or obtained, as the case may be, such State and Local Operating Authority shall thereafter be treated as having been owned by NewCo for U.S. federal (and applicable state or local) income tax purposes from and after the Closing, to the maximum extent allowable by applicable Law. On the terms and subject to the conditions hereof, AT&T and its Affiliates shall not have any liability to NewCo or Investor (and their respective Affiliates) arising out of or relating to the failure to Transfer or obtain any such State and Local Operating Authority. Except for any unpaid fees and expenses arising out of the period prior to the Closing (to the extent not taken into account in the calculation of Closing Working Capital), neither AT&T nor its Affiliates shall be required to expend unreimbursed money, commence any litigation or offer or grant any unreimbursed accommodation (financial or otherwise) to any third party to fulfill its obligations under this Section 1.7.

(c) To the extent any State and Local Operating Authority is expired or otherwise incomplete or invalid, AT&T and its Affiliates shall, before the Closing, use commercially reasonable efforts, in consultation and coordination with Investor, to renew or otherwise cause to be complete and valid all such State and Local Operating Authority.

Section 1.8 Commingled Contracts; Certain Transferred Contracts.

(a) Prior to the Closing and until the date that is 18 months after the Closing, to the extent (i) the rights and obligations (or comparable services) under such Commingled Contract have not been or are not contemplated to be provided to NewCo and the Transferred Subsidiaries pursuant to the Transition Services Agreement, (ii) replacement contracts, contract rights, bids, purchase orders or other agreements for such Commingled Contract have not yet been obtained or are not contemplated to be obtained pursuant to the Ancillary Agreements or this Agreement, and (iii) requested by NewCo or Investor, AT&T shall use its commercially reasonable efforts to assist NewCo (A) to establish replacement contracts, contract rights, bids, purchase orders or other agreements with respect to the Business with any third party which is a counterparty to any Commingled Contract, (B) to assign to NewCo or a Transferred Subsidiary the rights and obligations under such Commingled Contract to the extent Related to the Business or (C) to establish reasonable and lawful arrangements designed to provide NewCo or a Transferred Subsidiary the rights and obligations under such Commingled Contract; provided, however, that AT&T makes no representation or warranty that any third party shall agree to enter into any such contract, contract right, bid, purchase order or other agreement with NewCo or a Transferred Subsidiary on the existing terms of the applicable Commingled Contract or at all. Neither AT&T nor its Affiliates shall be required to expend unreimbursed money, commence any litigation or offer or grant any unreimbursed accommodation (financial or otherwise) to any third party to fulfill its obligation under this Section 1.8(a). Notwithstanding the foregoing, in the event of any conflict between this Section 1.8(a) and the Transition Services Agreement with respect to any particular Commingled Contract, the Transition Services Agreement shall govern.

(b) Prior to the Closing and until the date that is 18 months after the Closing, to the extent (i) the rights and obligations (or comparable services) under any Dual-Use Contract to the extent related to the business of AT&T and its Affiliates other than the Business (the “Remaining AT&T Business”) have not been or are not contemplated to be provided to AT&T pursuant to the Transition Services Agreement, (ii) replacement contracts, contract rights, bids, purchase orders or other agreements for such Dual-Use Contract to the extent related to the Remaining AT&T Business have not yet been obtained or are not contemplated to be obtained pursuant to the Ancillary Agreements or this Agreement, and (iii) requested by AT&T, NewCo shall use its commercially reasonable efforts to assist AT&T (A) to establish replacement contracts, contract rights, bids, purchase orders or other agreements with respect to the Remaining AT&T Business with any third party which is a counterparty to any Dual-Use Contract, (B) to assign to AT&T or its Affiliates (other than NewCo and the Transferred Subsidiaries) the rights and obligations under any Dual-Use Contract to the extent related to the Remaining AT&T Business or (C) to establish reasonable and lawful arrangements designed to provide the Remaining AT&T Business the rights and obligations under such Dual-Use Contract; provided, however, that NewCo makes no representation or warranty that any third party shall agree to enter into any such contract, contract right, bid, purchase order or other agreement with AT&T or such an Affiliate thereof on the existing terms of the applicable Dual-Use Contract or at all. Neither NewCo nor its Affiliates shall be required to expend unreimbursed money, commence any litigation or offer or grant any unreimbursed accommodation (financial or otherwise) to any third party to fulfill its obligation under this Section 1.8(b). Notwithstanding the foregoing, in the event of any conflict between this Section 1.8(b) and the Transition Services Agreement with respect to any such Dual-Use Contract, the Transition Services Agreement shall govern.

Section 1.9 Wrong Pockets.

(a) If, within 18 months after the Closing, NewCo, AT&T, Investor or their respective Affiliates identify any assets or liabilities owned by any of AT&T or its Affiliates that as of the Closing should have been a Transferred Asset or Assumed Liability but was not transferred by such AT&T Entity to NewCo or a Transferred Subsidiary at or prior to the Closing (including as part of the Pre-Closing Reorganization) (any such asset or liability, a “Wrong Pockets Item”), then NewCo (as directed by Investor in the case of a Transferred Asset and as directed by AT&T in the case of an Assumed Liability), AT&T, Investor, or their respective Affiliates, as applicable, shall, promptly after identification of such Wrong Pockets Item, provide written notice (a “Wrong Pockets Notice”) to the others identifying the Wrong Pockets Item and describing in reasonable detail the use thereof in the Business as of the Closing Date.

(b) AT&T and Investor shall notify NewCo in writing within 30 days of receipt of the Wrong Pockets Notice whether each reasonably believes in good faith that the identified Wrong Pockets Item was a Transferred Asset or Assumed Liability, as the case may be. With respect to any asset or liability identified in a Wrong Pockets Notice that each of AT&T or Investor reasonably believes in good faith was a Transferred Asset or Assumed Liability, as the case may be, (i) in the case of a Transferred Asset, AT&T agrees to promptly Transfer or cause to be Transferred such Wrong Pockets Item to NewCo or such Subsidiary of NewCo as NewCo may designate, and (ii) in the case of an Assumed Liability, NewCo agrees to promptly assume or cause one of its Subsidiaries to assume such Wrong Pockets Item, in each case, for no additional consideration, and in the case of any Transferred Asset the Transfer of which by AT&T or its Affiliates to NewCo or a Transferred Subsidiary requires notice to or approval by a Governmental

Entity, the relevant AT&T Entity and Investor shall use reasonable best efforts to make or obtain such notice or approval and the Transfer of such asset shall not be completed until the required notices or approvals have been made or obtained. With respect to any other Wrong Pockets Item identified in the applicable Wrong Pockets Notice that AT&T and Investor do not mutually agree (acting reasonably and in good faith) was a Transferred Asset or Assumed Liability, as the case may be, the Parties shall resolve such matter using the dispute resolution process set forth in Section 10.9.

(c) In the event that AT&T, NewCo or Investor identifies, following the Closing, an asset or a liability held by NewCo or any of its Subsidiaries as of immediately after the Closing that it believes in good faith should have been an Excluded Asset or Excluded Liability, as the case may be, then the provisions of Section 1.9(a) and Section 1.9(b) shall apply to AT&T, Investor and NewCo mutatis mutandis with respect thereto. Without duplication of any indemnity paid by or on behalf of AT&T pursuant to Article VIII, AT&T shall indemnify and hold harmless NewCo and its Affiliates from and against all Losses incurred or asserted as a result of NewCo’s and its Affiliates’ post-Closing direct or indirect ownership, management or operation of any such Excluded Asset or Excluded Liability in accordance with this Agreement, other than as a result of the gross negligence, fraud or willful misconduct of NewCo, Investor or its Affiliates.

(d) Any Wrong Pockets Item described in Section 1.9(a) and confirmed in Section 1.9(b) as a Transferred Asset or Assumed Liability shall be treated as having been Transferred to NewCo for U.S. federal (and applicable state or local) income tax purposes from and after the Closing, to the maximum extent allowable by applicable Law. Any asset or liability described in Section 1.9(c) as an Excluded Asset or Excluded Liability shall be treated as having never been Transferred to NewCo for U.S. federal (and applicable state or local) income tax purposes from and after the Closing, to the maximum extent allowable by applicable Law.

(e) To the extent permitted by applicable Law, the Parties agree to treat for applicable Income Tax purposes (i) any Wrong Pockets Item described in Section 1.9(a) and confirmed in Section 1.9(b) as a Transferred Asset that is transferred as contemplated hereby and (ii) any asset described in Section 1.9(c) as an Excluded Asset that is retained as contemplated hereby.

ARTICLE II

SUBSCRIPTION AND ISSUANCE

Section 2.1 Subscription and Issuance. On the terms and subject to the conditions set forth herein, and in reliance on the representations, warranties, covenants and agreements contained herein, at the Closing, NewCo agrees to issue to Investor, and Investor agrees to subscribe for and accept from NewCo, the Subscribed Units, free and clear of all Encumbrances (other than any transfer restrictions imposed by federal and state securities laws, under the NewCo Operating Agreement and the Delaware Act).

Section 2.2 Subscription Price. On the terms and subject to the conditions set forth herein, in consideration of the issuance of the Subscribed Units to Investor, at the Closing, Investor shall contribute (or cause to be contributed) to NewCo an amount in cash equal to $1,800,000,000.00 (the “Unadjusted Subscription Price”), subject to adjustment pursuant to Section 2.4 (such amount, as may be adjusted, the “Subscription Price”).

Section 2.3 Minimum Cash Amount.

(a) At the Closing, AT&T shall cause NewCo and its Subsidiaries to hold Cash, determined on a combined basis in accordance with the Closing Statement Guidelines, equal to the Minimum Cash Amount.

(b) Within five Business Days following the final determination of the Final Subscription Price in accordance with Section 2.4(c)(ii) or Section 2.4(c)(iii), (i) if the Closing Cash Amount exceeds the Minimum Cash Amount, NewCo shall distribute to AT&T (by wire transfer of immediately available funds to the account designated in writing by AT&T to NewCo) an amount equal to the Closing Cash Amount less the Minimum Cash Amount (which payment, for the avoidance of doubt, shall not be a distribution subject to Section 7.1 of the NewCo Operating Agreement) or (ii) if the Minimum Cash Amount exceeds the Closing Cash Amount, AT&T shall pay to NewCo (by wire transfer of immediately available funds to the account designated in writing by NewCo to AT&T) an amount equal to the Minimum Cash Amount less the Closing Cash Amount.

Section 2.4 Subscription Price Adjustment.

(a) Estimated Closing Statement. At least four Business Days prior to the Closing, AT&T shall deliver to Investor an estimated Closing statement (the “Estimated Closing Statement”) setting forth AT&T’s estimate of (i) Closing Working Capital (“Estimated Closing Working Capital”), (ii) Closing Outstanding Indebtedness (“Estimated Closing Outstanding Indebtedness”) and (iii) the Estimated Subscription Price. AT&T will (x) reasonably cooperate with Investor and its representatives in connection with Investor’s review of the Estimated Closing Statement, including by providing information reasonably necessary or useful in connection with Investor’s review of the Estimated Closing Statement as reasonably requested by Investor and (y) reasonably consider in good faith any revisions to the Estimated Closing Statement proposed by Investor at least one Business Day prior to the Closing. The Estimated Closing Statement shall be prepared in accordance with the Closing Statement Guidelines and substantially in the format and with only those line items set forth in the form thereof included with the Closing Statement Guidelines. The process described in this Section 2.4 is not intended to permit the introduction of (including by the Accounting Expert, if applicable) different accounting methodologies, practices, estimation techniques, assumptions or principles to the preparation of the Estimated Closing Statement or the Closing Statement from those used in the preparation of the balance sheets of the Business included in the Interim Financial Statements, except as may be expressly provided for in the Closing Statement Guidelines.

(b) Closing Adjustment. At the Closing, the Unadjusted Subscription Price shall be adjusted by the following amounts in the following manner (without duplication):

(i) either (A) increased by (x) the Membership Percentage of Investor multiplied by (y) the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.4(a)) exceeds the Target Working Capital Upper Limit, or (B) decreased by (x) the Membership Percentage of Investor multiplied by (y) the amount, if any, by which the Target Working Capital Lower Limit exceeds the Estimated Closing Working Capital (as determined in accordance with Section 2.4(a)); and

(ii) decreased by (x) the Membership Percentage of Investor multiplied by (y) the amount of Estimated Closing Outstanding Indebtedness (as determined in accordance with Section 2.4(a)).

The net amount resulting from the adjustments of the Unadjusted Subscription Price as set forth in this Section 2.4(b) shall be referred to herein as the “Estimated Subscription Price”; provided, that the Estimated Subscription Price (but, for the avoidance of doubt, not the Final Subscription Price) shall not exceed $1,800,000,000.00.

(c) Closing Statement.

(i) Promptly after the Closing Date and in any event no later than 120 days following the Closing Date (the “Closing Statement Preparation Period”), Investor shall direct NewCo to prepare and deliver to AT&T a statement (the “Closing Statement”) setting forth NewCo’s calculation of (A) the Closing Cash Amount, (B) the Minimum Cash Amount, (C) the Closing Working Capital, (D) the amount, if any, of Closing Outstanding Indebtedness and (E) the Final Subscription Price. The Closing Statement shall be prepared in accordance with the Closing Statement Guidelines and substantially in the format and with only those line items set forth in the form thereof included with the Closing Statement Guidelines. During the Closing Statement Preparation Period, AT&T and its Subsidiaries shall provide reasonable access to the personnel and the books and records and other financial information as Investor and/or NewCo may reasonably request for the purpose of preparing the Closing Statement and provide reasonable cooperation to Investor and/or NewCo and their Representatives in connection therewith; provided, that NewCo will bear the reasonable out-of-pocket costs and expenses of AT&T’s cooperation); provided further, that such access shall be in a manner that does not interfere with the normal business operations of AT&T or its Subsidiaries; provided, further, that such access shall not include any access to consolidated, combined, unitary or similar Tax Returns including AT&T or any of its Subsidiaries (other than such Tax Returns relating solely to NewCo and its Subsidiaries) or other Tax information that does not relate solely to NewCo and its Subsidiaries or the Transferred Assets.

(ii) If (x) AT&T does not object to NewCo’s proposed Closing Statement by delivering a written notice of objection (a “Notice of Objection”) to NewCo within 60 days following delivery thereof to AT&T (the “Objection Period”) or (y) AT&T has accepted NewCo’s proposed Closing Statement in writing, NewCo’s calculations, including the calculation of the Final Subscription Price, the Closing Cash Amount and the Minimum Cash Amount set forth in the Closing Statement shall be deemed final and binding. The Notice of Objection delivered within the Objection Period pursuant to this Section 2.4(c)(ii) shall set forth AT&T’s objections to the Closing Statement in reasonable detail with supporting materials together with an alternative Closing Statement, as applicable. During the Objection Period, NewCo and its Subsidiaries shall provide reasonable access to the personnel and books and records and other financial information relating to the Closing Statement as AT&T may reasonably request for the purpose of reviewing the Closing Statement and preparing a Notice of Objection; provided that such access shall be in a manner that does not interfere with the normal business operations of NewCo or any of its Subsidiaries.

(iii) If AT&T delivers a Notice of Objection to NewCo within the Objection Period, then any element of NewCo’s proposed Closing Statement that is not in dispute under such Notice of Objection at the expiration of the Objection Period shall be deemed final and binding for purposes of Section 2.3(a) or this Section 2.4, as applicable. Any disputed elements of the proposed Closing Statement (“Disputed Adjustment Amounts”) shall be resolved as set forth in this Section 2.4(c)(iii).

(A) The Parties shall endeavor in good faith to resolve the Disputed Adjustment Amounts listed in such Notice of Objection. If a written agreement determining the Disputed Adjustment Amounts has not been reached within 30 days (or such longer period as may be agreed by AT&T and Investor) following the delivery of the Notice of Objection, NewCo, as directed by Investor, and AT&T shall, within 30 days following the delivery of the Notice of Objection, summarize its position regarding such dispute in a written document and submit such summaries, together with the Notice of Objection, NewCo’s proposed Closing Statement, the Closing Statement Guidelines and any other document(s) NewCo, as directed by Investor, or AT&T desire to submit, to KPMG US LLP or to the office of another impartial nationally recognized firm of independent certified public accountants if mutually agreed in writing by AT&T and Investor (the “Accounting Expert”) who, acting as experts and not arbitrators, shall resolve the Disputed Adjustment Amounts and make any applicable adjustments to the Final Subscription Price, the Closing Cash Amount, the Minimum Cash Amount and the Closing Statement for purposes of Section 2.3(a) or this Section 2.4, as applicable. AT&T and NewCo, as directed by Investor, shall execute any agreement reasonably required by the Accounting Expert for its engagement hereunder.

(B) Within 30 days of the submission of all documentation with respect to the Notice of Objection to the Accounting Expert, the Accounting Expert shall render a decision regarding the Disputed Adjustment Amounts in accordance with this Section 2.4(c)(iii)(B). In making such decision, the Accounting Expert shall be bound by the Closing Statement Guidelines and the terms of this Agreement, shall only resolve the Disputed Adjustment Amounts, shall make all adjustments regardless of materiality and shall not assign a value to any such Disputed Adjustment Amount outside the range of values assigned to such Disputed Adjustment Amount in the Closing Statement and the Notice of Objection, respectively. The Accounting Expert shall not conduct an independent investigation but shall instead base its determination on the written submissions of the Parties delivered pursuant to this Section 2.4 with respect to the Disputed Adjustment Amounts.

(C) The Accounting Expert’s resolution of the Disputed Adjustment Amounts and its adjustments to the Closing Statement, the Final Subscription Price, the Closing Cash Amount and the Minimum Cash Amount set forth therein shall be conclusive and binding upon the Parties for purposes of Section 2.3(a) or this Section 2.4, as applicable. The Accounting Expert shall act as an expert, and not as an arbitrator, for the limited purpose of determining the resolution of the Disputed Adjustment Amounts and adjustments to the Closing Statement, the Final Subscription Price, the Closing Cash Amount and the Minimum Cash Amount and may not award damages, interest or penalties to any Party with respect to any matter. The Accounting Expert, once appointed, shall have no ex parte communications with the Parties concerning the Disputed Adjustment Amounts. All communications between any Party and the Accounting Expert shall be conducted in writing, with copies sent simultaneously to the other Parties in writing. The costs and expenses of the Accounting Expert shall be allocated between Investor and AT&T based upon the percentage of the contested amount submitted to the Accounting Expert that is ultimately awarded to Investor on the one hand or AT&T on the other hand, such that Investor bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to AT&T, and AT&T bears a percentage of such costs and expenses equal to the percentage of the contested amount awarded to Investor.

(D) The Final Subscription Price, Closing Cash Amount and Minimum Cash Amount shall be recalculated based upon the final determination (or deemed determination) of the Accounting Expert with respect to the Disputed Adjustment Amounts and the Final Subscription Price, Closing Cash Amount and Minimum Cash Amount, as so recalculated, shall be deemed to be conclusive and binding on the Parties for purposes of Section 2.3(a) or this Section 2.4, as applicable.

(iv) Within five Business Days following the final determination of the Final Subscription Price in accordance with Section 2.4(c)(ii) or Section 2.4(c)(iii):

(A) if the Estimated Subscription Price exceeds the Final Subscription Price, AT&T shall contribute to NewCo the absolute value of the difference between the Final Subscription Price and the Estimated Subscription Price and as promptly as practicable thereafter NewCo shall distribute such amount to Investor (by wire transfer of immediately available funds to the account designated in writing by Investor to AT&T) (which distribution, for the avoidance of doubt, shall not be a distribution subject to Section 7.1 of the NewCo Operating Agreement);

(B) if the Final Subscription Price equals the Estimated Subscription Price, then no adjustment to the Estimated Subscription Price shall be made and neither AT&T nor Investor shall pay any amounts to the other pursuant to this Section 2.4(c); or

(C) if the Final Subscription Price exceeds the Estimated Subscription Price, (x) each distribution by NewCo to Investor (or its Affiliates) pursuant to Section 7.1(b) of the NewCo Operating Agreement shall be reduced by the lesser of the amount of such distribution and such excess until the aggregate amount of such reductions is equal to such excess and (y) upon each such reduction in distribution amount in the foregoing clause (x), NewCo shall distribute to AT&T (by wire transfer of immediately available funds to the account designated in writing by AT&T to NewCo) the amount of such reduction (which distribution, for the avoidance of doubt, shall not be a distribution subject to Section 7.1 of the

NewCo Operating Agreement). For the avoidance of doubt, any such reduction in distributions to Investor under Section 7.1(b) of the NewCo Operating Agreement is intended as a reallocation of amounts that would otherwise have been paid to Investor and shall be deemed to have been distributed to Investor for purposes of any relevant calculations with respect to distributions under the NewCo Operating Agreement.

(v) AT&T and Investor acknowledge that the sole purpose of the determination of Closing Working Capital pursuant to this Section 2.4 is to adjust the Unadjusted Subscription Price so as to reflect the change in Closing Working Capital in comparison to Target Working Capital Upper Limit or Target Working Capital Lower Limit, as the case may be, resulting from the operation of the Business to determine the Final Subscription Price pursuant to the definition thereof.

(d) Exclusive Remedy. Notwithstanding anything to the contrary set forth herein, other than with respect to Fraud claims, the process set forth in this Section 2.4 shall be the sole and exclusive remedy of the Parties for any disputes related to items required to be included or reflected in the calculation of the Final Subscription Price, Closing Cash Amount and Minimum Cash Amount. No Investor Indemnified Party may recover Losses under Article VIII to the extent such Losses are specifically taken into account in the calculation of the Final Subscription Price, Closing Cash Amount or Minimum Cash Amount pursuant to this Section 2.4.

Section 2.5 Withholding. Notwithstanding anything to the contrary set forth herein, the Parties and any other applicable withholding agent shall be entitled to deduct and withhold from any consideration payable hereunder, or other payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, territory, local or non-U.S. Tax law. Investor, AT&T or the applicable withholding agent, as applicable, shall use commercially reasonable efforts to provide prior written notice to the other Party prior to any deduction or withholding pursuant to this Section 2.5 to provide a reasonable opportunity to avoid such deductions and withholding (other than in the case of compensatory payments to employees); provided, however, that nothing in this Section 2.5 will limit Investor’s, AT&T’s or any applicable withholding agent’s right to deduct or withhold in a timely manner to the extent required by applicable law. Any amounts so withheld shall be timely paid over to the appropriate Governmental Entity. To the extent that amounts are so deducted, withheld and to be paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

CLOSING

Section 3.1 Closing. The closing of the subscription and issuance of the Subscribed Units provided for in this Agreement (the “Closing”) shall occur at 10:00 a.m. New York City time, on the third Business Day following the date on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions at the Closing) has been satisfied or waived; provided that, notwithstanding the foregoing, in no event shall the Closing occur prior to July 1,

2021 without the prior written consent of AT&T and Investor (the “Inside Date”). The Closing shall occur (a) remotely via electronic exchange of documents and signatures, (b) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 or (c) at such other time and place or in such other manner as the Parties may mutually agree in writing. The date on which the Closing occurs is called the “Closing Date.”

Section 3.2 Closing Actions. On the terms and subject to the conditions set forth herein, at the Closing, the following actions shall be taken and the following agreements, certificates and other documents shall be executed and delivered by the Parties:

(a) NewCo Borrower shall consummate the Debt Financing (to the extent not consummated prior to the Closing) in accordance with Section 6.7, and NewCo Borrower shall (x) use (or cause to be used) a portion of the proceeds of the Debt Financing (other than the proceeds of any revolving credit facility borrowings on the Closing Date under the Debt Financing) to make a contribution to DIRECTV, LLC in an amount equal to $5,800,000,000 (the “Closing Date Payment”) and (y) use (or cause to be used) a portion of the proceeds of the Debt Financing to pay or fund the reimbursement of Financing Expenses and Shared Transaction Expenses in accordance with Section 3.3 and 10.5, as applicable.

(b) DIRECTV, LLC shall use the proceeds of the Closing Date Payment to repay in full the outstanding principal amount under the Existing Intracompany Indebtedness on the Closing Date.

(c) Investor shall, or shall cause one or more of its Affiliates to, as applicable, consummate the Equity Financing (to the extent not consummated prior to the Closing) and contribute the proceeds of the Equity Financing to NewCo (by wire transfer of immediately available funds to the account designated in writing by NewCo to Investor) as payment of the Estimated Subscription Price.

(d) NewCo and AT&T shall execute and deliver counterparts of a promissory note in the form set forth in Exhibit I (the “Promissory Note”) pursuant to which NewCo shall lend to AT&T Inc., and AT&T Inc. shall borrow from NewCo, an amount equal to the Estimated Subscription Price. Pursuant to the Promissory Note, NewCo shall distribute to AT&T Inc. (by wire transfer of immediately available funds to the account designated in writing by AT&T Inc. to NewCo) an amount in cash equal to the Estimated Subscription Price.

(e) NewCo shall issue to Investor, and Investor shall subscribe for and accept from NewCo, the Subscribed Units, free and clear of all Encumbrances (other than any transfer restrictions imposed by federal and state securities laws, under the NewCo Operating Agreement and the Delaware Act).

(f) NewCo shall issue to AT&T HoldCo, and AT&T HoldCo shall subscribe for and accept from NewCo, the Junior Preferred Units and Common Catch-Up Units, free and clear of all Encumbrances (other than any transfer restrictions imposed by federal and state securities laws, under the NewCo Operating Agreement and the Delaware Act).

(g) Each Party (and its applicable Affiliates) shall execute and deliver the NewCo Operating Agreement to the other Parties, and NewCo shall adopt the NewCo Operating Agreement.

(h) Each of NewCo, AT&T, Investor, or one or more of their respective Subsidiaries shall execute and deliver counterparts of each of the Ancillary Agreements to which it is a party.

(i) Each of AT&T and the Investor shall provide a properly completed and executed IRS Form W-9 to NewCo.

Section 3.3 Transaction Expenses. NewCo shall (a) reimburse AT&T for any Shared Transaction Expenses and Financing Expenses incurred by NewCo or its Subsidiaries prior to or at the Closing or by AT&T or its Affiliates prior to or at the Closing, (b) reimburse Investor for any Shared Transaction Expenses and Financing Expenses incurred by Investor or its Affiliates prior to or at the Closing and (c) pay any other Person to which any Shared Transaction Expenses and Financing Expenses incurred prior to or at the Closing are owed but not yet paid, in each case, at or within the later of (i) four Business Days of the Closing (which payments and reimbursements shall not be subject to Section 7.1 of the NewCo Operating Agreement) and (ii) the date upon which any disputed items in an Expense Reimbursement Statement are finally resolved pursuant to the dispute resolutions provisions in Section 13.8 of the NewCo Operating Agreement. By not later than 15 Business Days prior to the Closing Date, each of AT&T and Investor shall prepare and deliver to the other Parties a statement (an “Expense Reimbursement Statement”) setting forth any Shared Transaction Expenses and Financing Expenses for which AT&T or Investor, as applicable, expect it would be entitled to reimbursement pursuant to this Section 3.3 and the terms hereof. Each of AT&T and Investor shall consider in good faith any questions or comments by the other Parties on its respective Expense Reimbursement Statement, consult reasonably with the other Parties regarding any such questions or comments, and make any mutually agreed upon changes to its respective Expense Reimbursement Statement in response thereto. Following such consultation process, if AT&T and Investor have not mutually agreed upon each of the items in the Expense Reimbursement Statement, any such disputed items shall be resolved in accordance with the dispute resolutions provisions in Section 13.8 of the NewCo Operating Agreement. Such Shared Transaction Expenses and Financing Expenses shall be paid by the proceeds of the Debt Financing (and the Parties shall ensure that there shall be drawn thereunder an amount sufficient to pay such Shared Transaction Expenses and Financing Expenses) and shall not reduce the Closing Cash Amount.

Section 3.4 Closing Management and Business Plan.

(a) Unless otherwise agreed by Investor and AT&T prior to the Closing Date, the initial Chief Executive Officer of NewCo (the “NewCo CEO”), to serve in such capacity as of the Closing, shall be the individual set forth on Section 3.4(a) of the AT&T Disclosure Letter (as mutually agreed between Investor and AT&T).

(b) Following the Execution Date, AT&T and Investor shall form a committee (the “Management Selection Committee”) comprised of an equal number of senior individuals representing each of AT&T and Investor. The Management Selection Committee shall work with the NewCo CEO to determine, prior to the Closing and on the terms and subject to the conditions of the NewCo Operating Agreement, the mutually agreed initial roles, titles and responsibilities of the initial senior management team of NewCo (other than the NewCo CEO), and the individuals who shall fill such roles as of the Closing.

(c) Attached hereto as Exhibit O is an operating and capital budget for the Business covering full year 2021 through May 2022, which sets forth (i) the planned capital expenditures and (ii) the planned marketing expenditures during such period (the “Expenditures Plan”). The Parties acknowledge that it is the intent of AT&T and Investor to prepare prior to the Closing, in each case, in a form reasonably acceptable to AT&T and Investor: (x) a business plan for NewCo covering the period from the Closing through the second fiscal year-end following the Closing and (y) the post-Closing financial and accounting procedures or accounting policies for NewCo and other customary protocols for other post-Closing operational matters of NewCo.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AT&T

Except (a) as set forth in the disclosure letter delivered to Investor by AT&T concurrently with the execution and delivery of this Agreement (the “AT&T Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the AT&T Disclosure Letter with respect to any representation, warranty or covenant set forth herein shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure) or (b) to the extent relating to the Excluded Assets or the Excluded Liabilities, AT&T hereby represents and warrants to Investor as follows as of the date of this Agreement and the Closing:

Section 4.1 Organization, Good Standing and Qualification. Each of AT&T, NewCo, each AT&T Entity and each Transferred Subsidiary is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except in the case of the AT&T Entities and Transferred Subsidiaries as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by AT&T, NewCo, each AT&T Entity and each Transferred Subsidiary of its respective obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. AT&T, NewCo, each AT&T Entity and each Transferred Subsidiary (a) has all requisite corporate or similar power and authority to own, lease and operate the Transferred Assets currently held by it and to carry on such portion of the Business as is presently conducted by it and (b) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of Transferred Assets or conduct of the Business conducted by it requires such qualification, except in the case of clauses (a) and (b) where the failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by AT&T of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. None of AT&T, NewCo, each AT&T Entity and each Transferred Subsidiary is, in any material respect, in default or in violation of any provisions of its respective organizational documents.

Section 4.2 Transferred Subsidiaries.

(a) Section 4.2(a) of the AT&T Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of each Subsidiary that will, directly or indirectly, be Transferred to NewCo at or prior to the Closing (the “Transferred Subsidiaries”), together with its jurisdiction of organization, the number of outstanding shares of capital stock or other equity interests of each Transferred Subsidiary and the number of outstanding shares of capital stock or other equity interests (or, if not unitized, the percentage ownership interest) of each Transferred Subsidiary held by AT&T and its Subsidiaries (the “Transferred Subsidiary Shares”).

(b) All of the Transferred Subsidiary Shares have been duly authorized, and are validly issued, fully paid and non-assessable. AT&T or a Subsidiary of AT&T has good title to all such Transferred Subsidiary Shares, free and clear of all Encumbrances (other than Permitted Encumbrances, any transfer restrictions imposed by federal and state securities laws and those imposed under the NewCo Operating Agreement, applicable organizational documents and the Delaware Act), and, good and valid title to such Transferred Subsidiary Shares, free and clear of all Encumbrances (other than Permitted Encumbrances, any transfer restrictions imposed by federal and state securities laws and those imposed under the NewCo Operating Agreement, applicable organizational documents and the Delaware Act), shall pass to NewCo and its Subsidiaries at or prior to the Closing, other than the Units held by AT&T HoldCo, which shall constitute Excluded Assets.

(c) There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which the Transferred Subsidiaries are or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any such Transferred Subsidiary Shares, or any securities or obligations exercisable or exchangeable for or convertible into, such Transferred Subsidiary Shares, or any “tag-along,” “drag-along” or similar rights with respect to such Transferred Subsidiary Shares, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Transferred Subsidiary Shares are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Transferred Subsidiary Shares. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Transferred Subsidiary Shares.

(d) No Transferred Subsidiary owns, directly or indirectly, any capital stock or other equity interests of any Person (other than another Transferred Subsidiary) or has any direct or indirect equity or ownership interest in any business (other than that of another Transferred Subsidiary), or is a member of or participant in any partnership, joint venture or similar Person (other than another Transferred Subsidiary).

Section 4.3 NewCo.

(a) AT&T owns, directly or indirectly, all of the Units as of the Execution Date. As of immediately following the Closing, the authorized capital stock and capital structure of NewCo and ownership of the Units shall be as set forth in the NewCo Operating Agreement.

(b) All of the Units have been duly authorized, and are validly issued, fully paid and non-assessable. AT&T has good title to all Units, free and clear of all Encumbrances (other than any transfer restrictions imposed by federal and state securities laws and those imposed under the NewCo Operating Agreement and the Delaware Act) and, as of immediately prior to the Closing and at the Closing, the full right, power and authority to transfer and deliver to Investor valid title to the Subscribed Units, and upon delivery by NewCo of the Subscribed Units at Closing, good and valid title to the Subscribed Units, free and clear of all Encumbrances, shall pass to Investor.

(c) NewCo was formed solely for the purpose of engaging in the Transactions and serving as the holding company for the Business as of and following the Closing. Except for obligations and liabilities incurred in connection with its formation and the Transactions, NewCo has not and will not (until after Closing) have (i) incurred, directly or indirectly, any obligations, (ii) engaged in any business activities of any type or kind whatsoever, directly or indirectly, (iii) entered into any agreements or arrangements with any Person, or (iv) acquired any material assets or liabilities other than those incidental to its existence.

(d) Other than as set forth in the NewCo Operating Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which NewCo is or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any such Units, or any securities or obligations exercisable or exchangeable for or convertible into, such Units, or any “tag-along,” “drag-along” or similar rights with respect to such Units, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Other than as set forth in the NewCo Operating Agreement, the Units are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Units. There are no phantom stock or similar rights providing economic benefits based, directly or indirectly, on the value or price of the Units.

(e) As of the Execution Date, NewCo does not own, directly or indirectly, any capital stock or other equity interests of any Person or have any direct or indirect equity or ownership interest in any business, and is not a member of or participant in any partnership, joint venture or similar Person.

Section 4.4 Authority; Approval. Each of AT&T, NewCo and each AT&T Ancillary Counterparty has all requisite corporate or other organizational power and authority to execute and deliver each of the Transaction Documents to which it is or shall be a party, to perform its obligations thereunder and to consummate the Transactions and the transactions contemplated by the Ancillary Agreements. The execution, delivery and performance of this Agreement by AT&T, AT&T HoldCo and NewCo has been duly and validly authorized by all necessary organizational action on the part of AT&T, AT&T HoldCo and NewCo, as applicable. The execution, delivery and performance of each of the Ancillary Agreements to which AT&T, NewCo, AT&T HoldCo or the applicable AT&T Ancillary Counterparty is or will be a party has been, or at the Closing will be, duly and validly authorized by all necessary corporate or other action on the part of such Person. This Agreement has been, and each of the Ancillary Agreements will be at Closing, duly executed and delivered by AT&T, NewCo, AT&T HoldCo and each AT&T Ancillary Counterparty and, when executed and delivered by Investor and the other parties hereto and thereto, will constitute a valid and binding agreement of AT&T, NewCo, AT&T HoldCo and each such AT&T Ancillary Counterparty, enforceable against such party pursuant to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

Section 4.5 Governmental Filings; No Violations.

(a) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) required under the HSR Act (if applicable) or the non-U.S. Antitrust Laws set forth on Section 4.5(a)(i) of the AT&T Disclosure Letter, (ii) required under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended (the “Securities Act”), (iii) with or to the Federal Communications Commission (the “FCC”) pursuant to the Communications Act of 1934, as amended (the “Communications Act”), or applicable rules and regulations promulgated thereunder (together with the Communications Act, the “Communications Laws”), (iv) with or to any local or state Governmental Entities with jurisdiction to grant or otherwise oversee State and Local Operating Authority for businesses offering video and audio services, (v) with or to the non-U.S. and transnational regulatory bodies (each, a “Non-U.S. Regulator”) and the non-U.S. and transnational Governmental Entities and other entities identified in Section 4.5(a)(v) of the AT&T Disclosure Letter pursuant to applicable Non-U.S. Regulatory Laws or (vi) as set forth on Section 4.5(a)(vi) of the AT&T Disclosure Letter (collectively, the “Required Approvals”), no notices, reports or other filings are required to be made by AT&T, NewCo or any of the AT&T Entities with, nor are any Permits required to be obtained by AT&T, NewCo or any of the AT&T Entities from, any Governmental Entity, in connection with the execution, delivery and performance of the Transaction Documents by AT&T, NewCo or any AT&T Entity or the consummation of the Transactions and the transactions contemplated by the Ancillary Agreements, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by AT&T of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

(b) To the Knowledge of AT&T, there is no reason that any Required Approvals will not be received on a timely basis or that the performance by AT&T or any of its Affiliates of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby would reasonably be expected to be prevented, materially delayed or materially impeded.

(c) The execution, delivery and performance by AT&T, NewCo and the AT&T Entities of the Transaction Documents to which they are a party do not, and the consummation of the Transactions and the transactions contemplated by the Ancillary Agreements shall not, conflict with or result in any violation of or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the Transferred Assets under any provision of (i) the certificate of incorporation, bylaws or comparable governing documents of AT&T, NewCo or any AT&T Entity, (ii) any Material Contract binding upon AT&T, NewCo or any AT&T Entities or (iii) assuming (solely with respect to performance of the Transaction Documents and consummation of the Transactions and the transactions contemplated by the Ancillary Agreements) compliance with the Required Approvals, any Law to which AT&T, NewCo or any AT&T Entity, the Business and the Transferred Assets are subject except, in the case of clauses (ii) and (iii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by AT&T of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

Section 4.6 Financial Statements.

(a) The unaudited balance sheets and the corresponding unaudited statements of income as at and for the fiscal years ended December 31, 2018 and December 31, 2019 of the Business, set forth in Section 4.6(a) of the AT&T Disclosure Letter (the “Financial Statements”) were derived from the financial data inputs into the audited financial statements of AT&T for the years 2018 and 2019, and the financial accounting and reporting systems of AT&T. The unaudited balance sheet (the “Most Recent Balance Sheet”) and the corresponding unaudited statements of income, as at and for the 9-month period ended September 30, 2020 (the “Most Recent Balance Sheet Date”) of the Business, set forth in Section 4.6(a) of the AT&T Disclosure Letter (the “Interim Financial Statements”) were derived from the financial data inputs into the unaudited financial statements of AT&T as at and for the 9-month period ended the Most Recent Balance Sheet Date and the financial accounting and reporting systems of AT&T. The Financial Statements and the Interim Financial Statements were prepared solely for purposes of this Agreement.

(b) The Financial Statements fairly present in all material respects the financial position of the Business and the results of its operations, taken as a whole, as of the respective dates thereof and for the respective periods covered thereby, in accordance with GAAP, except as otherwise indicated therein and for the impacts of goodwill and intangible impairment analyses. To the Knowledge of AT&T and having regard for the purpose for which the Interim Financial Statements were prepared, the Interim Financial Statements present a reasonable view of the results of operations of the Business at the date and for the period covered by such statements, in accordance with the Transaction Accounting Principles. The Financial Statements and Interim Financial Statements, in each case, subject to (i) the fact that the Business was not operated on a stand-alone basis during such periods and (ii) the fact that the Financial Statements and Interim Financial Statements (and the allocations and estimates made by the management of AT&T in preparing such Financial Statements and Interim Financial Statements) (A) are not necessarily indicative of the costs that would have resulted if the Business had been operated on a stand-alone basis during such periods and (B) shall not be indicative of any such costs to NewCo and its Subsidiaries that shall result following the Closing. Since January 1, 2017, (i) there has not been any material fraud with respect to the Business or the Transferred Subsidiaries that involves the management, officers or any other current or former employee, director or manager of the Business or the Transferred Subsidiaries who has (or had) an active role in the preparation of financial statements or the internal accounting controls used by AT&T with respect to the Business and (ii) as of the Execution Date, there has not been any written claim or allegation delivered to AT&T regarding any such fraud.

(c) The information set forth on Section 4.6(c) of the AT&T Disclosure Letter was prepared by AT&T in good faith based on the books and records of AT&T and its Subsidiaries and, as of the time the information was prepared, to the Knowledge of AT&T, is true and accurate, except as would not, in the aggregate, reasonably be expected to be material to the Business taken as a whole.

Section 4.7 Absence of Certain Changes.

(a) From the Most Recent Balance Sheet Date to the Execution Date, the Business has been conducted in the Ordinary Course in all material respects (except for actions related to the negotiation, execution or delivery of this Agreement or the Transactions or as otherwise contemplated by this Agreement or the other Transaction Documents (or the sales process relating to the potential sale of the Business)) and there has not been (i) any material damage, abandonment, failure to maintain, lapse, expiration, destruction or other casualty loss with respect to any material Transferred Asset, whether or not covered by insurance or (ii) any action taken by AT&T or any of its Subsidiaries that, if taken during the period from the Execution Date through the Closing Date without Investor’s consent, would constitute a breach of Section 6.1 except with respect to Section 6.1(a)(i) (Dividend Payments), (v) (Encumbrances), (vi) (Indebtedness), (vii) (Material Contracts), (xi) (Business Employees Compensation), (xii) (Benefits Plan), (xiii) (Business Employee Hiring/Termination), (xiv) (Business Employee Transfer), (xviii) (Union Employee Surpluses) or (xxii) (solely to the extent related to the foregoing clauses (i)¸ (v), (vi), (vii), (xi), (xii), (xiii) and (xiv)).

(b) From the Most Recent Balance Sheet Date to the Execution Date, there has not been any Change to the business, assets, financial condition or results of operations of the Business and the Transferred Subsidiaries, taken as a whole, which has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.8 No Undisclosed Liabilities. There are no Assumed Liabilities of the Business required under the Transaction Accounting Principles to be reflected or reserved against on a balance sheet other than Liabilities that (a) have been reserved against or reflected in the Interim Financial Statements, (b) were incurred since the Most Recent Balance Sheet Date in the Ordinary Course, (c) are Excluded Liabilities or Permitted Encumbrances or relate to any Excluded Assets, (d) have been incurred pursuant to this Agreement, (e) have been incurred in the performance of obligations under Contracts to which AT&T, any AT&T Entity or any Transferred Subsidiary is a party in the Ordinary Course or (f) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.9 Litigation.

(a) As of the Execution Date, there are, and since January 1, 2018 have been, no civil, criminal or administrative actions, suits, demands, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of AT&T, threatened in writing against AT&T, any of the AT&T Entities or any of the Transferred Subsidiaries Related to the Business that would, individually or in the aggregate, reasonably be expected to adversely affect the Business in any material respect or prevent, materially delay or materially impede the performance by AT&T of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

(b) As of the Execution Date, neither AT&T, any AT&T Entity or any Transferred Subsidiary is, or since January 1, 2018 has been, party to or is subject to (i) the provisions of any investigation or inquiry (in each case, to the extent AT&T has received written notice thereof) or Order of any Governmental Entity Related to the Business or (ii) any agreement to settle or compromise any Action pending or threatened in writing against it by any Governmental Entity which has involved or will involve any obligation other than the payment of money or which the Business is or will be subject to any continuing obligation, including with respect to customer service, technical performance, network management, accessibility, billing, or calculation of charges or fees, in each case, which would, individually or in the aggregate, reasonably be expected to adversely affect the Business in any material respect or prevent, materially delay or materially impede the performance by AT&T of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. As of the Execution Date, neither AT&T, any AT&T Entity nor or any Transferred Subsidiary is bound by any outstanding Order Related to the Business that would reasonably be expected to impair in any material respect of the operation of the Business as it is conducted as of the Execution Date.

Section 4.10 Compliance with Laws; Permits.

(a) Since January 1, 2018, the Business has not been, and is not being, conducted in violation of any Laws, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Execution Date, since January 1, 2018, each of AT&T, the AT&T Entities and the Transferred Subsidiaries has not received any written communication alleging any noncompliance with any such Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole.

(b) Each of AT&T, the AT&T Entities and the Transferred Subsidiaries holds, and is in compliance with, all Permits issued or granted by a Governmental Entity that are necessary to conduct such portion of the Business as presently conducted by it, and each such Permit is valid and unexpired, except those the absence of which or the failure to be in compliance with would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole.

(c) Each of AT&T, the AT&T Entities and the Transferred Subsidiaries holds, and is in compliance with, a valid, unexpired State and Local Operating Authority issued or granted by a Governmental Entity for each area it serves, that are necessary (to the extent applicable) to conduct such portion of the Business as presently conducted by it, or as conducted by it for the relevant period required under the respective State and Local Operating Authority, except those the absence of which or the failure to be in compliance with would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole. Section 4.10(c) of the AT&T Disclosure Letter sets forth a correct and complete list of each State and Local Operating Authority issued by a Governmental Entity, as well as the issuance and expiration dates and the name of the Person holding such State and Local Operating Authority. To the extent applicable, each of AT&T, the AT&T Entities and Transferred Subsidiaries is in compliance with each of its State and Local Operating Authorities, except those the failure to be in compliance with would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Execution Date, there is no pending or, to the Knowledge of AT&T, threatened in writing before any Governmental Entity, any material proceeding, notice of violation, order of forfeiture, inquiry, administrative action, complaint or investigation relating to any of the State and Local Operating Authorities reasonably expected to result in the revocation, suspension, cancellation, or rescission of any State and Local Operating Authority.

(d) To the Knowledge of AT&T, since January 1, 2019, no director, officer, employee, agent, or other Person acting on behalf or for the benefit of the Business or any of its Subsidiaries, and none of the Business’ and its Subsidiaries’ respective Affiliates or any Representatives of any such Affiliate:

(i) has offered, promised, provided, or authorized the provision of any money, property, contribution, gift, entertainment or other thing of value, directly or indirectly, to any government official (including any officer or employee of a government or government-owned or –controlled entity or of a public international organization, or any political party or party official or candidate for political office), or any other Person acting in an official capacity, to influence official action or secure an improper advantage in violation of an Anti-Corruption Law; nor

(ii) is a Restricted Party nor has engaged in, nor is it now engaged in, any dealings or transactions with or for the benefit of any Restricted Party, nor has otherwise violated Sanctions.

(e) Since January 1, 2019, each of the Transferred Subsidiaries and the AT&T Entities have not violated in any material respect, nor are in violation of in any material respect, any Anti-Money Laundering Laws.

(f) Since January 1, 2019, each of the Transferred Subsidiaries and the AT&T Entities and, to the Knowledge of AT&T, any of the Business’s and its Subsidiaries’ respective Affiliates or Business Employees, have obtained export licenses and permissions as required by, and otherwise have operated, and are presently in compliance with the Export Control Laws, except those the absence of which or the failure to be in compliance with would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) As of the Execution Date, since January 1, 2018, neither the Transferred Subsidiaries, the AT&T Entities (with respect to the Business) nor, to the Knowledge of AT&T, any of the Business Employees, have been the subject of any formal investigations by a Governmental Entity related to Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or Export Control Laws, and no formal investigation by any Governmental Entity with respect to Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions or Export Control Laws is pending or threatened in writing, except those the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) Each of the Transferred Subsidiaries and the AT&T Entities (with respect to the Business) have established and continue to maintain reasonable internal controls and procedures designed to prevent their officers, employees, contractors, sub-contractors, service providers, agents and intermediaries from undertaking any activity, practice, or conduct relating to the business of the Transferred Subsidiaries and the AT&T Entities that would constitute an offense under the Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, or Export Control Laws.

Section 4.11 Communications Licenses and Copyright Royalty Filings and Fees.

(a) The Business is conducted in a manner which is in conformity with the ITU Radio Regulations, all applicable rules of the FCC and any other radio communications licensing authority with jurisdiction, the ITU Table of Frequency Allocations and the Table of Frequency Allocations of the FCC and any other radio communications licensing authority with jurisdiction, and the ITU plan for use of frequencies by satellites in the broadcasting-satellite service and related feeder links in Region 2, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole.

(b) Section 4.11(b) of the AT&T Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of (i) each Permit that is issued or granted by the FCC that is Related to the Business (each a “FCC License”), which list includes all FCC Licenses necessary to conduct the Business and (ii) all Permits (other than the FCC Licenses) Related to the Business issued or granted to AT&T, an AT&T Entity or a Transferred Subsidiary by any Governmental Entity, authorizing AT&T, an AT&T Entity or a Transferred Subsidiary to provide video or broadcasting services, including direct broadcast satellite services, or to own, operate or install video or broadcasting networks and facilities, including satellites, or to use radio frequencies in each case in connection with the Business (collectively with the FCC Licenses, the “Communications Licenses”). Each of AT&T, the AT&T Entities and Transferred Subsidiaries is in compliance with each of its Communications Licenses, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole. As of the Execution Date, there is no pending or, to the Knowledge of AT&T, threatened in writing before any Governmental Entity, any material proceeding, notice of violation, order of forfeiture, inquiry, administrative action, complaint or investigation relating to any of the Communications Licenses reasonably expected to result in the revocation, suspension, cancellation, or rescission of any material Communications License or other impairment in any material respect of the operation of the Business as it is conducted as of the Execution Date, except (x) proceedings to amend any applicable Law not directed to AT&T, an AT&T Entity or a Transferred Subsidiary or (y) proceedings of general applicability to the satellite industry.

(c) For each Communications License, Section 4.11(c) of the AT&T Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of the frequencies authorized under such Communications License, if applicable, as well as the issuance and expiration dates, the name of the Person holding such Communications License and the services authorized to be provided with such spectrum.

(d) Since January 1, 2019, AT&T and any AT&T Affiliates have filed with the United States Copyright Office all required statements of account with respect to the operation of the Business during calendar years 2018, 2019 and 2020 that, as of the Execution Date, were required to have been filed in accordance with sections 111 and 119 of the Copyright Act of 1976, as amended, and the regulations promulgated pursuant thereto and have paid all royalty fees due pursuant to such statutory licenses. There is, to the Knowledge of AT&T, no unresolved or otherwise pending inquiry from the Copyright Office, or pending or threatened litigation relating to any statement of account, without limitation as to when such statement of account was filed or due.

Section 4.12 Material Contracts

(a) Section 4.12(a) of the AT&T Disclosure Letter sets forth a list of the following Contracts as of the Execution Date (together with any such Contracts entered into after the date of this Agreement that would meet the criteria set forth in this Section 4.12(a) if entered into as of the date of this Agreement, each, a “Material Contract”):

(i) each Transferred Contract that contains a put, call or similar right pursuant to which NewCo or its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets at a purchase price which would reasonably be expected to exceed, or the fair market value of the equity interests or assets of which would be reasonably expected to exceed, $1,000,000, or other Transferred Contract that relates to the disposition or acquisition, or merger or business combination, of equity, assets or properties (whether of the Transferred Subsidiaries or the Business, or of another business) valued in excess of $10,000,000;

(ii) each Transferred Contract with (A) the top 25 programming content or product providers (counting providers that are affiliated with each other as a single provider for purposes hereof) of the Business measured by annual expenditure in fiscal year 2020 and (B) any sports league programming agreement not included in the foregoing clause (A);

(iii) each Transferred Contract that is a top 25 retransmission consent agreement measured by annual expenditure in fiscal year 2020 (to the extent not included under Section 4.12(a)(ii)) (provided, that, within 15 Business Days following the Execution Date, AT&T shall use its commercially reasonable efforts to make available to Investor all such Material Contracts to the extent not provided prior to the Execution Date);

(iv) each Transferred Contract that provides for the operation or maintenance of Satellites, or for the lease, sale or purchase of transponders located upon Satellites;

(v) each Transferred Contract under which AT&T, the AT&T Entities, NewCo or the Transferred Subsidiaries (A) grants to any Third Party any license (1) under any material NewCo IPR that is an exclusive license or (2) that involves annual payments to NewCo or the Transferred Subsidiaries of more than $500,000 (other than any indirect dealer or retailer Contract authorizing dealers or retailers to use NewCo IPR); or (B) is granted any license under the Intellectual Property Rights of any Third Party that is material to the Business and that involves annual expenditures greater than $1,000,000 (but excluding any Contract for commercially available off-the-shelf software);

(vi) each Transferred Contract with a customer, third party vendor, supplier or distributor, in each case, that resulted in annual expenditures by, or revenues to, NewCo and its Subsidiaries in excess of $10,000,000 in the aggregate during fiscal year 2020 and is reasonably expected to result after the Closing in annual expenditures by or revenues to NewCo and its Subsidiaries in excess of $10,000,000 in the aggregate;

(vii) each Transferred Contract with a third party with respect to advertising for the Business reasonably expected to result after the Closing in annual expenditures by NewCo or its Subsidiaries in excess of $1,000,000 in the aggregate;

(viii) any Intercompany Contract reasonably expected to result after the Closing in total annual payments received or annual expenditures by NewCo or its Subsidiaries in excess of $1,000,000 in the aggregate;

(ix) each Transferred Contract concerning the establishment or operation of a partnership, strategic alliance, joint venture, or limited liability company (with respect to any Person that is not a wholly-owned Subsidiary of AT&T), or other similar agreement or arrangement, in each case, that is material to the Business;

(x) each Transferred Contract creating Indebtedness in amounts in excess of $10,000,000 in the aggregate or guaranteeing any such obligations;

(xi) each Transferred Contract which (A) imposes a material restriction on the geographies or businesses in which the Business may operate other than non-exclusive license agreements entered into in the ordinary course of business, (B) contains certain exclusivity obligations or similar restrictions binding on the Business or that would be binding on NewCo and its subsidiaries after Closing or (C) pursuant to which the Business provides any material pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers, including agreements containing “most favored nation” provisions;

(xii) each Transferred Contract that is a settlement, conciliation, or similar agreement with any Governmental Entity that imposes any material payment obligations or material restrictions on the Business following the Closing;

(xiii) each Collective Bargaining Agreement or other Transferred Contract with any Union; and

(xiv) each other Transferred Contract involving any Governmental Entity for which the aggregate payments to or from NewCo or its Subsidiaries are reasonably expected to be in excess of $10,000,000 or otherwise involve material obligations of NewCo or its Subsidiaries following the Closing.

(b) As of the Execution Date, except for the Contracts set forth in Section 4.12(a)(iii) (which AT&T will make available to Investor following the Execution Date in accordance with Section 4.12(a)(iii)), AT&T has delivered to, or made available to, Investor correct and complete copies of each written Material Contract, including each amendment thereto as in effect as of the Execution Date (subject to AT&T’s redaction of certain commercially or competitively sensitive information therein). As of the Execution Date, each of the Material Contracts is valid, binding and enforceable on AT&T, any of the AT&T Entities or any of the Transferred Subsidiaries, as the case may be, and to the Knowledge of AT&T, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no violation of, or default under, any such Material Contract by AT&T, any of the AT&T

Entities or any of the Transferred Subsidiaries, as the case may be, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by AT&T, any of the AT&T Entities or any of the Transferred Subsidiaries, as the case may be, or would permit or cause the termination or modification thereof or acceleration or creation of any right or obligation thereunder, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Execution Date, to the Knowledge of AT&T, there is no violation of, or default under, any Material Contract by any counterparty to any Material Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the counterparty, or would permit or cause the termination or modification thereof or acceleration or creation of any right or obligation thereunder, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Execution Date, AT&T has not received notice that any counterparty to a Contract required to be set forth in subsections (a)(ii), (a)(iii) or (a)(vi) above has taken action to, or will take action to (i) cancel or terminate or modify its relationship with the Business in a manner materially adverse to the Business, the Transferred Subsidiaries or (following the Closing) NewCo or its Subsidiaries, its relationship, (ii) materially reduce the amount or value of goods or services that it is willing to purchase from or sell to the Business, the Transferred Subsidiaries or (following the Closing) NewCo or its Subsidiaries, or (iii) materially increase the price of goods or services that it has previously provided to the Business, the Transferred Subsidiaries or (following the Closing) NewCo or its Subsidiaries. As of the Execution Date, AT&T is not involved with respect to the Business in any material claim or dispute with any counterparty to a Contract required to be set forth in subsections (a)(ii), (a)(iii) or (a)(vi) above.

Section 4.13 Sufficiency of Assets. Except for the Excluded Assets, Supported Rights and Services, Intercompany Contracts and the services listed on Schedule II to the Transition Services Agreement and the services and assets listed on Section 4.13 of the AT&T Disclosure Letter, the Transferred Assets and the Transferred Subsidiary Shares, when taken together with the transitional and operational services to be provided following the Closing to NewCo and its Subsidiaries under the Transition Services Agreement or the other Transaction Documents and the Excluded AT&T Leased Property and other actions contemplated by this Agreement, constitute all of the assets, properties and rights of AT&T and the AT&T Entities necessary for NewCo and its Subsidiaries to conduct the Business in all material respects as currently conducted, assuming all Consents required in connection with the consummation of the Transactions and the transactions contemplated by the Ancillary Agreements have been obtained and all Permits have been transferred.

Section 4.14 Satellite Systems.

(a) Section 4.14(a) of the AT&T Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of each satellite Related to the Business (A) owned by AT&T, an AT&T Entity or a Transferred Subsidiary, whether or not in orbit, (B) on which AT&T, an AT&T Entity or a Transferred Subsidiary now leases or has the right to lease capacity or (C) in production which is or will be owned by AT&T, an AT&T Entity or a Transferred Subsidiary or with respect to which AT&T, an AT&T Entity or a Transferred Subsidiary has or will have a right to use any capacity (each, a “Satellite”), listing each Satellite by its owner, current and any other authorized orbital location, and, if the Satellite is in production, the anticipated launch date and expected lifetime.

(b) Section 4.14(b) of the AT&T Disclosure Letter sets forth, for each Satellite currently in operation, a correct and complete list, as of the Execution Date, of the current estimated orbital maneuver life of such Satellite considering all anomalies described in the Health Status Reports. With respect to each Satellite, AT&T has made available to Investor correct and complete copies of the current material cumulative record detailing its health and performance, any satellite-related incidents and anomalies, any information from the satellite manufacturer relating to potential health and performance and any information relating to degradation of performance with respect to satellite service life as of the dates of each such report (collectively, the “Health Status Reports”). Except as described in the Health Status Reports, to the Knowledge of AT&T, as of the Execution Date, there are no satellite-related incidents or anomalies experienced by any Satellite that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Section 4.14(c)(i) of the AT&T Disclosure Letter sets forth a correct and complete description of the current status, as of the Execution Date, of the frequency registrations at the International Telecommunication Union (“ITU”) for each Satellite and for each orbital location intended for future use by AT&T, an AT&T Entity or a Transferred Subsidiary; provided, that such information for Satellites not licensed to AT&T, an AT&T Entity or a Transferred Subsidiary is provided to the Knowledge of AT&T. For those networks not already entered into the ITU’s Master International Frequency Register, Section 4.14(c)(ii) of the AT&T Disclosure Letter sets forth the ITU coordination request reference numbers and publication dates (or equivalent information for advance publication whenever coordination requests are still unpublished); identity of the filing administration; frequency bands covered; geographical coverage area; and the ITU required dates for bringing the satellite network into use, submission of due diligence information to the ITU and ITU filing notification; provided, further, that such information for Satellites not licensed to AT&T, an AT&T Entity or a Transferred Subsidiary is provided to the Knowledge of AT&T.

(d) Section 4.14(d)(i) of the AT&T Disclosure Letter sets forth a list, as of the Execution Date, of all Coordination Agreements executed by AT&T, an AT&T Entity or a Transferred Subsidiary with respect to the orbital locations and frequency bands set forth in Section 4.14(d)(ii) of the AT&T Disclosure Letter other than Coordination Agreements for Satellites which are not owned or operated by AT&T, an AT&T Entity or a Transferred Subsidiary. To the Knowledge of AT&T, as of the Execution Date, there are no conflicting claim(s) with respect to the right to use the ITU frequency assignment(s) set forth in Section 4.14(d)(iii) of the AT&T Disclosure Letter that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) As of the Execution Date, none of AT&T, any AT&T Entity or any Transferred Subsidiary has rights under any Concession Agreement with respect to the frequency assignments set forth in Section 4.14(e) of the AT&T Disclosure Letter, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Set forth on Section 4.14(f) of the AT&T Disclosure Letter is a correct and complete list, as of the Execution Date, of each Earth Station, including its location. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each item of equipment actively used in connection with each Earth Station is in relatively good operating condition and repair and suitable for its intended purposes, taking into account obsolescence, end of equipment life and normal wear and tear. To the Knowledge of AT&T, no other radio communications facility is causing or would reasonably be expected to cause objectionable interference to the transmissions from or the receipt of signals by any Satellite or Earth Station, except for any instances of interference that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of AT&T, there are no coordination issues with any other radio communications facility licensee that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.15 Environmental Matters. Except with respect to any matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) each of AT&T, the AT&T Entities and the Transferred Subsidiaries is and, since January 1, 2019, has been in compliance with all Environmental Laws applicable to the Business, which such compliance includes possessing and complying with all Permits required under Environmental Law for the operation of the Business, and there are no Actions pending or, to the Knowledge of AT&T, threatened, the effect of which would be to modify, terminate, suspend, not renew or materially modify any such Permit; (ii) there has been no release of Hazardous Substances by either AT&T, the AT&T Entities or the Transferred Subsidiaries or, to the Knowledge of AT&T, any other Person, at, on, upon, into or from any of the properties currently or formerly owned, leased or operated by AT&T, the AT&T Entities or the Transferred Subsidiaries in connection with the Business, which such release occurred in a manner or to a degree that requires reporting, investigation, remediation or other response by AT&T, the AT&T Entities or the Transferred Subsidiaries pursuant to Environmental Law, or that would reasonably be expected to result in NewCo or the Transferred Subsidiaries incurring any material Assumed Liability under any applicable Environmental Law; (iii) as of the Execution Date, except with respect to matters that have been resolved, neither AT&T, the AT&T Entities nor the Transferred Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that AT&T, the AT&T Entities or the Transferred Subsidiaries may be in material violation of Environmental Law in connection with the operation of the Business or subject to any material liability that would be an Assumed Liability under any applicable Environmental Law; (iv) neither AT&T, the AT&T Entities nor the Transferred Subsidiaries is in material violation of, or has any material ongoing obligations pursuant to, any orders, decrees, injunctions or other agreements concerning any actual or alleged violation of, or liability under Environmental Law with respect to the Business; and (v) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither AT&T, the AT&T Entities nor the Transferred Subsidiaries is party to any agreement obligating it to indemnify a third party against any liability that would be an Assumed Liability, which such liability would not otherwise be a liability of AT&T, the AT&T Entities or the Transferred Subsidiaries.

Section 4.16 Taxes.

(a) NewCo and each Transferred Subsidiary has (A) timely filed all material Tax Returns required to be filed by it and (B) timely paid all material amounts of Taxes required to be paid by it under applicable Law (whether or not shown on any Tax Return). All such Tax Returns are correct and complete in all material respects.

(b) No material extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of NewCo or any Transferred Subsidiary (other than with respect to extensions of time to file Tax Returns obtained in the Ordinary Course).

(c) NewCo and each Transferred Subsidiary has withheld and paid all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any Person.

(d) There are no liens for Taxes (except to the extent described in clause (c) of the definition of “Permitted Encumbrances”) upon any of the assets, properties or equity of NewCo and each Transferred Subsidiary.

(e) As of the Execution Date, there are no U.S. federal, state, local or non-U.S. Tax audits, litigation, or other proceedings currently pending with regard to any material Taxes of NewCo or any Transferred Subsidiary.

(f) As of the Execution Date, no unresolved dispute, audit, investigation, proceeding or claim concerning material Taxes of NewCo or any of the Transferred Subsidiaries has been raised or threatened by a Governmental Entity in writing. No claim has ever been made in writing by a Governmental Entity in a jurisdiction where NewCo or any Transferred Subsidiary does not file a specific Tax Return that NewCo or any Transferred Subsidiary is, or may be, required to file a specific material Tax Return with, or is subject to a specific kind of material Tax by, that jurisdiction.

(g) Since December 31, 2019, neither NewCo nor any of the Transferred Subsidiaries has, except in the Ordinary Course, filed any material amended Tax Return in a manner inconsistent with past practice, made, changed or revoked any material Tax election or settled or compromised any material income Tax liability, settled any audit, assessment, dispute, proceeding or investigation in respect of a material amount of Taxes, surrendered any right to claim a material Tax refund, consented to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, entered into any Contract in respect of a material amount of Taxes with any Governmental Entity, elected or changed any method of material accounting for Tax purposes, incurred any material Taxes outside the Ordinary Course, or changed any material annual Tax accounting period, in each case, other than as required by applicable Law.

(h) Since December 31, 2016, no closing agreements, private letter rulings, technical advice memoranda or similar written agreements or rulings related to material Taxes or material Tax Returns have been entered into or issued by any Governmental Entity with or in respect of NewCo or any of the Transferred Subsidiaries.

(i) Neither NewCo nor any Transferred Subsidiary is or has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(j) Neither NewCo nor any Transferred Subsidiary has ever been a member of an “affiliated group” within the meaning of Section 1504(a) filing a consolidated U.S. federal income Tax Return (other than the “affiliated group,” as defined in Section 1504(a), the common parent of which is AT&T). Neither NewCo nor any Transferred Subsidiary is a party to, bound by, or subject to any obligation under, any contractual obligation relating to Tax sharing or Tax allocation, other than with respect to contracts the primary purpose of which is unrelated to Tax. Neither NewCo nor any Transferred Subsidiary has any liability for the Taxes of any person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor.

(k) Neither NewCo nor any of the Transferred Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) an adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) by reason of a change in (or improper use of a) method of accounting on or prior to the Closing Date; (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or before the Closing Date; (iii) an intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) in existence on or prior to the Closing Date; (iv) an installment sale or open transaction disposition made on or prior to the Closing Date; or (v) a prepaid amount received on or prior to the Closing Date.

(l) Neither NewCo nor any Transferred Subsidiary has made any election under Section 965(h) of the Code. No Foreign Transferred Subsidiary is a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) for any taxable period ending before the date hereof or is reasonably expected to be a PFIC for any taxable period ending on or after the date hereof as a result of facts and circumstances prior to the Closing.

(m) Neither NewCo nor any of the Transferred Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction occurring during the two year period ending on the date of this Agreement that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code except with respect to the Pre-Closing Reorganization.

(n) Schedule 4.16(n) sets forth (i) the U.S. federal income Tax classification of each Transferred Subsidiary and (ii) the expected U.S. federal income Tax classification of each Transferred Subsidiary as of the Closing Date.

(o) Neither NewCo nor any Transferred Subsidiary has (i) made any election to defer any payroll Taxes under the CARES Act or (ii) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

(p) Notwithstanding anything to the contrary set forth herein, except as set forth in clause (h), (j) and/or (n) of this Section 4.16, nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax asset or method of Tax accounting for any taxable period (or portion thereof) beginning on or after the Closing Date.

Section 4.17 Employee Benefits.

(a) Section 4.17(a) of the AT&T Disclosure Letter contains a correct and complete list, as of the Execution Date, of each material Benefit Plan. With respect to each material Benefit Plan set forth on Section 4.17(a) of the AT&T Disclosure Letter, AT&T has made available to Investor correct and complete copies of the following documents, as applicable: (i) all current plan documents governing such plan, including any award or grant notices or other agreements with participants, and all amendments thereto (or, to the extent unwritten, a summary of its material terms), (ii) the current summary plan description and any summaries of material modifications thereto; (iii) the most recent annual report (Form 5500-series) including all schedules and attachments thereto; (iv) each current related trust agreement or other funding arrangement (including insurance policies and stop loss insurance policies); (v) the most recent determination, advisory, or opinion letter from the Internal Revenue Service; and (vi) all material, non-routine notices from or correspondence with any Governmental Entity relating to a Benefit Plan received in the past three years.

(b) None of the AT&T Benefit Plans are or have been, or will be as of immediately prior to Closing, transferred to or sponsored or maintained by NewCo or its Subsidiaries.

(c) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and any Non-U.S. Benefit Plans, comply in all material respects with their terms and with applicable Law, including, but not limited to ERISA and the Code. Each Benefit Plan and related trust that is intended to be “qualified” or exempt from taxation under Section 401(a) or Section 501(a) of the Code is the subject of a favorable determination letter or prototype opinion letter from the Internal Revenue Service, and, to the Knowledge of AT&T, there are no facts or circumstances that would reasonably be expected to adversely affect the qualification of any such Benefit Plan or result in material Liability to NewCo or any Transferred Subsidiary.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, neither AT&T nor any of its Subsidiaries has or could reasonably be expected to incur any Liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly sponsored, maintained, contributed or required to be contributed to by any of them or any of their ERISA Affiliates. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, with respect to any Multiemployer Plan contributed or required to be contributed to by AT&T or any ERISA Affiliate, neither AT&T nor any ERISA Affiliate has incurred any withdrawal Liability under Title IV of ERISA that remains unsatisfied.

(e) No Benefit Plan is (i) a Multiemployer Plan, (ii) a “multiple employer plan” (as described under Section 413(c) of the Code), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iv) a plan maintained in connection with a trust described in Section 501(c)(9) of the Code on behalf of any Business Employee. With respect to NewCo, the Transferred Subsidiaries and any of their respective ERISA Affiliates, there does not exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would result in any Liability, at or after the Closing, to NewCo or the Transferred Subsidiaries. For purposes of this Agreement, “Controlled Group Liability” means any and all Liabilities under Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

(f) Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Business Employee or individual service provider who provides services primarily to the Business before and after the Closing to severance, change in control or similar pay or any increase in such pay, (ii) accelerate the time of payment or vesting, or increase the amount of compensation (including, for the avoidance of doubt, with respect to any equity award or phantom equity award) due to any such Business Employee or individual services provider who provides services primarily to the Business before and after the Closing, (iii) result in any increased or accelerated funding obligation with respect to any Benefit Plan or (iv) result in the payment of any amount or provision of any benefit that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code or result in the imposition of an excise Tax under Section 4999 of the Code.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, there are no material pending or, to the Knowledge of AT&T, threatened, claims, controversies, actions, charges, suits, audits, assessments, arbitrations, mediations, inquiries, proceedings, investigations or other legal proceeding before any Governmental Entity (other than routine claims for benefits in the ordinary course) with respect to any Benefit Plan and, to the Knowledge of AT&T, no fact or circumstance exists that would be reasonably likely to give rise to any such actions. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or breach of fiduciary duty (as determined under ERISA) with respect to any Benefit Plan that in any case would reasonably be expected to result in a material Liability to NewCo. No Benefit Plan is, or in the last three years has been, the subject of (i) any audits or investigations by or before any Governmental Entity, or (ii) an application or filing under a government-sponsored amnesty, voluntary compliance or similar program.

(h) Each Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which AT&T or any of its Subsidiaries is a party complies with, and has been established and maintained in all material respects in accordance with, the requirements of Section 409A of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance thereunder and no amounts payable to any Business Employee under any Benefit Plan are or have been subject to the additional Tax set forth under Section 409A of the Code. No Business Employee or individual service provider who provides services primarily to the Business before and after the Closing is entitled to any gross-up, make-whole, or other additional payment by AT&T, NewCo, or any of the Transferred Subsidiaries in respect of any Tax or interest or penalty related thereto under Section 409A of the Code, Section 4999 of the Code, or otherwise.

(i) None of AT&T, NewCo, nor any of the Transferred Subsidiaries has or could have any obligation to provide post-employment health, life, or other welfare benefits to any Business Employee, other than as required under Section 4980B of the Code or any similar applicable Law and for which the covered individual pays the full cost of coverage.

(j) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, (i) there are no material Non-U.S. Benefit Plans that exceed the statutory minimum benefits required to be provided by the applicable jurisdiction outside of the United States, (ii) as of the date hereof, there is no material litigation pending or threatened in writing relating to any Non-U.S. Benefit Plan, and (iii) each material Non-U.S. Benefit Plan (a) if intended to qualify for special tax treatment under applicable Law, satisfies all requirements to obtain such tax treatment, (b) if required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by such an insurance policy, as applicable, based on reasonable and appropriate actuarial assumptions in accordance with applicable accounting principles and applicable Law, and (c) has been maintained in compliance in all respects with applicable Law, in each case, in all material respects. There is no Non-U.S. Benefit Plan in the nature of a defined benefit pension plan or multiemployer plan for the benefit of any Business Employee in, or subject to any legal requirement of, a jurisdiction outside the United States.

Section 4.18 Labor and Employment Matters.

(a) Prior to the Execution Date, AT&T has provided a complete and accurate census of all Business Employees as of the date thereof that sets forth, to the extent permitted by applicable Law, (i) name or employee identification number; (ii) title or job description; (iii) employing entity; (iv) work location; (v) current annual base compensation or annual rate of pay, as applicable; (vi) commission, bonus or other incentive based compensation; (vii) leave status; (viii) visa status (if applicable); and (ix) for Union Employees, the applicable Union and bargaining unit. As of the Execution Date, to the Knowledge of AT&T, no Business Employee who is at the level of vice president or above has given notice to terminate employment with AT&T (or such Business Employee’s respective employer as of the date hereof) within the 12-month period following the date hereof.

(b) Except for the collective bargaining agreements and certifications set forth in Section 4.18(b)(i) of the AT&T Disclosure Letter (each a “Collective Bargaining Agreement” and, collectively, the “Collective Bargaining Agreements”), no Business Employee is covered by any collective bargaining agreement or other Contract with any Union. Other than Union Employees, no Business Employee is represented by a Union. To the Knowledge of AT&T, there are no pending or threatened activities, petitions, demands or proceedings by any individual or group of individuals, including representatives of any Union, to organize any Business Employees or seek recognition of a bargaining representative, and there have been no such activities or proceedings pending or threatened in the past three years.

(c) As of the Execution Date, there is no pending or, to the Knowledge of AT&T, threatened strike, lockout, walkout, work stoppage, slowdown, picketing, boycott, or other similar labor action, by any Union by or among any of the Business Employees that may interfere in any material respect with the respective business activities of the Business. With respect to current and former Business Employees, AT&T and its Affiliates are in material compliance, and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, for the past three years have been, in compliance with all applicable Laws relating to the employment of labor, employment practices, and terms and conditions of employment, including, but not limited to, all applicable Laws relating to wages (including minimum wage, overtime pay and work-related expense reimbursement), the classification and payment of employees and individual independent contractors, hours of work (including meal and rest breaks, vacation time and sick leave), child labor, equal opportunity, disability rights, family and medical leave, collective bargaining, labor-management relations, the Workers Adjustment Retraining and Notification Act of 1988, as amended, or any similar state, local or foreign Law (collectively, the “WARN Act”), immigration compliance, occupational health and safety (including any COVID-19 Measures), workers’ compensation, background checks and drug testing, and the payment and withholding of social security and other employment-related Taxes.

(d) As of the Execution Date, there are no (i) Actions (other than any unfair labor practice charges or complaints) pending or, to the Knowledge of AT&T, threatened against AT&T or its Subsidiaries by or before the U.S. Equal Employment Opportunity Commission or any other Governmental Entity concerning alleged employment discrimination or any other matters relating to the employment of labor with respect to or affecting any current or former Business Employee, applicant, or independent contractor of AT&T and its Subsidiaries with respect to the Business, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in material Liability with respect to the Business, or (ii) unfair labor practice charge or complaint pending or any Collective Bargaining Agreement arbitrations or, to the Knowledge of AT&T, threatened against AT&T or any of its Subsidiaries before the National Labor Relations Board or any similar labor-related foreign, state or local Governmental Entity in any jurisdiction with respect to Business Employees, except as would not, individually or in the aggregate, reasonably be expected to result in material Liability with respect to the Business.

(e) As of the Execution Date, to the Knowledge of AT&T, within the past three years, no allegations of sexual harassment, sexual assault, sexual discrimination or other similar misconduct have been made against a Business Employee at the level of vice president or above (other than immaterial Ordinary Course allegations of gender discrimination which implicate such Business Employee solely because (i) he or she manages or managed the Company business unit or department in which the complainant works or worked or (ii) he or she made the surplus decision that gave rise to complainant’s allegations).

Section 4.19 Intellectual Property and Data Privacy and Security.

(a) Section 4.19(a) of the AT&T Disclosure Letter sets forth a true, current, and complete list as of the date hereof of (i) all registered Copyrights included in the NewCo IPR, NewCo Trademarks and NewCo Patents (collectively, the “NewCo Registered IP”), specifying for each (as applicable): the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all NewCo Software; (iii) all NewCo Content; and (iv) the NewCo Digital Indicia.

(b) AT&T, the AT&T Entities, NewCo or the Transferred Subsidiaries, as applicable, exclusively own all right, title and interest in and to the NewCo IPR free and clear of all Encumbrances (except Permitted Encumbrances). AT&T, the AT&T Entities, NewCo or the Transferred Subsidiaries, as applicable, enforces policies requiring each current employee and independent contractor who is materially involved in or has contributed to the invention, creation, or development of any NewCo IPR to enter into Contracts whereby such employee or independent contractor (i) acknowledges AT&T’s, the AT&T Entities’, NewCo’s or the Transferred Subsidiaries’, as applicable, exclusive ownership of the applicable NewCo IPR invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement, (ii) grants to AT&T, the AT&T Entities, NewCo or the Transferred Subsidiaries, as applicable, a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such NewCo IPR; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such NewCo IPR, to the extent permitted by applicable Law. To the Knowledge of AT&T, no former or current employee or independent contractor, who has contributed materially to the invention, creation, or development of any NewCo IPR during the course of employment or engagement with AT&T, the AT&T Entities, NewCo or the Transferred Subsidiaries, as applicable, owns or purports to own any rights in such NewCo IPR. To the Knowledge of AT&T, all assignments and other instruments necessary to establish, record, and perfect AT&T’s, the AT&T Entities’, NewCo’s or the Transferred Subsidiaries’, as applicable, ownership interest in the NewCo Registered IP have been validly executed, delivered, and filed with the relevant Governmental Entities and authorized registrars, except for such assignments and instruments that are not material to the Business.

(c) To the Knowledge of AT&T, neither the execution, delivery, or performance of this Agreement, nor the consummation of the Transactions, will result in any material loss or impairment of or payment of any additional material amounts with respect to, or require the Consent of any other Person in respect of, NewCo’s or the Transferred Subsidiaries’ right to own or use any material NewCo IPR in the conduct of the Business as currently conducted. Immediately following the Closing, all NewCo IPR will be owned or available for use by NewCo and the Transferred Subsidiaries on substantially similar terms, in all material respects, as they were owned or available for use immediately prior to the Closing.

(d) (i) The Intellectual Property Rights to be owned by NewCo and the Transferred Subsidiaries immediately following the Closing, (ii) the Intellectual Property Rights to be used by AT&T and its Affiliates in connection with the provision of the transitional and operational services to be provided following the Closing to NewCo and Transferred Subsidiaries under the Transition Services Agreement or the other Transaction Documents, and (iii) the licenses under Intellectual Property Rights to be granted to NewCo and the Transferred Subsidiaries pursuant to the Ancillary Agreements constitute all material Intellectual Property Rights that are owned by AT&T, the AT&T Entities, NewCo or the Transferred Subsidiaries necessary to the operation of the Business as currently conducted.

(e) The issued or granted NewCo Registered IP is subsisting and, to the Knowledge of AT&T, valid, enforceable and in full force and effect. AT&T, the AT&T Entities, NewCo or the Transferred Subsidiaries, as applicable, have taken commercially reasonable steps to protect and maintain the NewCo IPR and to preserve the confidentiality of all Trade Secrets included in the NewCo IPR, and each of AT&T, the AT&T Entities, NewCo or the Transferred Subsidiaries, as applicable, has a policy of requiring all Persons having access thereto to execute binding and written agreements that include non-disclosure undertakings.

(f) To the Knowledge of AT&T as of the date hereof, the conduct of the Business, as currently conducted, does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any Third Party, in each case, in any material respect, and there is no pending Action against AT&T, the AT&T Entities, NewCo or the Transferred Subsidiaries alleging any such infringement, misappropriation or violation. None of AT&T, the AT&T Entities, NewCo or the Transferred Subsidiaries has received in the past two years any written charge, complaint, claim, demand or notice (including any invitation to license) alleging any such infringement, misappropriation or violation.

(g) To the Knowledge of AT&T as of the date hereof, in the past two years no Person has infringed upon, misappropriated or violated any material NewCo IPR in any material respect, and there is no pending Action brought by AT&T, the AT&T Entities, NewCo or the Transferred Subsidiaries alleging any such infringement, misappropriation or violation.

(h) As of the Execution Date, there is no pending Action to which AT&T, the AT&T Entities, NewCo or the Transferred Subsidiaries is a party (including any opposition, cancellation, revocation, review, or other proceeding) challenging the validity, enforceability, registrability, patentability, or ownership of any material NewCo Registered IP.

(i) The IT Assets used in the Business are sufficient for conduct of the Business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. AT&T, the AT&T Entities, NewCo and the Transferred Subsidiaries have implemented commercially reasonable measures designed to protect the confidentiality, integrity and security of the IT Assets used in the Business and the information stored or contained therein, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements. In the past three years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of any IT Asset used in the Business that has resulted or is reasonably likely to result in a material disruption of or material damage to the Business and that has not been remedied. To the Knowledge of AT&T, the IT Assets used in the Business do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry), or other software routines or hardware components intentionally designed to permit unauthorized access, to maliciously disable or erase software, hardware, or data.

(j) AT&T, the AT&T Entities, NewCo and the Transferred Subsidiaries have in their possession: (i) up-to-date appropriately catalogued versions of all NewCo Software that are accessible by their employees, and (ii) documentation as reasonably necessary to enable competently skilled programmers and engineers to use, update and enhance such NewCo Software by readily using the existing source code and documentation. To the Knowledge of AT&T, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to the source code for any NewCo Software.

(k) AT&T, the AT&T Entities, NewCo or the Transferred Subsidiaries, as applicable, is in material compliance with its contractual obligations relating to Open Source Software used in the Business, including attribution and notice obligations. None of AT&T, the AT&T Entities, NewCo nor the Transferred Subsidiaries, as applicable, has used any Open Source Software in a manner that would (A) require any NewCo Software to be disclosed, delivered, distributed, licensed or otherwise made available, in each case, in source code form, (B) limit the ability to seek full compensation in connection with the licensing or distribution of the NewCo Software, or (C) allow a Third Party to decompile, disassemble or otherwise reverse engineer any NewCo Software.

(l) AT&T, the AT&T Entities, NewCo and the Transferred Subsidiaries, as applicable, have complied in their conduct of the Business with (i) applicable Laws, rules and regulations and contractual obligations regarding data protection and the privacy and security of Personal Information, and (ii) their respective written, approved and published privacy policies ((i) and (ii) together, the “Privacy Obligations”), in each case, except as is not material to the Business. In the past two years, none of AT&T, the AT&T Entities, NewCo or the Transferred Subsidiaries, as applicable, has experienced any data breach or other security incident involving Personal Information or NewCo Data in its possession or control or in connection with the conduct of the Business, in each case, except as is not material to the Business (a “Security Breach”).

(m) AT&T, the AT&T Entities, NewCo and the Transferred Subsidiaries have taken commercially reasonable steps to contractually obligate all Third Parties Processing Personal Information in relation to the conduct of the Business (i) to comply with all applicable Privacy Obligations; and (ii) to take commercially reasonable steps to protect and secure such Personal Information from loss, theft, unauthorized access, use, modification, disclosure or other misuse, in each case, except as is not material to the Business.

(n) Each website and mobile application owned or operated by NewCo and the Transferred Subsidiaries, as applicable, has posted a policy, in conformance in all material respects with all applicable Privacy Obligations with respect to Personal Information processed by it or on its behalf. NewCo and the Transferred Subsidiaries’ written public-facing privacy policies fully and accurately disclose how NewCo and the Transferred Subsidiaries each process Personal Information.

(o) AT&T, the AT&T Entities, NewCo and the Transferred Subsidiaries have each implemented and maintain written information security programs that comply with all applicable Privacy Obligations and are comprised of reasonable organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of Personal Information and NewCo Data and the Information Systems used in the Business.

(p) AT&T or the AT&T Entities have obtained or will obtain any and all necessary rights, permissions, and consents to permit the transfer of Personal Information in connection with the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q) As of the Execution Date, in the past two years neither AT&T, the AT&T Entities, NewCo, nor any of the Transferred Subsidiaries has received any written notice of any claims, investigations (including investigations by a Governmental Entity) with respect to Personal Information possessed by AT&T, the AT&T Entities, NewCo, or any of the Transferred Subsidiaries and used in the conduct of the Business, in each case, except as is not material to the Business. In the past two years, neither AT&T, the AT&T Entities, NewCo, nor any of the Transferred Subsidiaries has notified in writing, or been required by applicable Law, Governmental Entity or other Privacy Obligation to notify in writing, any Person of any Security Breach, in each case, except as is not material to the Business.

Section 4.20 Real Property.

(a) Section 4.20(a) of the AT&T Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of the Owned Real Property. Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) AT&T, the AT&T Entities and the Transferred Subsidiaries, as applicable, have good and valid title to the Owned Real Property, free and clear of all Encumbrances except for Permitted Encumbrances, and (ii) none of AT&T, the AT&T Entities and the Transferred Subsidiaries, as applicable, has granted any outstanding options or rights of first refusal to purchase any Owned Real Property, or any portion of any Owned Real Property.

(b) Section 4.20(b) of the AT&T Disclosure Letter sets forth a correct and complete list, as of the Execution Date, of the Leased Real Property and the Leases, including any material amendments thereto. Except in any such case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) AT&T, the AT&T Entities and the Transferred Subsidiaries, as applicable, have a valid leasehold interest in all Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances, (ii) to the Knowledge of

AT&T, there exists no default or event of default beyond applicable notice and cure periods on the part of AT&T, any of the AT&T Entities or any of the Transferred Subsidiaries (as applicable) under the Leases, (iii) each Lease is enforceable against the applicable AT&T Entity party thereto and, to the Knowledge of AT&T, each other party thereto, (iv) with respect to each of the Leased Real Properties, as of the Execution Date, neither AT&T nor any AT&T Entity has exercised or given any notice of exercise of any option or right of first offer or right of first refusal to purchase, condense, expand, renew or terminate contained in the Leases, in each case, that is material to the Business, (v) there exists no ongoing material dispute with any landlord under any Lease as of the Execution Date, (vi) to the Knowledge of AT&T, none of AT&T’s or any AT&T Entities’ current use of the Leased Real Property violates in any material respect any restrictive covenant of record that affects any of the Leased Real Property, (vii) the facilities at each of the Leased Real Properties are in fair to good operating condition in all material respects (except for customary wear and tear) and are adequate in all material respects for their current uses and purposes and (viii) there has been no material destruction, material damage or material casualty with respect to any Leased Real Property that has not been substantially repaired.

Section 4.21 Brokers and Finders. AT&T has not employed any investment banker, broker or finder or incurred or shall incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions, except that AT&T has employed Goldman, Sachs & Co. LLC as its financial advisor in connection with the Transactions.

Section 4.22 Affiliate Agreements. Other than Intercompany Contracts and Supported Rights and Services that will be terminated at or prior to the Closing, there are no loans or other indebtedness, guarantees, Contracts or other arrangements, in each case, that are material (except in each case for amounts due as normal salaries and bonuses and in reimbursement of ordinary course expenses) between the Transferred Subsidiaries (or AT&T or its Affiliates in respect of the Business), on the one hand, and any director, officer, employee (who earns an annual base salary or consulting fees in excess of $220,000) or Affiliate of AT&T or its Affiliates, any immediate family member of such Person or any trust, partnership or corporation in which any of the foregoing Persons has a material economic interest (each, an “Affiliate Agreement”). For purposes of this Section, “immediate family member” shall mean, with respect to a Person, any other Person related to such Person by blood, adoption, legal custody, marriage, civil union or domestic partnership (including, without limitation, a spouse, domestic partner, parent, grandparent, child, grandchild, brother, sister, uncle, aunt, cousin, niece, nephew, mother-in-law, father-in-law, brother-in-law, sister-in-law, daughter-in-law, son-in-law, half-sibling, step family member, and lineal descendant or ancestor).

Section 4.23 No Other Representations or Warranties. AT&T acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, the Ancillary Agreements and any certificate delivered in connection with this Agreement, neither Investor nor any other Person has made any express or implied representation or warranty with respect to the Transactions, the Investor, each Investor Ancillary Counterparty or with respect to the accuracy or completeness of any other information provided, or made available, to AT&T or any of its Subsidiaries or their respective Affiliates in connection with the Transactions and AT&T has not relied on any representation or warranty other than those expressly set forth in this Agreement, the Ancillary Agreements and any certificate delivered in connection with this Agreement. Without limiting the generality of the foregoing sentence, AT&T acknowledges and agrees that it has not relied on any other information provided, or made available, to AT&T or any of its Subsidiaries or their respective Affiliates in connection with the Transactions, and that neither Investor nor any of its Affiliates or any other Person shall be subject to any liability to AT&T or any other Person resulting from (i) any misrepresentation or omission by Investor or its Affiliates or any other Person with respect to such information or (ii) AT&T’s use of, or the use by any of its Affiliates or any other Person of, any such information, unless any such information is expressly and specifically included in a representation or warranty set forth in this Agreement, the Ancillary Agreements and any certificate delivered in connection with this Agreement. AT&T expressly disclaims any express or implied representation or warranty with respect to the Business, NewCo, any Transferred Subsidiary, Transferred Asset, Assumed Liability, AT&T or any AT&T Entity (including any implied warranties that may otherwise be applicable because of the provisions of the UCC or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Investor or any of its Subsidiaries or their respective Affiliates in connection with the Transactions (including information, documents, projections, forecasts or other material made available to Investor, its Affiliates or their respective agents or Representatives in any “data rooms,” teaser, confidential information memorandum, management presentations or otherwise in connection with the Transactions or any misrepresentation or omission by AT&T or its Affiliates or any other Person with respect to any such information) other than those expressly set forth in Article IV (as qualified by the AT&T Disclosure Letter).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF INVESTOR

Investor hereby represents and warrants to AT&T as follows, as of the date of this Agreement and the Closing:

Section 5.1 Organization, Good Standing and Qualification. Investor (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of the business conducted by it requires such qualification, except in the case of clause (b) or (c) where the failure to be so qualified or in good standing or, except in the case of clause (b) where the failure to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 5.2 Authority; Approval. Investor and each Investor Ancillary Counterparty has all requisite corporate or other organizational power and authority to execute and deliver each of the Transaction Documents to which it is or shall be a party, to perform its obligations thereunder and to consummate the Transactions and the transactions contemplated by the Ancillary Agreements. The execution, delivery and performance of this Agreement by Investor has been duly and validly authorized by all necessary organizational action on the part of Investor. The execution, delivery and performance of each of the Ancillary Agreements to which Investor and each Investor Ancillary Counterparty is or will be a party has been, or at the Closing will be, duly and validly authorized by all necessary corporate or other action on the part of such Person. This

Agreement has been, and each of the Ancillary Agreements will be at Closing, duly executed and delivered by Investor or the applicable Investor Ancillary Counterparty and, when executed and delivered by AT&T and the other parties hereto and thereto, will constitute a valid and binding agreement of Investor and each such Investor Ancillary Counterparty enforceable against such party pursuant to its terms, subject to the Bankruptcy and Equity Exception.

Section 5.3 Governmental Filings; No Violations.

(a) Other than the Required Approvals, no notices, reports or other filings are required to be made by Investor with, nor are any Permits required to be obtained by Investor from, any Governmental Entity in connection with the execution, delivery and performance of the Transaction Documents by Investor and the consummation of the Transactions and the transactions contemplated by the Ancillary Agreements, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect. To the Knowledge of Investor, there is no reason that any Required Approvals will not be received on a timely basis or that the performance by Investor or any of its Affiliates of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby would reasonably be expected to be prevented, materially delayed or materially impeded.

(b) The execution, delivery and performance by Investor of the Transaction Documents to which it is a party do not, and the consummation of the Transactions and the transactions contemplated by the Ancillary Agreements shall not, conflict with or result in any violation of or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under (i) the certificate of incorporation, bylaws or comparable governing documents of Investor, (ii) any Contract (not terminable for convenience by the counterparty thereto on 90 days’ notice or less) binding upon Investor or (iii) assuming (solely with respect to performance of the Transaction Documents and consummation of the Transactions and the transactions contemplated by the Ancillary Agreements) compliance with the Required Approvals, any Law to which Investor is subject except, in the case of clauses (ii) and (iii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to have, an Investor Material Adverse Effect.

Section 5.4 Litigation.

(a) As of the Execution Date, there are, and since January 1, 2019, have been no civil, criminal or administrative actions, suits, demands, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of Investor, threatened in writing against Investor that would, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

(b) As of the Execution Date, Investor is not, or since January 1, 2019 has not been, party to or subject to the provisions of any Order of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have an Investor Material Adverse Effect.

Section 5.5 Equity Financing

(a) Subject to the terms and conditions set forth in the Equity Commitment Letter, as of the Closing Date, Investor will have all of the funds necessary to make all payments required to be made by it at the Closing hereunder.

(b) The Equity Commitment Letter provides that AT&T is an express third party beneficiary thereto, solely for the purpose of seeking, and is entitled to seek, specific performance of Investor’s right to cause the Equity Commitment (as defined in the Equity Commitment Letter) to be funded thereunder (but in such case only as and to the extent permitted pursuant to, and subject to the terms and conditions of, the Equity Commitment Letter) and for no other purpose and, in connection therewith, AT&T has the right to an injunction, or other appropriate form of specific performance or equitable relief, to cause Investor to cause, or to directly cause, the Equity Financing Source to fund, directly or indirectly, the Equity Commitment as, and to the extent permitted by, the Equity Commitment Letter, in each case, when all of the conditions to funding the Equity Commitment set forth in the Equity Commitment Letter have been satisfied.

(c) The Equity Commitment Letter is a legal, valid and binding obligation of Investor and, to the Knowledge of Investor, each other party thereto, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any respect. Investor and its Affiliates have not taken any action, and, as of the Execution Date, no other event has occurred which (with or without notice, lapse of time or both) would, or would reasonably be expected to, (i) constitute a breach or default thereunder on the part of Investor or (ii) result in the failure of any condition to the Equity Financing. As of the Execution Date, there are no other contracts, side letters, other written agreements, arrangements, conditions precedent, contingencies or other provisions relating to the funding of the Transactions, to which Investor or any of its Affiliates is a party, other than as expressly set forth in the Equity Commitment Letter. Except as expressly set forth in the Equity Commitment Letter, there are no, and no party to the Equity Commitment Letter has any right to impose, and Investor has no obligation to accept, conditions precedent to the obligation of the Equity Financing Source to provide the Equity Financing or any contingencies that would permit the Equity Financing Source to reduce the total amount of Equity Financing. As of the Execution Date, Investor does not have any reason to believe that any of the conditions to the Equity Financing will not be satisfied on a timely basis or that the Equity Financing will not be available to Investor on the date on which the Closing should occur pursuant to Section 3.1.

(d) The Equity Financing Source has the financial capacity to pay and perform its obligations under the Equity Commitment Letter, and all funds necessary to fulfill its obligations under the Equity Commitment Letter will be available to the Equity Financing Source as long as the Equity Commitment Letter remains in effect. For the avoidance of doubt, in no event shall the receipt or availability of any funds or financing by Investor or any of its Affiliates, including any Equity Financing, be a condition to the consummation of the Closing.

Section 5.6 Brokers and Finders. Investor has not employed any investment banker, broker or finder or incurred or shall incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transactions.

Section 5.7 Non-Foreign Representations. Investor hereby represents that no “foreign” Person (as defined under the DPA, as amended and codified by 50 U.S.C. Section 4565 and as implemented by regulations at 31 C.F.R. Parts 800-801) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in NewCo or the Business as a result of the purchase and sale of Subscribed Units hereunder (or any syndication thereof by Investor, including with respect to any co-investors therein) such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401; no foreign person is making a covered investment (as described in 31 C.F.R. Part 800.211), direct or indirect, in NewCo or the Business in connection with the purchase and sale of Subscribed Units hereunder (or any syndication thereof by Investor, including with respect to any co-investors therein) as of Closing; and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over NewCo or the Business from and after the Closing as a result of the purchase and sale of Subscribed Units hereunder (or any syndication thereof by Investor, including with respect to any co-investors therein).

Section 5.8 No Other Representations or Warranties. Investor acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (as qualified by the AT&T Disclosure Letter), the Ancillary Agreements and any certificate delivered in connection with this Agreement, neither AT&T nor any other Person has made any express or implied representation or warranty with respect to the Transactions, the Business, NewCo, any Transferred Subsidiary, Transferred Asset, Assumed Liability, AT&T or any AT&T Entity (including any implied warranties that may otherwise be applicable because of the provisions of the UCC or any other applicable Law, including the warranties of merchantability and fitness for a particular purpose) or with respect to the accuracy or completeness of any other information provided, or made available, to Investor or any of its Subsidiaries or their respective Affiliates in connection with the Transactions (including information, documents, projections, forecasts or other material made available to Investor, its Affiliates or their respective agents or Representatives in any “data rooms,” teaser, confidential information memorandum, management presentations or otherwise in connection with the Transactions or any misrepresentation or omission by AT&T or its Affiliates or any other Person with respect to any such information) and Investor has not relied on any representation or warranty other than those expressly set forth in this Agreement (as qualified by the AT&T Disclosure Letter), the Ancillary Agreements and any certificate delivered in connection with this Agreement.

ARTICLE VI

COVENANTS

Section 6.1 Interim Operations of the Business.

(a) During the period from the Execution Date until the Closing, except (u) as set forth in Section 6.1 of the AT&T Disclosure Letter, (v) as otherwise required by this Agreement (including the Pre-Closing Reorganization), (w) as required by a Governmental Entity or applicable Law, (x) as approved by Investor in writing (such approval not to be unreasonably conditioned, withheld or delayed), (y) as required to comply with COVID-19 Measures or (z) in connection with any commercially reasonable action taken (or not taken) by AT&T or any of its Subsidiaries in good faith to mitigate the risk on the Business of COVID-19 or the COVID-19

Measures (clauses (y) and (z), the “COVID-19 Changes”), AT&T shall, and shall cause each of its Affiliates, to (1) use commercially reasonable efforts to conduct the Business in the Ordinary Course in all material respects, (2) use, to the extent consistent with clause (1), their respective commercially reasonable efforts to preserve the Business intact, maintain the Business as a going concern, and maintain existing relations with Governmental Entities and other third parties, including customers, suppliers, content providers, distributors, licensors, creditors, lessors, employees and business associates, (3) use commercially reasonable efforts to make capital expenditures and marketing expenditures as contemplated by the Expenditures Plan (which actions shall be deemed to be in the Ordinary Course hereunder and any non-compliance with this Section 6.1(a)(3) shall not be deemed to be a breach of this Agreement (including for purposes of Article VII and Article VIII) and any recourse with respect hereto shall exclusively be subject to the adjustment contemplated in the definition of “Minimum Cash Amount”), (4) make interest and, if applicable, principal payments on its Existing Business Debt, in each case, as and when required under the applicable Existing Business Debt and (5) not, and cause each of its Affiliates not to, in each case to the extent Related to the Business or with respect to each Transferred Subsidiary:

(i) in each case, other than as expressly provided in Exhibit A, (A) make any declaration or payment of any non-cash dividend or other non-cash distribution with respect to any of its capital stock or other equity interests; or (B) repurchase, redeem, or otherwise acquire or cancel any of its capital stock or other equity interests;

(ii) other than (A) pursuant to the Expenditures Plan, (B) as would not impose any post-closing commitments or obligations on NewCo or the Transferred Subsidiaries or (C) to the extent reasonably necessary to (1) avoid a material business interruption as a result of any act of God, war, terrorism, earthquake, fire, hurricane, storm, flood, civil disturbance, explosion, partial or entire failure of utilities or information technology systems, or any other similar cause not reasonably within the control of AT&T and its Affiliates or (2) maintain the safety and integrity of any natural person, asset or property in response to any unanticipated and subsequently discovered events, occurrences or developments (provided that AT&T will use its reasonable best efforts to consult with Investor prior to making or agreeing to any capital expenditure pursuant to this clause (C)), make capital expenditures that are in the aggregate in excess of $5,000,000 during any 12-month period;

(iii) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any equity interest therein that would be a Transferred Asset as a result of such action with a fair market value or purchase price in excess of $25,000,000 individually or $50,000,000 in the aggregate in any transaction or series of related transactions;

(iv) open any material facility or enter into any new material line of business or operations, or close any material facility or discontinue any material line of business or any material business operations;

(v) create or incur any material Encumbrance on any Transferred Assets that would not be released at or prior to Closing other than Permitted Encumbrances;

(vi) create, incur, assume or guarantee, or allow the Business to create, incur, assume or guarantee, any Indebtedness in excess of $25,000,000 individually or $50,000,000 in the aggregate, except for (A) any such Indebtedness that will be discharged on or prior to the Closing, (B) drawdowns of credit facilities outstanding as of the Execution Date in the Ordinary Course, including working capital needs and capital expenditure requirements, and (C) Indebtedness as set forth on and in accordance with Exhibit A;

(vii) except in the Ordinary Course or as otherwise contemplated by this Agreement or any other Transaction Documents, to the extent such Contract is or would be a Transferred Contract or a Commingled Contract (to the extent related to the Business), (A) amend or modify in any material respect or terminate or fail to renew any Material Contract or waive, release or assign any material rights, claims or benefits under any Material Contract, (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the Execution Date unless it is on terms substantially consistent with, or on terms more favorable than, either a Contract it is replacing or a form of Contract and (C) make any material concession with respect to a dispute with any counterparty to a Material Contract (unless such concession is not related to the Business);

(viii) (A) make any changes with respect to accounting policies or procedures of the Business or the Transferred Subsidiaries, other than changes as may be initiated by AT&T or any AT&T Entity with respect to AT&T’s ultimate parent’s business generally and other than as may be required to conform to GAAP or by applicable Law, or (B) make any material changes (other than in the Ordinary Course) with respect to the Business’ or Transferred Subsidiaries’ management of working capital, collection of accounts receivable or payment of accounts payable, other than accelerating payment of content payables (so long as such acceleration would not be reasonably expected to have any adverse effect on the Business);

(ix) except in the Ordinary Course, (A) amend any material Tax Return, (B) make, change or revoke any material Tax election or settle or compromise any material income Tax liability, (C) settle any audit, assessment, dispute, proceeding or investigation in respect of a material amount of Taxes (to the extent such action could be reasonably expected to affect Tax periods after the Closing), (D) surrender any right to claim a material Tax refund, (E) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, (F) enter into any material Contract in respect of Taxes with any Governmental Entity, (G) elect any material method of accounting for Tax purposes, (H) change any method of accounting for Tax purposes or (I) change any annual Tax accounting period, in each case, other than as required by applicable Law; and except with respect to any consolidated, unitary, combined or similar Tax Returns, including those of AT&T or any of its Subsidiaries (other than such Tax Returns relating solely to NewCo and/or one or more Transferred Subsidiaries);

(x) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, fail to maintain, abandon or allow to lapse or expire or otherwise dispose of any material assets or properties of the Business that would have been a Transferred Asset if not for such action, including Transferred Subsidiary Shares or any material NewCo IPR, except for (A) sales or other dispositions of obsolete assets, (B) transfers pursuant to the Pre-Closing Reorganization, (C) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $25,000,000 in the aggregate and (D) real estate lease transactions;

(xi) except as required pursuant to the terms of any Benefit Plan or Collective Bargaining Agreement set forth on Section 4.17(a) or Section 4.18(b)(i), respectively, of the AT&T Disclosure Letter, (A) increase the compensation payable to any Business Employee or individual service provider who provides services primarily to the Business (other than (i) annual base salary (and corresponding bonus) increases in the Ordinary Course for Business Employees that would not exceed 5% in the aggregate and (ii) in connection with Ordinary Course promotions, Ordinary Course base salary (and corresponding bonus) increases up to 10% of such Business Employee’s annual base salary and Ordinary Course target percentage short-term incentive opportunity increases based on the level of position), (B) grant any new retention, transaction or change in control bonuses, new long-term incentive awards (including, for the avoidance of doubt, incentive equity awards) or new severance enhancements to any Business Employee (other than any bonuses, awards or enhancements for which AT&T or its Affiliates (other than NewCo and its Subsidiaries) will retain sole responsibility after the Closing), or (C) have NewCo or its Subsidiaries become a party to, enter into, establish, adopt or commence participation in any Benefit Plan or arrangement that would have been a Benefit Plan had it been entered into prior to the Execution Date;

(xii) adopt, establish, enter into, transfer, terminate or amend or modify (in any material respect) any Benefit Plan in which the Business Employees are eligible to participate, other than (1) any such action with respect to Benefit Plans in which employees of AT&T and/or its Affiliates (in addition to Business Employees) generally are eligible to participate that are not targeted at Business Employees, (2) to conduct any annual renewal or reenrollment of health and welfare plans or (3) as provided in Section 6.1(a)(xi);

(xiii) hire, engage or terminate (other than a termination for cause) the employment or engagement of any Business Employee or independent contractor (with respect to the Business), who earns or will earn annual base salary or consulting fees in excess of $220,000; provided that to the extent a hiring is made (1) with respect to back office positions, such hiring shall be in accordance with the back office organization chart files provided by AT&T to Investor prior to the Execution Date (taking into account a one percent (1%) increase in the overall back office headcount), or (2) with respect to front office positions, such hiring shall be in accordance with the approved budgeted headcount contemplated by the employee census of existing headcount plus vacancies provided by AT&T to Investor prior to the Execution Date, such hiring annual base salary limit shall be $320,000;

(xiv) transfer (x) out of the Business (including in response to a request for transfer by a Business Employee), or otherwise materially alter the duties and responsibilities of, (1) any Business Employee at the level of director or above or (2) one hundred (100) or more Business Employees at the level of manager/senior specialist (i.e., “level 2”), in each case, in a manner that would (A) affect whether such individual allocates at least 51% of his or her work hours to the business during the 12 months prior to Closing (or such shorter period as such Business Employee has worked for the Business) and/or

(B) otherwise cause such individual to cease being characterized as a Business Employee under this Agreement, or (y) into the Business, whether incrementally or otherwise, any employees into (1) back office positions, other than as set forth in the back office organization chart files provided by AT&T to Investor prior to the Execution Date and allowing for a one percent (1%) increase in the overall office headcount, and (2) front office positions, other than in accordance with the approved budgeted headcount contemplated by the employee census of existing headcount plus vacancies provided by AT&T to Investor prior to the Execution Date;

(xv) except as required by applicable Law, in the Ordinary Course under any Collective Bargaining Agreement, in connection with routine, immaterial or ministerial actions that do not materially increase any existing Liabilities, or in accordance with AT&T’s obligations under Section 6.9(c), negotiate, enter into, extend or materially amend any Contract with any Union, including any Collective Bargaining Agreement, in each case to the extent applicable to any Business Employees;

(xvi) take any action that would constitute a “mass layoff” or “plant closing” within the meaning of the WARN Act or would otherwise trigger notice requirements or liability under any foreign, state or local plant closing notice law, in each case, with respect to any Business Employee;

(xvii) in each case, in any action or series of related actions, place 50 or more Business Employees on unpaid leave or furlough, or reduce the hours or weekly pay of 50 or more Business Employees; provided that such restriction shall not relate to Ordinary Course actions with respect to Union Employees;

(xviii) no Union Employees will otherwise be subject to a surplus declaration or involuntary reduction in force without prior notice to Investor regarding the planned surplus declaration or involuntary reduction in force at least five Business Days before it is announced to the Union Employees;

(xix) fail to use reasonable best efforts to prevent any insurance policy insuring satellites and naming NewCo as a beneficiary or loss-payable payee to be cancelled or terminated, except for terminations and cancellations made in the Ordinary Course which are being replaced with policies providing for substantially equal coverage;

(xx) other than in the Ordinary Course, assign, transfer, forfeit, cancel, fail to renew, or fail to extend or defend any Communications License or other Permit, or take any action or pay any fee necessary to maintain such Communications License or other Permit;

(xxi) settle any Action for an amount in excess of $50,000,000 in the aggregate, net of any amount covered by insurance, indemnification or existing reserves or settle any other obligation or liability of the Transferred Subsidiaries in excess of such amount or on a basis that would result in the imposition of any Order that would restrict the future activity or conduct of the Transferred Subsidiaries or the Business or a finding or admission of a violation of Law or violation of the rights of any Person;

(xxii) take any action that would be prohibited under the NFLST Costs Arrangement (as attached hereto as Exhibit J) if such action were taken by NewCo after the Closing;

(xxiii) modify any Existing Business Debt to increase the interest rate thereof, shorten the maturity thereof, increase the principal amount thereof or otherwise amend, modify, replace or supplement any of such Existing Business Debt in a manner that is less favorable to NewCo or its Subsidiaries; or

(xxiv) agree, authorize or commit to do any of the foregoing.

(b) Notwithstanding the foregoing, in the event of any action taken by any Transferred Subsidiary that would reasonably be expected to be material to the Business (taken as a whole) in connection with the COVID-19 Changes from the date hereof until the Closing, AT&T shall consult with Investor prior to taking such action to the extent possible, or if the prior consultation with Investor is not possible due to an urgent need to respond to the COVID-19 Changes, provide notice to Investor, as promptly as reasonably practicable, after taking any such action.

(c) Notwithstanding anything to the contrary set forth herein, Investor acknowledges that AT&T and its Affiliates may, prior to the Closing, (i) transfer or cause to be transferred any Excluded Assets or Excluded Liabilities out of the Transferred Subsidiaries, (ii) in order to effect the Transactions, (A) transfer Business Employees between NewCo or the Transferred Subsidiaries and (B) transfer any Business Employees that are not Transferred Subsidiary Employees to NewCo or the Transferred Subsidiaries and (iii) take the steps explicitly outlined in Exhibit A or otherwise in accordance with Section 1.1 to effect the Pre-Closing Reorganization.

(d) Except as otherwise contemplated by this Agreement (including the Pre-Closing Reorganization), AT&T agrees to cause each of the Transferred Subsidiaries not to: (i) reclassify or amend the terms of issue with respect to its capital stock or other equity interests, issue or sell any capital stock or other equity interests or options, warrants, calls, subscriptions or equity rights to purchase any capital stock or other equity interests of any Transferred Subsidiary to any Person (other than AT&T or any AT&T Entity); (ii) merge or consolidate any of the Transferred Subsidiaries with any other Person; (iii) authorize or effect any amendment to or otherwise change the certificate of incorporation, bylaws or other organizational documents of any Transferred Subsidiary in a manner adverse to Investor; (iv) subject any Transferred Subsidiary to any voluntary bankruptcy, receivership, insolvency or similar proceeding; (v) deposit any Transferred Subsidiary Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Transferred Subsidiary Shares or grant any proxy with respect thereto; or (vi) agree, authorize or commit to do any of the foregoing.

(e) Subject to the terms and conditions of this Agreement, nothing contained in this Agreement shall give Investor or its Affiliates, directly or indirectly, any right to control or direct the operations of NewCo, AT&T, the AT&T Entities, the Transferred Subsidiaries or the Business prior to the Closing.

Section 6.2 Access and Information. Subject to applicable Antitrust Law, upon reasonable advance notice, AT&T shall, and shall cause its Subsidiaries to afford Investor’s officers and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to its books, records and work papers to the extent (x) relating to the Business, the Transferred Assets, the Transferred Subsidiaries or the Assumed Liabilities and (y) reasonably required to prepare for the consummation of the Transactions and the operation of the Business following the Closing; provided, that no investigation pursuant to this Section 6.2 shall affect or be deemed to modify any AT&T Representation; provided, further, that the foregoing requirements shall not require AT&T (a) to permit any inspection, or to disclose any information, that would violate any of its obligations with respect to confidentiality, (b) to disclose any privileged information of the AT&T or any of its Subsidiaries or (c) to disclose any consolidated, unitary, combined or similar Tax Returns including AT&T or any of its Subsidiaries (other than such Tax Returns relating solely to NewCo or its Subsidiaries) or other Tax information that does not relate to NewCo and its Subsidiaries or the Transferred Assets; provided, that in such cases AT&T shall provide Investor’s officers and other authorized representatives with information to the maximum extent possible and notify Investor in writing the nature of any information or documents withheld; provided, further, that such access may be limited by AT&T in response to COVID-19 Changes to the extent reasonably necessary (i) to protect the health and safety of AT&T and its Affiliates’ respective Representatives, or customers, lessors, suppliers, vendors or other commercial partners or (ii) in order to comply with any applicable COVID-19 Measures. All requests for information made pursuant to this Section 6.2 shall be directed to Persons designated by AT&T. All such information shall be governed by the terms of the Confidentiality Agreement prior to the Closing and the NewCo Operating Agreement from and after the Closing.

Section 6.3 Update Financials. AT&T shall (and shall cause NewCo to) use its commercially reasonable efforts to prepare and furnish to Investor, (i) promptly after becoming available and in any event within 30 days of the end of each calendar month, the reported revenue content cost and subscriber metrics of NewCo and the Transferred Subsidiaries for each month following the Most Recent Balance Sheet Date through the Closing Date and (ii) promptly after becoming available and in any event within 60 days of the end of each fiscal quarter, the unaudited consolidated balance sheet and statements of income of NewCo and the Transferred Subsidiaries for each fiscal quarter following the Most Recent Balance Sheet Date through the Closing Date prepared in accordance with the Transaction Accounting Principles.

Section 6.4 Cooperation and Efforts to Consummate Transactions; Status Updates.

(a) Cooperation and Efforts to Consummate the Transactions. On the terms and subject to the conditions set forth herein, from the date of this Agreement to the Closing, AT&T and Investor shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary on their part under this Agreement to consummate the Transactions as promptly as reasonably practicable.

(b) Status Updates. Subject to applicable Law and as required by any Governmental Entity, AT&T and Investor shall each keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications (or where no such copies are available, a reasonably detailed description thereof) received by Investor or AT&T, as the case may be, or any of their respective Affiliates, from any third party or any Governmental Entity with respect to the Transactions and the transactions contemplated by the Ancillary Agreements.

Section 6.5 Regulatory Filings/Approvals.

(a) Submission of Filings and Notices.

(i) Exchanging Information. AT&T and Investor shall each, upon request by the other, furnish the other with all information (subject to, as necessary, redactions of commercially sensitive terms or the privileged information of such party or the exchange of information on an “outside counsel only” basis) concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Investor, AT&T or any of their respective Affiliates to any Governmental Entity in connection with the Transactions.

(ii) Initial Submissions. AT&T and Investor shall, and shall cause their respective Affiliates to, prepare and file as promptly as reasonably practicable all documentation to effect all necessary or advisable notices, reports and other filings and to obtain as promptly as practicable all permits, clearances, and approvals necessary or advisable to be obtained from any Governmental Entity in order to consummate the Transactions or operate the Business from and after the Closing. Without limiting the foregoing sentence, each of AT&T and Investor shall, and shall cause their respective Affiliates to, make, or cause the applicable Person to make, its respective filing pursuant to (A) the HSR Act, if applicable, with respect to the Transactions, (B) all applications required to be filed with respect to Communications Licenses (including the FCC Licenses) and (C) the approval set forth on Section 6.5(a) of the AT&T Disclosure Letter, in each case, as promptly as reasonably practicable after the Execution Date and no later than 21 Business Days after the Execution Date (provided, that any failure to make such filings within 21 Business Days after the Execution Date shall not constitute a breach of this Agreement so long as such filings are made as promptly as reasonably practicable thereafter).

(iii) Subsequent Submissions. AT&T and Investor shall promptly provide all non-privileged information and documents requested by any Governmental Entity to the extent necessary or advisable to resolve any inquiry or investigation and to obtain as promptly as practicable all permits, clearances, and approvals necessary or advisable to be obtained from such Governmental Entity in order to consummate the Transactions.

(b) Conduct of Interactions with Governmental Entities. Except with respect to Tax matters, notwithstanding any other provisions of this Agreement, AT&T and Investor shall (i) jointly determine timing and strategy and be jointly responsible for the final content of any substantive oral or written joint communications with any applicable Governmental Entity, and (ii) jointly coordinate all activities with respect to seeking any Permits or State and Local Operating Authority of any Governmental Entity under any U.S. or non-U.S. Antitrust Laws and the Communications Act. Investor and AT&T shall have the right to review in advance (subject to, as necessary, redactions of commercially sensitive terms or the privileged information of such party or the exchange of information on an “outside counsel only” basis) and, to the extent practicable, each shall consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Investor and AT&T, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any

Governmental Entity in connection with the Transaction, provided, however, that in the event of any disagreement between AT&T and Investor with respect to the matters described in the foregoing clause (i) or (ii), AT&T and Investor shall cooperate and consult with one another and seek to resolve such disagreement reasonably and in good faith. In exercising the foregoing rights, Investor and AT&T shall act reasonably and as promptly as practicable. Except with respect to Tax matters, neither AT&T nor Investor shall permit any of its officers or any other representatives or agents to participate in any meeting or substantive communication with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the Transaction unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(c) Remedies. The Parties understand and agree that the reasonable best efforts of AT&T and Investor pursuant to Section 6.4 shall be deemed to include proposing, negotiating, offering to agree to, agreeing to or effecting such conditions, commitments or restrictions on or related to the conduct of the Business (including amendments to or waivers of provisions of any agreement among any or all of the Parties that relate to the Business) as are necessary or proper to cause the expiration or termination of the applicable waiting periods or approval required under any Antitrust Law or the Communications Act or to avoid a suit by a Governmental Entity seeking to enjoin the Transactions pursuant to any Antitrust Law or the Communications Act; provided that no Party shall be required to agree to any conditions, commitments or restrictions that, individually or in the aggregate, would reasonably be expected to materially adversely impact the assets, business, expected results of operation or financial condition of NewCo, taken as a whole, or the Business (the occurrence thereof, a “NewCo Substantial Detriment”) or that are not conditioned upon the consummation of the Closing. Notwithstanding anything to the contrary set forth herein, (i) neither AT&T nor NewCo or any of their respective Affiliates shall be required to divest, transfer, sell or otherwise dispose of or hold separate (or agree to do any of the foregoing), any business, asset or any portion thereof, whether or not to be contributed to NewCo, and neither AT&T nor any of its Affiliates (other than NewCo and the Transferred Subsidiaries in accordance with the first sentence of this Section 6.5(c)) shall be required to effect any conditions, commitments or restrictions (or agree to do any of the foregoing) on or related to the conduct of their respective businesses (other than the Business in accordance with the first sentence of this Section 6.5(c)) (any such action by AT&T or its Affiliates, an “AT&T Substantial Detriment”) and (ii) no private equity fund or portfolio company thereof that is managed by an Affiliate of Investor shall be required to divest, transfer, sell or otherwise dispose of (or agree to do any of the foregoing) any business, asset or any portion thereof (any action described in this clause (ii), an “Investor Substantial Detriment”).

(d) Further Investor and Affiliate Actions. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including any “reasonable best efforts” standard set forth herein), Investor shall take promptly, and in no event later than the Additional Cash Amount Start Date, any and all actions necessary or proper (including proffering, proposing, negotiating, offering to agree to, agreeing to or effecting such conditions, commitments or restrictions (including amendments to or waivers of provisions of any agreement)), other than those that would constitute an Investor Substantial Detriment (including any divestitures of any business, asset or any portion thereof), to ensure that Investor’s Affiliate’s ownership in, and activities related to, the matter described in Section 6.5(d) of the AT&T Disclosure Letter does not or would not result in the failure of any condition in Section 7.1(a), Section 7.1(b), Section 7.2(c) or Section 7.3(c).

Section 6.6 Third Party Consents. Except with respect to filings and approvals with Governmental Entities (which are addressed in Section 6.5) and Commingled Contracts (which are addressed in Section 1.8), on the terms and subject to the conditions set forth herein, AT&T and Investor shall cooperate with each other and use (and shall cause their respective controlled Affiliates to use) their respective commercially reasonable efforts to obtain any Consents required from third parties in connection with the consummation of the Transactions or the transactions contemplated by the Ancillary Agreements at or prior to the Closing. In addition to the foregoing sentence, the Parties agree to provide such evidence as to financial capability, resources, and creditworthiness of NewCo, AT&T or Investor as may be reasonably requested by any third party whose Consent or approval is sought hereunder. In no event shall any Party (or any of their respective Affiliates) other than NewCo be required to make any payment, incur any liability, commence any litigation or make any concession to obtain any Consents of third parties contemplated by this Section 6.6.

Section 6.7 Debt Financing.

(a) Subject to Section 6.7(d), NewCo and AT&T shall each use reasonable best efforts, respectively, and shall cause their respective Representatives, Affiliates and Subsidiaries to use reasonable best efforts (including, without limitation, in the case of AT&T, to cause NewCo and NewCo Borrower to use reasonable best efforts), in close consultation with the Investor, to obtain the Debt Financing on the terms and conditions set forth in the Debt Commitment Letter (subject to the “flex” provisions in the Fee Letter), and, in lieu of all or a portion of the bridge loan facility set forth in the Debt Commitment Letter, to issue senior secured notes in syndication, in each case, as set forth in the Debt Commitment Letter as promptly as practical taking into account the anticipated timing of the Closing (including, without limitation, using reasonable best efforts, as applicable, to satisfy on a timely basis the conditions set forth on Exhibit D to the Debt Commitment Letter that are within its control, including using reasonable best efforts to (i) prepare and deliver, or cause to be prepared and delivered, the Required Financial Statements (as defined in the Debt Commitment Letter), (ii) prepare and deliver the Offering Document (as defined in the Debt Commitment Letter) in the form required to be delivered pursuant to Exhibit D to the Debt Commitment Letter and (iii) facilitate NewCo’s independent auditor’s delivery of consents and customary “comfort letters” (including as to negative assurances) in connection with the Debt Financing). Investor shall use its reasonable best efforts to assist AT&T and NewCo to arrange and obtain the Debt Financing.

(b) Each of AT&T and NewCo shall (i) keep the Investor informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide copies of the material definitive agreements for the Debt Financing and (ii) consult with the Investor on any lender presentations, offering memorandum, term sheets and Definitive Financing Agreements. Each of AT&T, NewCo and the Investor shall give the other Parties prompt notice if any Party becomes aware (w) that the Debt Commitment Letter ceases to be in full force and effect regarding the legal, valid, binding and enforceable obligations of NewCo or of the other parties thereto, (x) of any breach or default by any party to any of the Debt Commitment Letter or definitive agreements related to the Debt Financing, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Debt Financing Source with respect to (1) any actual or threatened breach, default, termination or repudiation by any party to the Debt Commitment Letter or definitive agreements related to the Debt Financing or (2) material dispute or disagreement between or among any parties to any of the Debt Commitment Letter or definitive agreements related to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing, and (z) if at any time for any reason any Party believes in good faith that NewCo’s ability to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter or definitive agreements related to the Debt Financing has been, or will be, materially and adversely impacted.

(c) Any right that may be exercised by both AT&T and the Investor under the Debt Commitment Letter shall be exercised by the two parties jointly, including the designation of “Disqualified Institutions” thereunder.

(d) AT&T and the Investor shall jointly agree on when to consummate the Debt Financing and no Debt Financing shall be issued without the consent of each of AT&T and the Investor, which in each case shall not be unreasonably withheld, conditioned or delayed. In determining when to consummate the Debt Financing, AT&T and the Investor will consider the terms set forth in the Debt Commitment Letter to be obtained in syndication at such time and the pricing, fees, escrow costs (if any) and other financing costs. Notwithstanding the foregoing, after the Inside Date, upon satisfaction of all conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing and the condition in Section 7.1(c)), NewCo Borrower may, without the consent of AT&T or the Investor, consummate the Debt Financing pursuant to the Debt Commitment Letter on the terms set forth therein (including any “flex” provision thereof).

(e) All material non-public information provided by AT&T or Investor or any of their respective Subsidiaries or Representatives pursuant to this Section 6.7 shall be kept confidential in accordance with the Confidentiality Agreement and the NewCo Operating Agreement, as applicable, except that the Parties shall be permitted to disclose such information upon mutual agreement of the Parties to the debt financing sources and other potential sources of capital, rating agencies and prospective lenders (but not prospective investors in any debt securities offering) during syndication of the Debt Financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

Section 6.8 Tax Matters(a) .

(a) All sales, use, value added, registration stamp, recording, documentary, conveyancing, transfer and similar Taxes, levies, charges and fees incurred in connection with the transactions contemplated by this Agreement, excluding, for the avoidance of doubt, any Income Taxes (collectively, “Transfer Taxes”), shall be borne by NewCo. All Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law. The Parties shall cooperate in the preparation of any such filings, reports or returns with respect to Transfer Taxes.

(b) Tax Claims. If any claim or demand for Taxes that could reasonably be expected to give rise to a claim for indemnification under Section 8.2 or Section 8.3 is asserted by any Governmental Entity, the party first receiving notice of such claim or demand shall notify the other party of such claim or demand promptly, and in any case within 10 Business Days of receipt of such notice; provided, however, that the failure of a party to give such prompt notice shall not relieve the other party of any of its indemnification obligations, except to the extent such other party is actually and materially prejudiced by such failure. AT&T shall control any claim, audit, litigation or other proceeding with respect to the Taxes of NewCo or any Transferred Subsidiary for any tax period ending on or prior to the Closing Date or any Taxes with respect to which would reasonably be expected to be entirely indemnifiable by AT&T (any such claim controlled by AT&T pursuant to this Section 6.8(b), a “Tax Claim”); provided that the definition of Tax Claim shall not include any claim with respect to Income Taxes of any consolidated, combined, unitary or similar group of which AT&T is a member, which claim shall solely be controlled by AT&T. If AT&T controls a Tax Claim pursuant to this Section 6.8(b), AT&T shall keep the Investor reasonably informed with respect to such Tax Claim and provide copies of all material communications regarding such Tax Claim to Investor. With respect to Tax Claims that would reasonably be expected to materially adversely impact NewCo or Investor (including Investor’s direct or indirect owners), AT&T shall (i) provide Investor with the opportunity, at Investor’s sole expense, to participate in such Tax Claim, and (ii) not settle such Tax Claim without Investor’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Straddle Period Allocation. For all purposes of this Agreement, with respect to any tax period including, but not ending on, the Closing Date (a “Straddle Period”), items of income, gain, loss and deduction shall be apportioned between the Pre-Closing Tax Period and the remaining portion of such Tax year or period on a per diem basis in the case of any real and personal property Taxes and on the basis of a closing of the books as of the end of the Closing Date in the case of all other Taxes, provided that exemptions, allowances or deductions that are calculated on an annual basis and that are not apportioned on the basis of an interim closing of the books as of the end of the Closing Date shall be allocated between the Pre-Closing Tax Period and the remaining portion of such Tax year or period in proportion to the number of days in each period.

(d) Tax Treatment. The Parties and their respective Affiliates shall treat the Senior Preferred Units, the Junior Preferred Units and the Common Units as equity for applicable Tax, GAAP and financial accounting purposes.

(e) Refunds. AT&T shall be entitled to the amount of any refund or credit in lieu of refund of Taxes of NewCo or any of the Transferred Subsidiaries with respect to a Pre-Closing Tax Period, which refund or credit is actually received in cash (or, in the case of a credit in lieu of a refund, is claimed on a Tax Return (excluding any estimated tax return) in lieu of a cash refund) from a Governmental Entity after the Closing, net of any Taxes or other costs attributable to obtaining, receiving, distributing or paying over such refund or credit, provided that AT&T shall not be entitled to the amount of any such refund or credit to the extent such refund or credit (i) arises as the result of a carryback of a loss or other Tax benefit arising in a Tax period (or portion thereof) beginning after the Closing Date, (ii) was taken into account in the calculation of Closing Working Capital as finally determined pursuant to Section 2.4 or to reduce Closing Outstanding Indebtedness as finally determined pursuant to Section 2.4, or (iii) is required to be paid over to a third party pursuant to a Contract in existence prior to the Closing (other than this Agreement). NewCo shall use commercially reasonable efforts, at the expense and request of AT&T, to obtain any refunds to which AT&T would be entitled pursuant to this Section 6.8(e). NewCo shall pay, or cause to be paid, to AT&T any amount to which AT&T is entitled pursuant to this Section 6.8(e) within 60 Business Days following the receipt (or, in the case of a credit in lieu of a refund, the claim as described above) of the applicable refund or credit. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Governmental Entity, AT&T agrees promptly to repay the amount of such refund or credit, together with applicable interest, if any, to NewCo.

(f) Entity Classification. Notwithstanding anything to the contrary herein, (i) the AT&T Member, the Investor Member, and each of their respective Affiliates, agrees that (A) NewCo is to be treated at all times following the Closing Date as a partnership (that is not a “publicly traded partnership”) for U.S. federal income Tax purposes, (B) no Subsidiary of NewCo will at any time be treated as (or elect to be treated as) a domestic corporation for U.S. federal income Tax purposes (other than a Subsidiary with no more than a de minimis amount of assets whose primary purpose is to facilitate a financing), (C) no Subsidiary of NewCo that is a foreign corporation for U.S. federal income Tax purposes will directly or indirectly own any material amount of U.S. operations, and (ii) neither the AT&T Member nor the Investor Member shall, or shall permit its Affiliates to, take any position inconsistent with any such treatment described in clause (i) hereof on any Tax Return, except, in each case, as provided in the NewCo Operating Agreement (including Section 6.5 thereof).

Section 6.9 Post-Closing Obligations to Certain Employees.

(a) On a monthly basis, to the extent requested by Investor, following the Execution Date and through the Closing Date, AT&T shall provide an updated version of the employee census referenced in Section 4.18(a) as of such date. Immediately prior to, and contingent upon, the Closing, (i) the employment of the Business Employees will (unless such person has ceased to be employed by AT&T or any of its Affiliates prior thereto or is a Transferred Subsidiary Employee) be transferred by such Business Employee’s applicable employer to NewCo or a Subsidiary thereof such that each such employee shall cease to be an employee of AT&T or its Affiliate as applicable (other than NewCo and its Subsidiaries) and shall become an employee of NewCo or a Subsidiary thereof, and (ii) the employment of the Excluded Employees will be transferred by such Excluded Employee’s applicable employer to AT&T or any of its Affiliates (other than NewCo and its Subsidiaries) such that each such Excluded Employee shall cease to be an employee of the Transferred Subsidiaries, as applicable, and shall become an employee of AT&T or any of its Affiliates (other than NewCo and its Subsidiaries). For the avoidance of doubt, all Business Employees shall be employees of NewCo and its Subsidiaries and not AT&T or its Affiliates (other than NewCo or its Subsidiaries) as of the Closing Date. AT&T (or such Business Employee’s respective employer prior to Closing) will cooperate with, and use commercially reasonable efforts to assist, NewCo or a Subsidiary thereof in its efforts to secure the transition of Business Employees to NewCo or such Subsidiary, as applicable. Without limiting the generality of the foregoing, AT&T and its Affiliates (other than NewCo and its Subsidiaries) will provide all relevant information in their possession necessary to the transfer of the Business Employees, including all relevant payroll, personnel records, compensation, benefits participation and withholding tax information with respect to such Business Employees. Solely to the extent necessary for any Business Employee to perform services in connection with such Business Employee’s employment with NewCo or a Subsidiary thereof, AT&T or its Affiliates agree that such services shall not be in violation of any existing non-competition, non-solicitation or confidentiality obligation (solely with respect to any confidential information of the Business) owed to AT&T or any of its Affiliates.

(b) Commencing on the Closing Date and ending on the earlier of (i) the first anniversary of the Closing Date or (ii) the date on which a Business Employee ceases to be employed, NewCo shall provide, or shall cause its Subsidiaries to provide, to each Business Employee (other than the Union Employees) (A) a base salary or wage rate, as applicable, and annual cash bonus target opportunities (excluding, for the avoidance of doubt, eligibility to participate or receive compensation under any long-term incentive, defined benefit, equity or equity-based retention, change in control, or severance arrangements (collectively, the “Excluded Benefits”)) that are, in each case, no less favorable than those provided by AT&T and its Affiliates immediately prior to the Closing Date and (B) subject to the terms and conditions of the Transition Services Agreement, retirement, welfare and employee benefit plans, agreements, programs, policies and arrangements of NewCo (excluding the Excluded Benefits and provided that NewCo shall be permitted to reduce any retiree medical, dental and life benefits if, when, and to the extent AT&T reduces corresponding benefits under a corresponding AT&T plan) (the “NewCo Plans”) that are substantially similar in the aggregate to the employee retirement, welfare and benefit plans, programs and arrangements in effect immediately prior to the Closing Date with respect to such Business Employee. Notwithstanding anything to the contrary set forth herein, commencing on the Closing Date and ending on the first anniversary of the Closing Date, NewCo shall maintain a severance pay practice for the benefit of each Business Employee (other than the Union Employees) that is no less favorable than the severance pay practice provided by AT&T immediately prior to the Execution Date and set forth on Section 6.9(b) of the AT&T Disclosure Letter. NewCo shall assume all liabilities and obligations to provide any severance to any Business Employee (other than the Union Employees) whose employment is terminated by NewCo or its Affiliates on or following the Closing Date. In addition to the foregoing, prior to the Closing Date, AT&T and Investor shall establish a long-term incentive program intended to replace the long-term incentive target opportunities for which the Business Employees are eligible as of immediately prior to Execution Date, including target economic opportunities that are at least substantially comparable to the target opportunities provided to Business Employees immediately prior to the Execution Date.

(c) With respect to Union Employees, on the Closing Date, NewCo shall assume any Collective Bargaining Agreements with provisions applicable to such Union Employees and shall agree and become party to and bound by the terms and conditions of such Collective Bargaining Agreements applicable to Union Employees, including but not limited to the obligation of NewCo to recognize any Unions representing the Union Employees as the collective bargaining agent, and NewCo shall provide compensation and benefits to such Union Employees in accordance with the applicable Collective Bargaining Agreement. Notwithstanding anything in this Agreement to the contrary, AT&T shall comply in all material respects with any notice and effects bargaining obligations which AT&T owes to any Union in connection with the Transactions and Investor shall assist AT&T in satisfying in all material respects any such notice or effects bargaining obligations as reasonably requested by AT&T in accordance with this section and as permitted by law; provided that the effects bargaining obligation shall remain with AT&T. AT&T’s effects bargaining obligation and its rights under this paragraph shall not include imposing new Liabilities on Investor or NewCo, including extending, modifying, or renegotiating any then applicable Collective Bargaining Agreements, with respect to Union Employees following the Closing, absent Investor’s express written approval (not to be unreasonably delayed or withheld).    Upon AT&T’s request, Investor shall identify a contact person(s) to engage in such discussions with AT&T regarding effects bargaining developments and to obtain written approval (not to be unreasonably delayed or withheld) as required. AT&T shall be liable for any Liabilities resulting from such effects bargaining with respect to the Union Employees arising prior to the Closing Date. NewCo shall be liable for any Liabilities with respect to Union Employees relating to periods, or arising, on or after the Closing Date resulting from any agreement(s) with any Union. AT&T (or such Union Employee’s respective employer prior to Closing) and Investor will cooperate with, and use its best efforts to assist, NewCo or a Subsidiary thereof in its efforts to coordinate with any Union with respect to the Union Employees following the Closing.

(d) Except as set forth in the Transition Services Agreement, AT&T shall retain responsibility for and continue to pay all medical, life insurance, disability workers’ compensation and other welfare plan expenses and benefits for each Business Employee with respect to claims incurred by such Business Employee or his or her covered dependents prior to the Closing Date except (i) with respect to any Transferred Employee Obligation and (ii) to the extent such Liabilities are included as a Current Liability in the calculation of Closing Working Capital as finally determined pursuant to Section 2.4. NewCo shall be responsible for all expenses and benefits with respect to claims incurred by Business Employees or their covered dependents on or after the Closing Date, and for Union Employees, subject to Section 6.9(c). For purposes of this paragraph, a claim is deemed incurred: (i) in the case of medical or dental benefits, when the services that are the subject of the claim are performed; (ii) in the case of life insurance, when the death occurs; (iii) in the case of long-term disability benefits, when the disability occurs; and (iv) in the case of workers’ compensation benefits, when the initial event giving rise to the benefits occurs.

(e) With respect to any plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), or any plan that would be a “welfare benefit plan” (as defined in Section 3(1) of ERISA) if it were subject to ERISA, maintained by NewCo, NewCo shall (i) subject to the terms and conditions of the Transition Services Agreement, provide coverage for Business Employees under its medical, dental and health plans as of the Closing Date, (ii) cause there to be waived any pre-existing condition, actively at work requirements and waiting periods to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable AT&T Benefit Plan, and (iii) cause such plans to honor any expenses incurred by the Business Employees and their beneficiaries under similar plans of AT&T and its Affiliates during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses, for Union Employees in each case of (i), (ii) and (iii), subject to Section 6.9(c).

(f) NewCo agrees to give Business Employees credit for all service with AT&T or any of its Affiliates, to the same extent as such service was credited for such purpose by AT&T or any of its Affiliates immediately prior to the Closing Date, under each NewCo Plan in which such Business Employees are eligible to participate for purposes of eligibility, vesting, benefit accrual (other than for benefit accrual under a defined benefit pension plan in which no assets are transferred pursuant to this Agreement) and, with respect to Union Employees, seniority; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(g) Except as required by applicable Law or with respect to any Transferred Employee Obligation, as of the Closing Date, the Business Employees shall cease to accrue further benefits under the employee benefit plans and arrangements maintained by AT&T and its Affiliates and shall commence participation in NewCo Plans. From and after the Closing, AT&T shall remain solely responsible for any Liabilities in respect of the Business Employees related to the AT&T Benefit Plans, except with respect to any Transferred Employee Obligation. AT&T shall take all necessary actions to fully vest the Business Employees in their account balances under AT&T Retirement Savings Plan (the “AT&T 401(k) Plan”) or any other qualified profit-sharing plan maintained by AT&T. NewCo shall take all steps necessary to permit each such Business Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the AT&T 401(k) Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by the AT&T 401(k) Plan into an account under NewCo’s 401(k) plan (the “NewCo 401(k) Plan”). As of or prior to the Closing Date, NewCo shall have established the NewCo 401(k) Plan (and an associated tax-exempt trust) in order to provide the 401(k) and associated benefits required pursuant to this Agreement and the applicable Collective Bargaining Agreements.

(h) As of the Closing Date, NewCo shall, or shall cause one of its Subsidiaries to, take any actions necessary to assume the individual agreements with Business Employees disclosed in Section 4.17(a) of the AT&T Disclosure Letter to the extent that any such arrangements do not transfer pursuant to applicable Law.

(i) As of the Closing Date, NewCo shall, or shall cause one of its Subsidiaries to, assume all unpaid obligations of AT&T and its Affiliates to each Business Employee pursuant to any sales commission or annual bonus programs or arrangements, in each case, in respect of any performance period that includes the Closing Date; provided that (i) AT&T will determine the amount of such bonuses for the period prior to the Closing Date in the Ordinary Course based on AT&T performance (as adjusted to reflect the Transactions) and will provide such bonus determinations to NewCo prior to the time on which such bonuses are paid; (ii) NewCo will determine the amount of such bonuses for the period commencing on and after the Closing Date in the Ordinary Course based on NewCo performance; (iii) NewCo will pay the combined amount in (i) and (ii) to the Business Employees who meet the eligibility requirements for such bonuses in the Ordinary Course; and (iv) NewCo will invoice AT&T (and AT&T will pay to NewCo) for amounts paid to such Business Employees in respect of (i).

(j) With respect to any accrued but unused vacation time (including flexible time-off and sick pay) to which any Business Employee is entitled pursuant to the vacation policy applicable to such Business Employee immediately prior to the Closing Date, NewCo or a Subsidiary thereof shall assume the Liability for such accrued vacation and allow such Business Employee to use such accrued vacation in accordance with applicable Law and on terms no less favorable than in effect for such Business Employee immediately prior to Closing, for Union Employees in each case subject to Section 6.9(c).

(k) NewCo or a Subsidiary thereof shall assume any Liability under COBRA or other applicable U.S. Law arising from the actions (or inactions) of NewCo or its Affiliates after the Closing Date.

(l) On the Closing Date, the participation by Business Employees in the AT&T/WarnerMedia Pension Benefit Plan and any other defined benefit pension plan maintained by AT&T or its Subsidiaries in which the Business Employees participate (the “AT&T Pension Plans”) shall cease.

(i) No assets or Liabilities with respect to the participation of Business Employees who are not Union Employees (such employees, the “Non-Union Employees”) in the AT&T Pension Plans shall be transferred to, or otherwise become assets or Liabilities of, NewCo or its Affiliates. Benefits payable to such Non-Union Employees under the AT&T Pension Plan for the period prior to the Closing Date shall be payable to such Non-Union Employees pursuant to the terms of, and at the time and in the amounts provided under the applicable AT&T Pension Plan. With respect to Non-Union Employees who were accruing benefits under any AT&T Pension Plans immediately prior to the Closing Date, NewCo or a Subsidiary thereof shall not be obligated to establish a NewCo pension plan or plans, but will make employer contributions under the NewCo 401(k) Plan for the benefit of such Non-Union Employees, with such contributions consisting of (a) 133 1/3% match on the first 3% and (b) 100% match on the next 5%, in each case, of such Non-Union Employee’s eligible compensation that such Non-Union Employee elects to contribute.

(ii) No assets or Liabilities with respect to Union Employees who currently actively participate in the AT&T Pension Plans that are factor-based cash-balance AT&T Pension Plans identified on Section 6.9(l)(ii) of the AT&T Disclosure Letter (the “Cash-Balance AT&T Pension Plans”) shall be transferred to, or otherwise become assets or Liabilities of, NewCo or its Affiliates. Benefits payable to such Union Employees under the Cash-Balance AT&T Pension Plans for the period prior to the Closing Date shall be payable to such Union Employees pursuant to the terms of, and at the time and in the amounts provided under the applicable Cash-Balance AT&T Pension Plan, provided that AT&T shall take all necessary actions to fully vest each such Union Employee in his or her benefits under the applicable Cash-Balance AT&T Pension Plan prior to the Closing.    On or prior to the Closing Date, with respect to Union Employees who participate in Cash-Balance AT&T Pension Plans, NewCo or a Subsidiary thereof shall provide pension benefits as required by the applicable Collective Bargaining Agreement, but solely with respect to service and compensation earned on or after the Closing Date.

(iii) Prior to the Closing Date, with respect to Union Employees who currently, actively participate in non-cash balance AT&T Pension Plans identified on Section 6.9(l)(iii) of the AT&T Disclosure Letter (“Non-Cash Balance AT&T Pension Plans”), AT&T shall cause the trustee of the Non-Cash Balance AT&T Pension Plans to segregate, in accordance with the provisions set forth in a separate Schedule 6.9(l)(iii) attached hereto the assets set forth in Schedule 6.9(l)(iii) of the Non-Cash Balance AT&T Pension Plans allocable to the Union Employees set forth in Schedule 6.9(l)(iii) (such assets, the “Union Employee Non-Cash Balance AT&T Pension Plan Assets”). On or prior to the Closing Date, NewCo (or a Subsidiary thereof) shall have established a defined benefit pension plan that is substantially similar to the Non-Cash Balance AT&T Pension Plans and associated trust for the benefit of the covered Union Employees (a “Non-Cash Balance NewCo Pension Plan”) and make any and all filings and submissions to the appropriate Governmental Entities required to be made by it in connection with the transfer of the Union Employee Non-Cash Balance AT&T Pension Plan Assets. Subject to the transfer of the Union Employee Non-Cash Balance AT&T Pension Plan Assets in accordance with Schedule 6.9(l)(iii), effective on the Closing Date, the Non-Cash Balance NewCo Pension Plan shall assume and be responsible for all Liabilities for the benefits payable to the Union Employees, whether arising prior to, on or after the Closing.

(m) At Closing, NewCo (or a Subsidiary thereof) shall establish a retiree medical, dental and life benefit plan (the “NewCo Retiree Benefit Plan”) which shall provide Union Employees with retiree medical, dental and life benefits, which are no less favorable than those benefits provided by AT&T under the terms of the AT&T Benefit Plans, in each case to the extent required by the Collective Bargaining Agreements; provided that NewCo shall not be required to provide any such benefits to, and AT&T shall retain all Liabilities in respect of such benefits for, any Union Employees who met the applicable age and service eligibility provisions in order to be retirement eligible under the AT&T Benefit Plans for such benefits on or prior to the Closing.

(n) Each equity award granted to a Business Employee under the AT&T 2016 Incentive Plan or the AT&T 2018 Incentive Plan, as applicable (collectively, the “Incentive Plans”) that is outstanding as of the Closing Date (collectively, the “Outstanding Equity Awards”) shall remain outstanding and shall continue to vest in accordance with the terms of the applicable Incentive Plan and underlying award agreement. AT&T shall retain all Liabilities with respect to the Outstanding Equity Awards following the Closing Date.

(o) As of the Closing Date, NewCo shall, or shall cause of its Subsidiaries to, assume each Liability or obligation set forth on Section 6.9(o) of the AT&T Disclosure Letter.

(p) At the Closing, AT&T will provide to NewCo, Investor and their Affiliates a list of the name or identification number, and site of employment of any employees of AT&T or its Affiliates who have experienced or will experience an employment loss or layoff (as defined in the WARN Act) within 90 days prior to the Closing and who are located at a site of employment where Business Employees will be located following the Closing, along with the date of the employment loss or layoff. AT&T shall bear any and all obligations and Liability under the WARN Act resulting from employment losses of any Business Employee who does not become an employee of NewCo or a Subsidiary thereof pursuant to this Section 6.9. Investor, NewCo and their Affiliates shall be responsible for any and all obligations and Liability under the WARN Act resulting from any employment loss that is incurred following the Closing, in each case with respect to any Business Employee who becomes an employee of NewCo or a Subsidiary thereof pursuant to this Section 6.9, except to the extent resulting from any error or omission in the list provided by AT&T pursuant to the first sentence of this Section 6.9(p).

(q) The provisions of this Section 6.9 are solely for the benefit of the Parties, and neither any Union nor any current or former employee or independent contractor, nor any other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement. Notwithstanding anything to the contrary set forth herein, no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment or waiver to, any Benefit Plan or employee benefit plan of NewCo or its Affiliates, (ii) alter or limit the ability of NewCo or any of its Affiliates to amend, modify or terminate any Benefit Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 6.9, (iv) create, or shall be deemed to create, a guarantee or promise of employment or services, continued employment or services, or any term or condition of employment or service with NewCo or any of its Affiliates to any individual, or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

Section 6.10 Insurance. Investor and AT&T acknowledge that for as long as AT&T and its Affiliates own 50% or more of the Common Units or until NewCo establishes an applicable NewCo Insurance Program (as defined below), that the Business, the Transferred Assets and the Assumed Liabilities shall remain insured (in whole or in part) pursuant to the applicable third-party insurance policies and claims and compliance processes of AT&T and its Affiliates providing coverage for the Business, the Transferred Assets and the Assumed Liabilities (the “AT&T Insurance Programs”), with coverage consistent in all material respects with the insurance coverage of the Business, the Transferred Assets and the Assumed Liabilities as of immediately prior to the Closing; provided, that AT&T shall provide to NewCo a written summary of all premiums and fees of the AT&T Insurance Programs, to the extent NewCo is covered by the AT&T Insurance Programs, allocable to NewCo from and after the Closing (along with all reasonable documentation verifying such allocation), which amounts shall be Shared Transaction Expenses or expenses of NewCo. Following the Execution Date, each of AT&T and Investor shall cooperate to jointly identify all insurance programs (including policies and claims and compliance processes) that may be necessary or advisable for NewCo to maintain the insurance coverage of the Business, the Transferred Assets and the Assumed Liabilities and shall use reasonable best efforts to transition the insurance coverage of the Business, the Transferred Assets and the Assumed Liabilities from the AT&T Insurance Programs to those of NewCo and its Subsidiaries providing coverage for the Business, the Transferred Assets and the Assumed Liabilities (the “NewCo Insurance Programs”), at the Closing or as promptly as reasonably practicable thereafter, and in any event no later than 180 days after the Closing Date, such that there will not be any material interruption of coverage for the Business, the Transferred Assets and the Assumed Liabilities (for the avoidance of doubt, the transition of insurance coverage from AT&T Insurance Programs to NewCo Insurance Programs shall include AT&T endorsing (in whole or in part) the applicable AT&T Insurance Programs to exclude NewCo as a beneficiary thereunder). All related premiums and fees for the NewCo Insurance Programs shall be Shared Transaction Expenses or expenses of NewCo from and after the Closing. At any time that AT&T no longer owns 50% or more of the Common Units or coverage for the Business, the Transferred Assets or the Assumed Liabilities is provided by a NewCo Insurance Program rather than an AT&T Insurance Program (in whole or in part), AT&T shall endorse (in whole or in part) the applicable AT&T Insurance Programs to exclude NewCo as a beneficiary thereunder. AT&T may, effective at or after the Closing, amend any insurance programs maintained by AT&T, the AT&T Entities and the Transferred Subsidiaries with respect to the Business, including any programs insuring satellites, and ancillary arrangements in the manner it deems appropriate to give effect to this Section 6.10, provided that AT&T shall obtain NewCo’s prior written consent (such consent not to be unreasonably withheld) with respect to any such change that would reasonably be expected, at the time of making such change, to have a Material Adverse Effect. This Agreement shall not be considered an attempted assignment of any policy of insurance or as a Contract of insurance and shall not be construed to waive any right or remedy of AT&T in respect of any insurance policy or any other Contract or policy of insurance.

Section 6.11 Confidentiality. Each of Investor and AT&T acknowledges that the information being provided to it in connection with the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference in their entirety; provided, that actions taken by Investor and AT&T to the extent necessary in order to comply with their respective obligations under Section 6.5 and Section 6.6 hereunder shall not be deemed to be in violation of this Section 6.11 or the Confidentiality Agreement; provided, further that nothing in the Confidentiality Agreement and this Agreement prevents the disclosure of such information to the Investor’s current and prospective direct or indirect investors (including limited partners) and each of their respective Representatives in the ordinary course of business consistent with past practice; provided, further, that Investor acknowledges and agrees that from the date hereof to the Closing Date, Investor’s current and prospective direct or indirect investors (including limited partners) shall, to the extent they receive such information, be deemed to be Representatives subject to the obligations set forth in the Confidentiality Agreement. Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information to the extent relating to the Business, the Transferred Assets, the Transferred Subsidiaries or the Assumed Liabilities (and, following the Closing, such information shall be governed by the terms of the NewCo Operating Agreement).

Section 6.12 Publicity; Contact with Customers and Suppliers.

(a) The initial press release regarding the Transactions shall be a joint press release mutually agreed by Investor and AT&T, and, thereafter until the Closing, Investor and AT&T each shall consult with each other, provide each other with a reasonable opportunity to review and give due consideration to reasonable comments made by each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any third party or any Governmental Entity with respect thereto, except any consultation that would not be reasonably practicable as a result of requirements of applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity; provided, that in no event shall the foregoing apply to (i) any communications with employees of AT&T and its Affiliates or union representatives of AT&T and its Affiliates in connection with any Collective Bargaining Agreement to the extent required by applicable Law, (ii) any statements, disclosures or communications that are consistent in tone and substance with previous public statements, disclosures or communications made by it in compliance with this Section 6.12(a) (or jointly made by AT&T and Investor, if applicable) or to the extent that they have been reviewed and previously approved by the other Party or (iii) any communications by Investor and its Affiliates to their and their Affiliates current and prospective direct and indirect investors in connection with the customary and ordinary course fundraising, marketing, informational or reporting activities of Investor or its Affiliates that are consistent in tone and substance with previous public statements, disclosures or communications made by it in compliance with this Section 6.12(a). Notwithstanding the foregoing, this Section 6.12(a) shall not apply to or in any way restrict public communications to the extent they do not address this Agreement or the Transactions.

(b) Except as otherwise provided in this Agreement (including Section 6.12(a)) or as required by applicable Law, until the Closing, each of Investor and its Affiliates shall not, and shall use its reasonable best efforts to cause its Representatives not to, contact or communicate with customers, suppliers, distributors or licensors of the Business, in each case, concerning the Transactions, without the prior written consent of AT&T, which consent shall not be unreasonably withheld, conditioned or delayed, or otherwise in coordination with AT&T.

Section 6.13 Intellectual Property Covenants.

(a) Promptly following the Closing, and in any event no later than 60 days following the Closing Date, AT&T and NewCo shall file an executed version of the Short Form Trademark Assignment Agreement with the relevant Governmental Entities to record the assignment of the NewCo Trademarks and any registered Copyrights in the NewCo IPR, in each case, not owned by NewCo or the Transferred Subsidiaries as of Closing as contemplated by Section 1.2(b).

(b) Prior to the Closing, NewCo and the Transferred Subsidiaries, as applicable, shall assign and transfer to AT&T or such Person designated by AT&T any such Excluded IPR owned (whether solely or jointly) by NewCo or any of the Transferred Subsidiaries that is identified by AT&T, the AT&T Entities, NewCo or the Transferred Subsidiaries prior to Closing. To the extent any such Intellectual Property Right is registered with, or the subject of a pending application before, a Governmental Entity, NewCo and the Transferred Subsidiaries shall reasonably assist AT&T and its Affiliates (other than NewCo and the Transferred Subsidiaries) in filing or recording any such transfer or assignment with the relevant Governmental Entity.

(c) Except as expressly provided in this Agreement or in any Ancillary Agreement, it is expressly agreed that neither Investor, NewCo nor any of their respective Affiliates (including, after the Closing, the Transferred Subsidiaries) is purchasing, acquiring, licensing or otherwise obtaining, and as of the Closing shall not have, any right, title or interest (whether express or implied) in, to or under (i) the Trademarks “AT&T Inc.,” “AT&T Mobility,” “AT&T Corp.,” “AT&T International Holdings, LLC,” “SBC Telecom, Inc.”, the globe design, and any other Trademarks or Digital Indicia that are owned or controlled by AT&T or any of its Affiliates (other than NewCo and the Transferred Subsidiaries), or any derivation, variation, translation or adaptation thereof, or any Trademarks or Digital Indicia that are similar to, including or embodying any of the foregoing (collectively, the “AT&T Retained Names”), or (ii) any other Intellectual Property Rights or any other intellectual property or industrial property rights throughout the world, in each case owned by AT&T or its Affiliates (other than NewCo and the Transferred Subsidiaries) (the foregoing, together with the AT&T Retained Names, the “AT&T Retained IP”). Subject to the terms of this Agreement or any Ancillary Agreement, NewCo and the Transferred Subsidiaries shall cease and discontinue promptly as of the Closing any and all uses of any and all AT&T Retained IP. Without limiting the foregoing, NewCo and the Transferred Subsidiaries shall assign any and all right, title and interest it has in or to any of the AT&T Retained IP to AT&T or a designee specified by AT&T.

Section 6.14 Payments to and from Third Parties.

(a) AT&T shall, or shall cause its applicable Affiliate to, other than as otherwise provided by any applicable Ancillary Agreement, (i) promptly pay or deliver to NewCo any monies or checks that are in respect of a Transferred Asset or Assumed Liability that have been delivered to AT&T or any AT&T Entity after the Closing, including any monies or checks sent by customers, suppliers or other contracting parties in respect of any such Transferred Asset or Assumed Liability or arise from the operation, ownership or conduct of the Business or any such Transferred Assets after the Closing (and to the extent that the monies or checks are in respect of a period that commences before the Closing and ends after the Closing, the relevant amount shall be prorated) and (ii) promptly reimburse NewCo for any amounts paid by NewCo to the extent such payments are or are in respect of any Excluded Asset or Excluded Liability.

(b) NewCo shall, or shall cause its applicable Affiliate to, other than as otherwise provided by any applicable Ancillary Agreement, (i) promptly pay or deliver to AT&T any monies or checks that are in respect of an Excluded Asset or Excluded Liability that have been sent to NewCo or any of its Affiliates after the Closing, including any monies or checks sent by customers, suppliers or other contracting parties in respect of an Excluded Asset or Excluded Liability or arise from the operation, ownership or conduct of the Business or the Transferred Assets prior to the Closing (and to the extent that the monies or checks are in respect of a period that commences before the Closing and ends after the Closing, the relevant amount shall be prorated) and (ii) promptly reimburse AT&T for any amounts paid by AT&T to the extent such payments are or are in respect of any Transferred Asset or an Assumed Liability.

(c) The Parties acknowledge and agree there is no right of offset regarding such payments and a Party shall not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any Ancillary Agreement.

Section 6.15 De-Consolidation Matters. Notwithstanding anything to the contrary set forth herein, prior to the Closing Date, upon prior written notice to Investor, AT&T shall be permitted to implement any modification or amendment to the terms of the NewCo Operating Agreement as of the Closing as is reasonably necessary to ensure that NewCo and its Subsidiaries are not required to be consolidated under Financial Accounting Standards Board Codification Topic 810, Consolidation (or any comparable successor standard) into the financial statements of AT&T and its Affiliates for periods following the Closing, including as a result of changes to accounting standards, including GAAP (or the interpretation thereof) or in any Law (including the repeal thereof or the interpretation or enforcement thereof), following the Execution Date; provided that, without the prior consent of Investor, any such modifications or amendments will not prevent, materially delay or materially impair the Closing, adversely affect Investor’s rights under the Transaction Documents or the NewCo Operating Agreement (other than, in the aggregate, in a de minimis respect), or result in any unreimbursed cost, Tax or obligation being imposed upon Investor and its Affiliates (or any of their direct or indirect owners) than would otherwise be so imposed pursuant to the Transaction Documents (other than, in the aggregate, in a de minimis respect). Each of NewCo, AT&T and Investor shall cooperate and take all necessary action to effectuate the foregoing promptly following any request by AT&T to take such action; provided that, Investor shall have at least two Business Days after any such request to review, consider and provide comments and AT&T shall consider any comments in good faith, but is under no obligation to implement or take any actions requested by Investor.

Section 6.16 Ancillary Agreements. As promptly as practicable after the Execution Date (and in any event within 120 days after the Execution Date), Investor and AT&T shall use their respective reasonable best efforts to finalize the forms of the Ancillary Agreements described in this Agreement or attached hereto (to the extent attached as terms sheets or otherwise not in final form), including to complete any schedules, annexes or exhibits thereto, pursuant to and in accordance with the form of workplan set forth on Section 6.16 of the AT&T Disclosure Letter (which the Parties shall use their commercially reasonable efforts to finalize within ten Business Days following the Execution Date); provided, that the final form of the Co-existence Agreement shall be on customary terms and be reasonably acceptable to each of AT&T and Investor and, notwithstanding the foregoing, Investor and AT&T shall use their respective reasonable best efforts to finalize the form of the Co-existence Agreement within 90 days after the Execution Date (immediately following such time the finalization of the form of Co-existence Agreement shall be subject to the dispute resolution procedures set forth in Section 10.9). The Parties acknowledge and agree that the Ancillary Agreements form an integral part of this Agreement and the

Transactions and each Party will commit the requisite time and resources (and bear the related expenses consistent with Section 10.5) of its applicable Representatives as necessary or advisable to finalize the Ancillary Agreements in accordance with such workplan. Notwithstanding the foregoing or anything to the contrary set forth herein, the reasonable best efforts standard set forth in this Section 6.16 shall not be deemed to require AT&T, Investor or NewCo to accept or agree to any economic or other terms or conditions that are adverse to any of AT&T, Investor or NewCo other than in any de minimis respect (as measured with respect to and in the context of the applicable Ancillary Agreement) to terms and conditions in the form of the applicable Ancillary Agreement or term sheet, as applicable, attached hereto. At the Closing, NewCo shall execute and deliver each Ancillary Agreement, and AT&T shall, and shall cause each of the Transferred Subsidiaries and AT&T’s Affiliates to, execute and deliver each Ancillary Agreement to which it is a party; provided that if any Ancillary Agreement is not finalized by the Closing, the form of such Ancillary Agreement attached hereto shall be the operative Ancillary Agreement at the Closing.

Section 6.17 Intercompany Arrangements.

(a) Intracompany Receivables/Payables. There shall be no Intracompany Receivables or Intracompany Payables (other than (i) pursuant to or contemplated by this Agreement (including with respect to the Existing Intracompany Indebtedness and the Promissory Note, (ii) to the extent reflected in the Closing Statement (including reflected amounts owed to AT&T or its Affiliates for general administrative or corporate services provided to the Business up to and including the Closing Date) and that will be adjusted for pursuant to Section 2.4), or (iii) to the extent reflected in the Closing Statement, obligations under existing purchase orders and Contracts including, for the avoidance of doubt, such obligations with respect to AT&T’s WarnerMedia and regional sports networks businesses, in each case, that were entered into in the Ordinary Course and the terms and conditions of which are on arm’s length terms) between or among any Transferred Subsidiary or NewCo, on the one hand, and AT&T or any AT&T Entity, on the other. Nothing in this Section 6.17(a) shall require AT&T to terminate or cancel any intercompany obligations exclusively between or among the Transferred Subsidiaries.

(b) Intercompany Contracts. Except as pursuant to, or contemplated by, this Agreement, in any Ancillary Agreement or in connection with providing any service under any Ancillary Agreement, each of Investor and AT&T agrees that all Supported Rights and Services, any Intercompany Contracts and any Affiliate Agreements shall be terminated and be of no further force or effect and all obligations thereunder shall be fully satisfied and extinguished as of Closing, notwithstanding any terms thereof to the contrary; provided, however, that this Section 6.17(b) shall not apply to: (i) this Agreement or any Ancillary Agreement, (ii) any Commingled Contract or any Contract or service entered into in replacement thereof as contemplated by this Agreement (including any resulting Intercompany Contract), (iii) any arrangement with respect to nonassignable assets pursuant to Section 1.6 and (iv) Contracts that were entered into in the Ordinary Course and the terms and conditions of which are on arm’s-length terms and are set forth on Section 6.17(b) of the AT&T Disclosure Letter. Nothing in this Section shall require AT&T to terminate or cancel any agreements between or among one or more Transferred Subsidiaries.

Section 6.18 Mutual Release. Effective as of the Closing, each of AT&T, Investor and NewCo, on behalf of itself and its successors, assigns, Representatives, administrators, executors, beneficiaries, agents (collectively, the “Releasing Parties”) and its controlled Affiliates, hereby unconditionally and irrevocably waives, releases, remises and forever discharges any rights, claims and Losses of any type that it or any of its controlled Affiliates has had, now has or might now or hereafter have against, as applicable, AT&T, Investor, NewCo, and each of their respective individual, joint or mutual, past, present and future representatives, Affiliates, stockholders, Subsidiaries, successors and assigns (each, a “Releasee”) in respect of, relating to or arising in connection with the Business contemporaneously with or prior to the Closing, except: (i) for rights, claims and Losses arising from and after the Execution Date under the terms of this Agreement or any Ancillary Agreement, (ii) as otherwise expressly contemplated by the terms of this Agreement (including the Promissory Note, Existing Intracompany Indebtedness, Intercompany Contracts, Intracompany Receivables and Intracompany Payables in accordance with the terms hereof) or any Ancillary Agreement or (iii) in the case of Fraud; provided, that no rights, claims and Losses arising under any Ancillary Agreement or any Intercompany Contract or arrangements not contemplated to be terminated at the Closing pursuant to the terms hereof are waived, released, remised or discharged pursuant to this Section 6.18. Each of AT&T, Investor and NewCo, for itself and its controlled Affiliates, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any proceeding against any Releasee, based upon any matter purported to be released hereby. The Parties acknowledge that this Section 6.18 is not an admission of liability or of the accuracy of any alleged fact or claim. The Parties expressly agree that this Section 6.18 shall not be construed as an admission in any proceeding as evidence of or an admission by any Party of any violation or wrongdoing.

Section 6.19 LicenseCo. Exhibit S hereto sets forth the Parties’ agreement with respect to certain matters related to LicenseCo.

Section 6.20 IPTV Matters. Exhibit R hereto sets forth the Parties’ agreement with respect to certain matters related to the IPTV as a Service Agreement.

Section 6.21 No Other Discussions.

(a) Between the Execution Date and the Closing, AT&T shall not, and shall cause its Affiliates and its and its Affiliates’ officers and directors not to, and shall instruct and use its reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly (except as otherwise contemplated by this Agreement), (a) solicit, initiate, encourage, or knowingly facilitate any inquiry with respect to or that would reasonably be expected to lead to, or the making or submission of, any proposal for the direct or indirect acquisition, exchange, refinancing of, or similar transaction involving any substantial portion of the Transferred Assets or the Business, whether by merger, stock purchase, asset sale or otherwise, but excluding sales of inventory and obsolete assets in the Ordinary Course (an “Acquisition Proposal”), (b) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating or with respect to, any Acquisition Proposal, or in response to any inquiries or proposals that would reasonably be expected to lead to any Acquisition Proposal, (c) engage in negotiations with any Person with respect to any Acquisition Proposal or (d) enter into any letter of intent or similar document or any agreement or commitment providing for, any Acquisition Proposal.

(b) Between the Execution Date and the Closing, Investor shall not and shall cause its Affiliates and its and its Affiliates’ officers and directors not to, and shall instruct and use its reasonable best efforts to cause its and their respective other Representatives not to, directly or indirectly (except as otherwise contemplated by this Agreement), (a) solicit, initiate, encourage, or knowingly facilitate any inquiry with respect to or that would reasonably be expected to lead to, or the making or submission of, any Acquisition Proposal, (b) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating or with respect to, any Acquisition Proposal, or in response to any inquiries or proposals that would reasonably be expected to lead to any Acquisition Proposal, (c) engage in negotiations with any Person with respect to any Acquisition Proposal or (d) enter into any letter of intent or similar document or any agreement or commitment providing for, any Acquisition Proposal, except, in the case of each of clauses (a) through (d), as would not, and would not reasonably be expected to, result in the failure of, or delay in satisfying, any condition in Article VII (it being understood that any such matter shall be permitted hereunder).

Section 6.22 Further Assurances. On the terms and subject to the conditions set forth herein, from time to time after the Closing Date, each Party agrees to use commercially reasonable efforts to promptly execute, acknowledge and deliver, and to cause its Affiliates to promptly execute, acknowledge and deliver, any assurances, documents or instruments of transfer, conveyance, assignment and assumption reasonably requested by the other Party and necessary for the requesting Party to satisfy its obligations hereunder or to obtain the benefits of the Transactions and the transactions contemplated by the Ancillary Agreements and deliver the Transferred Assets to NewCo and the Transferred Subsidiaries in accordance with the terms hereof. Other than in the Ordinary Course (including pursuant to the terms of any Contract as of the date hereof or entered into in the Ordinary Course), prior to the Closing, AT&T and its Affiliates shall not knowingly take any action that is specifically designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Business with whom the Business then has a relationship from maintaining in all material respects the same relationship with NewCo and the Transferred Subsidiaries after the Closing as it maintained prior to the Closing.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Each Party’s Obligation. The respective obligations of each Party to consummate the Closing are subject to the satisfaction or waiver at the Closing of the following conditions:

(a) Required Approvals. (i) If applicable, the statutory waiting period (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated and, to the extent applicable, any agreement between the Parties, on the one hand, and the Federal Trade Commission or the Antitrust Division of the United States Department of Justice or any other applicable Governmental Entity, on the other hand, not to consummate the Transactions shall have expired or otherwise been terminated, (ii) the clearances and approvals from the FCC applicable to the consummation of the Transactions shall have been obtained and, in each case, such expiration, clearance or approval shall be in full force without the imposition of any term, limitation, condition or restriction that has resulted in or would reasonably be expected to result in a NewCo Substantial Detriment and (iii) the approval set forth on Section 6.5(a) of the AT&T Disclosure Letter shall have been granted or deemed to have been granted.

(b) Orders and Litigation. No Governmental Entity of competent jurisdiction shall have enacted, issued or promulgated, any Order or Law (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions.

(c) Debt Financing. NewCo Borrower shall have received the proceeds of the Debt Financing (other than the proceeds of any revolving credit facility borrowings under the Debt Financing but including any senior secured notes or other senior secured debt securities issued in lieu of the bridge loan facility contemplated in the Debt Commitment Letter on terms not less favorable to NewCo than those contemplated in the Debt Commitment Letter (including the “securities demand” section thereof))), in an aggregate principal amount not less than the Closing Date Payment and on the terms set forth in the Debt Commitment Letter (including any “flex” provision thereof).

Section 7.2 Conditions to Obligations of Investor. The obligation of Investor to consummate the Closing is subject to the satisfaction or waiver at the Closing of the following conditions:

(a) Representations and Warranties of AT&T.

(i) Each of the AT&T Fundamental Representations (other than the representations and warranties set forth in Section 4.3) shall be true and correct (without giving effect to any “materiality” qualifiers, including “Material Adverse Effect,” contained therein) in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any “materiality” qualifiers, including “Material Adverse Effect,” contained therein) in all material respects as of such earlier date). The representations and warranties set forth in Section 4.3 shall be true and correct (without giving effect to any “materiality” qualifiers, including “Material Adverse Effect,” contained therein) in all but de minimis respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any “materiality” qualifiers, including “Material Adverse Effect,” contained therein) in all but de minimis respects as of such earlier date).

(ii) Each AT&T Representation (other than the AT&T Fundamental Representations and the representations and warranties set forth in Section 4.7(b)) shall be true and correct (without giving effect to any “materiality” qualifiers, including “Material Adverse Effect,” contained therein (other than with respect to references to “Material Contract” or “material to the Business” in Section 4.12 or “material Benefit Plan” in Section 4.17)) as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any “materiality” qualifiers, including “Material Adverse Effect,” contained therein (other than with respect to references to “Material Contract” or “material to the Business” in Section 4.12 or “material Benefit Plan” in Section 4.17)) as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect. The representation and warranty set forth in Section 4.7(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date.

(b) Performance of Obligations of AT&T. AT&T shall have performed and complied with each of the covenants required to be performed by it under this Agreement on or prior to the Closing Date in all material respects.

(c) Required Approvals. (i) The condition to Closing set forth in Section 7.1(a) shall have been satisfied without the imposition of any term, limitation, condition or restriction that has resulted in or would reasonably be expected to result in an Investor Substantial Detriment and (ii) no Governmental Entity shall have commenced a proceeding seeking to impose any term, limitation, condition or restriction that would reasonably be expected to result in an Investor Substantial Detriment.

(d) Pre-Closing Reorganization. AT&T shall have consummated the Pre-Closing Reorganization.

(e) NewCo Operating Agreement. AT&T shall have delivered its counterpart of the NewCo Operating Agreement, executed by all of the parties to it other than the Investor, to Investor.

(f) Ancillary Agreements. AT&T shall have delivered to the Investor, a counterpart of each other Ancillary Agreement executed by all of the parties to it other than the Investor or any Investor Ancillary Party.

(g) Closing Certificate. Investor shall have received at Closing a certificate signed on behalf of AT&T by a duly authorized executive officer of AT&T and dated the Closing Date, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(i) have been satisfied.

(h) No Material Adverse Effect. Since the Execution Date, there shall not have occurred any Change that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.3 Conditions to Obligations of AT&T. The obligations of AT&T and NewCo to consummate the Closing are subject to the satisfaction or waiver at the Closing of the following conditions:

(a) Representations and Warranties of Investor.

(i) Each of the Investor Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date).

(ii) Each Investor Representation (other than the Investor Fundamental Representations) shall be true and correct (without giving effect to any “materiality” qualifiers, including “Material Adverse Effect,” contained therein) as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct (without giving effect to any “materiality” qualifiers, including “Material Adverse Effect,” contained therein) as of such earlier date), except where the failure of any such representations and warranties to be so true and correct would not reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of Investor. Investor shall have performed and complied with each of the covenants required to be performed by it under this Agreement on or prior to the Closing Date in all material respects.

(c) Required Approvals. (i) The condition to Closing set forth in Section 7.1(a) shall have been satisfied without the imposition of any term, limitation, condition or restriction that has resulted in or would reasonably be expected to result in an AT&T Substantial Detriment and (ii) no Governmental Entity shall have commenced a proceeding seeking to impose any term, limitation, condition or restriction that would reasonably be expected to result in an AT&T Substantial Detriment.

(d) Equity Commitment Letter. The Equity Commitment under the Equity Commitment Letter shall have been funded.

(e) NewCo Operating Agreement. Investor shall have delivered its executed counterpart of the NewCo Operating Agreement to AT&T.

(f) Ancillary Agreements. Investor shall have delivered to AT&T, an executed counterpart of each other Ancillary Agreement to which it or an Investor Ancillary Counterparty is a party.

(g) Closing Certificate. AT&T shall have received at the Closing a certificate signed on behalf of Investor by a duly authorized executive officer of and dated the Closing Date, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival. Claims arising out of representations and warranties of AT&T and Investor (other than Fundamental Representations) set forth in this Agreement shall survive the Closing until the earlier of 12 months following the Closing and the consummation of a Qualified IPO or Company Sale, except (i) that claims arising out of Fundamental Representations shall survive the Closing until the earlier of five years following the Closing and the consummation of a Qualified IPO or Company Sale and (ii) claims arising out of a breach of a representation or warranty contained in Section 4.16 shall survive the Closing until the date that is 60 days after the expiration of the applicable statute of limitations; provided, that the foregoing limitations will not apply to claims based upon Fraud. Claims arising out of agreements, covenants and obligations of a Party set forth in this Agreement that, by their nature were to be performed at or prior to Closing (including the covenants set forth in Section 6.1), shall survive for six months following the Closing Date and claims arising out of any other covenants, agreements and obligations shall survive until such obligations have been fully performed or otherwise satisfied in accordance with their terms. The provisions set forth in this Article VIII and in Article X shall survive the Closing indefinitely. No Party shall have any liability to any Person with respect to claims arising out of representations and warranties of AT&T and Investor set forth in this Agreement following the applicable survival date specified herein, which supersedes any statute of limitations that would otherwise apply, and no Party shall thereafter assert any claim, cause of action, right or remedy, or any Action, with respect to such provision or the subject matter thereof; provided, any Claim Notice that had been provided to the Indemnifying Party in accordance with Section 8.4 prior to the applicable survival date, then any such claim provided therein, if then unresolved, will survive the expiration of the applicable survival period until such claim is resolved.

Section 8.2 Indemnification by AT&T.

(a) Following the Closing until the applicable survival dates provided in Section 8.1, AT&T shall indemnify, defend and hold harmless Investor, its Affiliates and their respective successors and permitted assigns, in their capacity as such (each an “Investor Indemnified Party” and, collectively, the “Investor Indemnified Parties”) for, from, against and in respect of any and all Losses whether or not involving a Third Party Claim incurred or suffered as the result of, arising out of or relating to, directly or indirectly:

(i) any breach by AT&T of, or inaccuracy in (or any Third Party Claim that alleges facts that, if proven, would constitute a breach of or inaccuracy in), any AT&T Representation that is not an AT&T Fundamental Representation or a representation or warranty in Section 4.16 (without giving effect to any “materiality” qualifiers, including “Material Adverse Effect,” contained therein (other than with respect to references to (i) materiality qualifications in Section 4.6 (Financial Statements), (ii) “Material Adverse Effect” qualifications in Section 4.7 (Absence of Certain Changes) and Section 4.13 (Sufficiency of Assets) and (iii) references to materiality qualifications for purposes of determining the items required to be listed or otherwise set forth in the AT&T Disclosure Letter under Section 4.12 (Material Contracts), Section 4.17 (Employee Benefits), Section 4.18 (Labor and Employment Matters) and Section 4.19 (Intellectual Property and Data Privacy and Security));

(ii) any breach by AT&T of, or inaccuracy in (or any Third Party Claim that alleges facts that, if proven, would constitute a breach of or inaccuracy in), any AT&T Fundamental Representation or any of the representations and warranties set forth in Section 4.16 (without giving effect to any “materiality” qualifiers, including “Material Adverse Effect,” contained therein);

(iii) any breach or violation by AT&T of any covenant, agreement or obligation of AT&T set forth in this Agreement; or

(iv) any Excluded Liabilities (for the avoidance of doubt, including any AT&T Transaction Expenses but excluding any AT&T Transaction Expenses that are Shared Transaction Expenses and Financing Expenses and are reimbursable to AT&T pursuant hereto).

(b) AT&T shall not have any liability in respect of any Losses of the type described in Section 8.2(a) to the extent that the aggregate amount of such Losses exceeds the Subscription Price. Further, AT&T shall not have any liability in respect of any Losses of the type described in Section 8.2(a)(i) (i) to the extent that the aggregate amount of such Losses exceeds $198,000,000 (the “Cap Amount”), (ii) unless and until the aggregate amount of such Losses exceeds $20,000,000 (the “Basket Amount”), in which event AT&T shall be liable for such Losses as exceed the Basket Amount or (iii) that arise from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) unless and until the aggregate amount of Losses resulting therefrom exceeds $500,000 (the “Per Claim Amount”), Losses excluded pursuant to clause (iii) of the foregoing sentence shall not be taken into account for purposes of determining whether the Basket Amount or the Cap Amount has been exceeded in respect of claims made by Investor Indemnified Parties; provided, that the foregoing limitations will not apply to claims based upon Fraud of AT&T.

Section 8.3 Indemnification by Investor.

(a) Following the Closing until the applicable survival dates provided in Section 8.1, Investor shall indemnify, defend and hold harmless AT&T and its Affiliates and their respective successors and permitted assigns, in their capacity as such (each an “AT&T Indemnified Party” and collectively, the “AT&T Indemnified Parties”), for, from, against and in respect of any and all Losses whether or not involving a Third Party Claim incurred or suffered as the result of, arising out of or relating to, directly or indirectly:

(i) any breach by Investor of, or inaccuracy in (or any Third Party Claim that alleges facts that, if proven, would constitute a breach of or inaccuracy in) any Investor Representation that is not an Investor Fundamental Representation (without giving effect to any “materiality” qualifiers, including “Material Adverse Effect,” contained therein);

(ii) any breach by Investor of, or inaccuracy in (or any Third Party Claim that alleges facts that, if proven, would constitute a breach of or inaccuracy in) any Investor Fundamental Representation (without giving effect to any “materiality” qualifiers, including “Material Adverse Effect,” contained therein);

(iii) any breach or violation by Investor of any covenant, agreement or obligation of Investor set forth in this Agreement; or

(iv) any Investor Transaction Expenses incurred from or after the Closing.

(b) Investor shall not have any liability in respect of any Losses of the type described in Section 8.3(a)(i) (i) to the extent that the aggregate amount of such Losses exceeds the Cap Amount, (ii) unless and until the aggregate amount of such Losses exceeds the Basket Amount in which event Investor shall be liable for such Losses as exceed the Basket Amount or (iii) that arise from any individual item, occurrence, circumstance, act or omission (or series of related items, occurrences, circumstances, acts or omissions) unless and until the aggregate amount of Losses resulting therefrom exceeds the Per Claim Amount, Losses excluded pursuant to clause (iii) of the foregoing sentence shall not be taken into account for purposes of determining whether the Basket Amount or the Cap Amount has been exceeded in respect of claims made by AT&T Indemnified Parties; provided, that the foregoing limitations will not apply to claims based upon Fraud of Investor.

Section 8.4 Claim Procedures.

(a) In order for an Investor Indemnified Party or an AT&T Indemnified Party (any of them, an “Indemnified Party”) to duly make a valid claim under Section 8.2 or Section 8.3, the Indemnified Party must (promptly, but in no event more than 20 Business Days, following the first date following the Closing Date on which such Indemnified Party has knowledge of facts, matters or circumstances from which it is reasonably apparent that such an occurrence is likely to have occurred; provided, that no failure to give notice of such claim prior to the expiration of such 20 Business Day period will relieve such Indemnifying Party from any obligation under this Article VIII, except to the extent such failure actually and materially prejudices such Indemnifying Party) provide written notice to AT&T (for claims made by Investor Indemnified Parties) or to Investor (for claims made by AT&T Indemnified Parties) (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 8.2 or Section 8.3 which the Indemnified Party alleges to have occurred, a reasonable description of the facts and circumstances giving rise to such occurrences in light of the facts and circumstances then known to the Indemnified Party, the estimated amount of Losses actually incurred or suffered as the result thereof (to the extent then ascertainable), and a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, that no defect in the information contained in such Claim Notice from the Indemnified Party to any Indemnifying Party will relieve such Indemnifying Party from any obligation under this Article VIII except to the extent such defect actually and materially prejudices such Indemnifying Party. The Indemnified Party shall cooperate with and provide to the Indemnifying Party such information under the Indemnified Party’s control as the Indemnifying Party may reasonably request for the purposes of determining the validity of the allegations made in the Claim Notice and shall keep the Indemnifying Party reasonably and promptly informed of factual and procedural developments (including additional information which may come under the Indemnified Party’s control) in connection therewith. The Indemnifying Party and the Indemnified Party shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.

(b) In the event the Claim Notice results from any Action asserted or threatened against, the Indemnified Party by a third party (other than a Tax Claim) (a “Third Party Claim”):

(i) The Indemnified Party shall provide the Claim Notice to the Indemnifying Party no later than the 20th Business Day following the Indemnified Party’s receipt of the Third Party Claim, and in any event no later than the 20th Business Day preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding; provided that if either such Business Day occurs on or prior to the Closing Date, the Claim Notice shall be timely provided if it is provided no later than the Business Day following the Closing Date; provided, that no failure by the Indemnified Party to give such Claim Notice during such 20 Business Day period will relieve the Indemnifying Party from any obligation under this Article VIII, except to the extent such failure actually and materially prejudices such Indemnifying Party.

(ii) During the period ending on the earlier of the 15th calendar day following the Indemnifying Party’s receipt of the Claim Notice and the fifth calendar day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding, the Indemnifying Party shall be entitled to notify the Indemnified Party of its election to assume and control the defense of the Third Party Claim, stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim.

(A) In the event that the Indemnifying Party duly and timely makes such election, the Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third Party Claim; provided, however, that no Indemnifying Party shall have the right to assume control of the defense of such Third Party Claim if: (i) it relates to or otherwise arises in connection with any criminal or regulatory enforcement Action, (ii) it seeks injunctive or equitable relief, (iii) the Indemnified Party shall have reasonably concluded that there exists an actual or potential conflict of interest between the Indemnifying Party and the Indemnified Party in connection with the defense of the Third Party Claim, (iv) settlement of, an adverse judgment with respect to, or the conduct of the defense of the Third Party Claim by the Indemnifying Party is, in the good faith judgment of the Indemnified Party, likely to be adverse to, the Indemnified Party’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business), (v) at any point the Indemnifying Party fails to conduct the defense of the Third Party Claim actively and diligently or (vi) such Third Party Claim is primarily related to Taxes. The Indemnified Party shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose; provided, that the fees and expenses shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this Section 8.4 unless the Indemnifying Party fails to conduct the defense of the Third Party Claim actively and diligently. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to such claims without the prior written consent of the Indemnified Party (which consent shall not be unreasonably conditioned, withheld or delayed), unless such judgment, settlement, compromise or offer to settle, compromise or cease to defend such Third Party Claim (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of all Indemnified Parties from all liabilities arising or relating to, or in connection with, the Third Party Claim, and (iii) involves no finding or admission of any violation of Law or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party or any of its Affiliates or NewCo or and of its Subsidiaries.

(B) If the Indemnifying Party does not duly and timely make such election, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party shall be entitled but not obligated (subject to Section 8.6) to notify the Indemnifying Party of its election to assume and control such defense from the Indemnifying Party, whereupon the Indemnified Party and not the Indemnifying Party shall have the powers described in the first sentence of Section 8.4(b)(ii)(A); provided that the Indemnified Party’s right to be indemnified, defended, held harmless and reimbursed in respect of the Third Party Claim shall not otherwise be affected by such election; provided, further, that the Indemnified Party may not settle any such matter without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) if the Indemnified Party is seeking or shall seek indemnification hereunder with respect to such matter, unless the Indemnified Party assumed control of the defense of the Third Party Claim because the Indemnifying Party failed to conduct such defense actively and diligently. In the event that the Indemnified Person conducts the defense of the Third Party Claim pursuant to this Section 8.4(b)(ii)(B), the Indemnifying Party will (i) advance the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article VIII. Except as expressly contemplated by this Section 8.4(b)(ii)(B), the Indemnifying Party shall have no liability with respect to a Third Party Claim settled without its prior written consent.

(iii) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate investigation and defense of all Third Party Claims, including by providing reasonable access to each other’s relevant business records, documents and employees, for purposes of investigation, document production, testimony and otherwise. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third Party Claims. The Person controlling the defense of a Third Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.

Section 8.5 Losses and Recoveries.

(a) Limitations on Losses. Notwithstanding anything to the contrary set forth herein, except to the extent awarded by a court to a third party pursuant to a Third Party Claim, no Indemnifying Party shall have any liability for any (i) consequential, indirect, speculative or incidental damages (except, in each case, to the extent such damages are reasonably foreseeable at the time that the applicable action was taken) or (ii) punitive or special damages.

(b) Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates (net of Taxes (other than Income Taxes) and other costs associated with the receipt or recovery of such amounts) under any insurance policy, increases in insurance premiums and reasonable out-of-pocket legal fees, costs and expenses incurred by the Indemnified Party, or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case to the extent relating to the matters described in the Claim Notice shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. The Indemnified Party shall use commercially reasonable efforts to recover any such insurance or other proceeds from third parties to the same extent such Indemnified Party would recover such proceeds if such Losses were not subject to indemnification hereunder.

(c) Subscription Price Adjustment and Financial Statements. No Investor Indemnified Party shall be entitled to be indemnified, defended, held harmless or reimbursed for, from or against any Losses (and such Losses shall not be counted against the Basket Amount or the Cap Amount) to the extent such Losses are included in the calculation of Closing Working Capital pursuant to Section 2.4. No Investor Indemnified Party shall be entitled to be indemnified, defended, held harmless or reimbursed under this Article VIII for, from or against any Loss to the extent the fact, matter, event or circumstance giving rise to the claim or on which it is based is adequately accrued or reserved for on the face of the Financial Statements, except for any Indemnified Taxes.

(d) Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VIII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof (net of reasonable costs of collection) (the “Total Recovered Amount”), less (ii) the full amount of the Loss, less (iii) any reasonable out-of-pocket legal fees, Taxes, increases in premiums, costs and expenses actually incurred or suffered by the Indemnified Party in connection with recovering the amount received from the third party. Where the Total Recovered Amount does not allow the Indemnified Party to recover the full amount of the Loss, the Indemnified Party has no obligation to remit to the Indemnifying Party any amount pursuant to this Section 8.5(d) unless and until the Indemnified Party has recovered the full amount of the relevant Loss.

(e) No Double Recovery. No Indemnified Party shall be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may result from more than one of the occurrences specified in Section 8.2 or Section 8.3, as the case may be).

(f) No Circular Recovery. Neither Investor nor AT&T shall have any right of contribution, indemnification or right of advancement from NewCo with respect to any Loss claimed by an Indemnified Party. Neither Investor nor AT&T make any claim for monetary damages or indemnification against either NewCo or its Subsidiaries with respect to any claim properly brought by an Investor Indemnified Party or an AT&T Indemnified Party, as applicable, under this Article VIII or otherwise relating to this Agreement or the Transactions, other than a claim pursuant to Section 8.3.

Section 8.6 Payments. The exclusive remedy for any Losses for which the Investor Indemnified Parties are indemnified under Section 8.2 shall be in the form of a payment from the Indemnifying Party to the Indemnified Party in the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than five Business Days following any Final Determination of the claims set forth in the related Claim Notice. The exclusive remedy for any Losses for which the AT&T Indemnified Parties are indemnified under Section 8.3 shall be in the form as follows: (i) for so long as either the Senior Preferred Unpaid Yield or the Senior Preferred Unreturned Contribution exceeds zero, any distribution by NewCo to Investor (or its Affiliates) pursuant to Section 7.1(b) of the NewCo Operating Agreement shall be reduced by the lesser of the amount of such distribution and the applicable Loss until the aggregate amount of such reductions is equal to such Loss and (y) upon each such reduction in distribution amount in the foregoing clause (x), NewCo shall distribute to AT&T (by wire transfer of immediately available funds to the account designated in writing by AT&T to NewCo) the amount of such reduction (which distribution, for the avoidance of doubt, shall not be a distribution subject to Section 7.1 of the NewCo Operating Agreement) and (ii) if both the Senior Preferred Unpaid Yield or the Senior Preferred Unreturned Contribution equal zero, payment from the Indemnifying Party to the Indemnified Party in the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than five Business Days following any Final Determination of the claims set forth in the related Claim Notice. For the avoidance of doubt, any such reduction in distributions to Investor under Section 7.1(b) of the NewCo Operating Agreement is intended as a reallocation of amounts that would otherwise have been paid to Investor and shall be deemed to have been distributed to Investor for purposes of any relevant calculations with respect to distributions under the NewCo Operating Agreement. NewCo shall take the applicable foregoing actions with respect to a distribution by NewCo pursuant to Section 7.1(b) of the NewCo Operating Agreement following prior written notice by the AT&T to NewCo specifying the Final Determination of the claims set forth in the related Claim Notice at least five Business Days in advance of any such distribution. Except as otherwise set forth herein, each Party, on its behalf and on behalf of its Affiliates, hereby waives any rights of set-off, netting, offset, recoupment or similar rights that such Party or its Affiliates may have with respect to any amounts owed under this Article VIII against any other amounts owed under this Agreement. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 8.2 or Section 8.3 shall be treated as adjustments to the consideration paid pursuant to the Transactions for Tax purposes, except as otherwise required by Law.

Section 8.7 Exclusive Remedies and No Rights Against Nonparties.

(a) Following the Closing, no Party shall assert against any other Party any claim, cause of action, right or remedy, or any Action, relating to this Agreement, the Transactions or any document or instrument delivered in connection herewith or therewith, other than (i) as set forth in Section 2.4(d), (ii) claims pursuant to this Article VIII, (iii) claims for Fraud, (iv) claims pursuant to Section 10.10(d) (Specific Performance) with respect to covenants to be performed at or following the Closing, and (v) claims pursuant to the terms of any other Transaction Document as permitted thereunder; provided, that the foregoing limitations on the remedies of a Party will not apply to claims based upon Fraud. Following the Closing, the claims and remedies specified in clauses (i) through (v) of the previous sentence shall constitute the Parties’ sole and exclusive rights and remedies available to the Indemnified Parties for all Losses or other claims relating to or arising out of this Agreement, the Transactions and any document or instrument delivered in connection herewith or therewith, and shall supersede all other rights and remedies available at law or in equity (including any right of rescission). Accordingly, effective as of the Closing, each Party hereby irrevocably waives and discharges, and releases each other Party, to the fullest extent permitted under applicable Law, from, all other claims, causes of action and Actions relating thereto.

(b) In addition to Section 8.7(a), subject to the rights of the parties to the Debt Commitment Letter, this Agreement may only be enforced against, and any Action, right or remedy that may be based upon, arise out of or relate to this Agreement, any other Transaction Document or the Transactions, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and no Party shall at any time assert against any Person (other than a Party) which is a director, officer, employee, stockholder, general or limited partner, member, manager, agent or Affiliate or representative of, or Debt Financing Source to, another Party (each, a “Nonparty”), any claim, cause of action, right or remedy, or any Action, relating to this Agreement, any other Transaction Document, the Transactions or any document or instrument delivered in connection herewith or therewith other than for Fraud. Each Party hereby waives and discharges any such claim, cause of action, right, remedy and Action, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom other than for Fraud. The provisions of this Section 8.7(b) are for the benefit of and shall be enforceable by each Nonparty, which is an intended third party beneficiary of this Section 8.7(b) and Section 6.18 in connection herewith. Notwithstanding anything to the contrary in this Section 8.7, in no event shall the foregoing be construed to waive any claim of NewCo against the Debt Financing Sources pursuant to the Debt Commitment Letter or the Definitive Financing Agreements or the transactions contemplated thereunder.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of AT&T and Investor;

(b) by either Investor or AT&T, by giving written notice of such termination to the other Party, if:

(i) the Closing shall not have occurred on or prior to the Outside Date; or

(ii) any Order permanently restraining or prohibiting consummation of the Transactions shall become final and non-appealable;

(c) by AT&T, if Investor shall have breached or failed to perform, as applicable, any representation, warranty, covenant or agreement on the part of Investor set forth in this Agreement (including an obligation to consummate the Transactions), which breach or failure to perform (i) if occurring or continuing on the Closing Date, would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3 and (ii) is not curable or, if curable, is not cured within the earlier of (A) 30 days after written notice thereof is given by AT&T to Investor and (B) the Outside Date; provided, that AT&T shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if AT&T is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2; or

(d) by Investor, if AT&T shall have breached or failed to perform, as applicable, any representation, warranty, covenant or agreement on the part of AT&T set forth in this Agreement (including an obligation to consummate the Transactions), which breach or failure to perform (i) if occurring or continuing on the Closing Date, would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2, respectively, and (ii) is not curable or, if curable, is not cured within the earlier of (A) 30 days after written notice thereof is given by Investor to AT&T and (B) the Outside Date; provided, that Investor shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if Investor is then in material breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 7.1 or Section 7.3.

Section 9.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, that (a) no such termination shall relieve any Party of any liability or damages to the other Party resulting from any knowing and intentional breach of this Agreement; provided, further, that no Party shall have any liability in respect of damages (including with respect to costs and expenses borne by a Party pursuant to Section 10.5) exceeding $126,000,000 (such amount to be reduced by the amount of any costs and expenses actually paid by such Party pursuant to Section 10.5) (provided that, notwithstanding the foregoing, with respect to Investor only, such amount shall be increased for each dollar of Financing Expenses, up to a maximum of $161,000,000 if there are any Financing Expenses related to the funding of the Debt Financing prior to the Closing Date) (as applicable, the “Damages Cap”), and (b) the provisions set forth in this Section 9.2, Article X and the Confidentiality Agreement shall survive the termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier service to the Person for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email, as provided in this Section 10.1, provided that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses):

To AT&T:

AT&T Services, Inc.

208 S. Akard St.

Dallas, Texas 75202

Attn: SVP – Corporate Strategy and Development

Email: sm3763@att.com

AT&T Services, Inc.

208 S. Akard St.

Dallas, Texas 75202

Attn: SVP – Assistant General Counsel

Email: th4963@att.com

With a copy to:

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Attn: Eric M. Krautheimer

Email: krautheimere@sullcrom.com

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attn: Melissa Sawyer

Email: sawyerm@sullcrom.com

To Investor:

TPG VIII Merlin Investment Holdings, L.P.

c/o TPG Capital, L.P.

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

Attn: Office of the General Counsel

E-mail: officeofgeneralcounsel@tpg.com

With a copy to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111

Attn: Jason Freedman / Minh-Chau Le / Matt Jacobson / Michael Roh / Megan Baca

Email: jason.freedman@ropesgray.com / minh-chau.le@ropesgray.com / matthew.jacobson@ropesgray.com / michael.roh@ropesgray.com / megan.baca@ropesgray.com or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

Section 10.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Investor and AT&T, or in the case of a waiver, by the Party granting the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as provided in Article VIII.

Section 10.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, directly or indirectly, without the prior written consent of the other Party. Any purported assignment in violation of this Agreement is void; provided, that Investor may at any time in its sole discretion and without the consent of any other Party assign, in whole or in part, its rights under this Agreement to a wholly-owned subsidiary, but no such assignment shall relieve Investor of any Liability or obligations hereunder; provided, that NewCo may pledge or assign its rights hereunder to its Debt Financing Sources as collateral security in connection with the Debt Financing.

Section 10.4 Third Party Beneficiaries; Parties in Interest. Except as provided in Article VIII only, which is intended to benefit, and to be enforceable by, the parties specified therein, there shall be no third party beneficiaries of this Agreement, any Ancillary Agreement or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the Parties and thereto any claim, cause of action, right or remedy including any right to contract or any right to employment or service or continued employment or service; provided, however, each Nonparty is an express third party beneficiary of Section 8.7(b), Section 10.3 and Section 10.16 and Prior AT&T Counsel are express third party beneficiaries of Section 10.15. Without limiting the foregoing sentence, no direct or indirect holder of any equity interests or securities of either AT&T or Investor (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any officer, director, agent, representative or Affiliates of either AT&T or Investor, nor any controlling Person of AT&T, Investor or their respective Affiliates, shall have any Liability or obligation arising under this Agreement or the Transactions.

Section 10.5 Expenses. Except as otherwise provided in this Agreement and the Ancillary Agreements and whether or not the Transactions are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses; provided, that (a) if the Transactions are consummated, all Shared Transaction Expenses and Financing Expenses will be paid by NewCo (and any Shared Transaction Expenses and Financing Expenses paid by AT&T and its Affiliates (other than NewCo) or Investor and its Affiliates shall be reimbursed by NewCo in accordance with Section 3.3), (b) if the Transactions are not consummated because Investor validly terminates this Agreement pursuant to Section 9.1(d), (i) the Shared Transaction Expenses (and any AT&T Transaction Expenses not included in

Shared Transaction Expenses) shall be borne by the Party incurring such expenses (provided, that with respect to this clause (b), Investor and its Affiliates shall be reimbursed for their Investor Transaction Expenses in an amount not to exceed $15,000,000) and (ii) the Financing Expenses shall be borne by AT&T, (c) if the Transactions are not consummated because AT&T validly terminates this Agreement pursuant to Section 9.1(c), the Shared Transaction Expenses (other than the AT&T Transaction Expenses and Investor Transaction Expenses included in the definition of Shared Transaction Expenses (and any AT&T Transaction Expenses not included in Shared Transaction Expenses), which shall be borne by the Party incurring such expenses), incurred through the termination of this Agreement shall be split equally and the Financing Expenses shall be borne by Investor, and (d) if the Transactions are not consummated for any other reason than as set forth in clauses (b) and (c), the Shared Transaction Expenses (other than the AT&T Transaction Expenses and Investor Transaction Expenses included in the definition of Shared Transaction Expenses (and any AT&T Transaction Expenses not included in Shared Transaction Expenses), which shall be borne by the Party incurring such expenses) and the Financing Expenses incurred through the termination of this Agreement shall be split pro rata based on the Membership Percentage of Investor and AT&T as contemplated by this Agreement (provided, that with respect to this clause (d), Investor and its Affiliates shall receive a $15,000,000 credit as either a reimbursement for their Investor Transaction Expenses or as a deduct to any obligation to bear any Shared Transaction Expenses or Financing Expenses under this clause). If this Agreement is terminated prior to the Closing in accordance with the terms hereof and, within two years of the date of such termination, AT&T (or any Affiliate thereof) executes a definitive agreement with respect to (and subsequently consummates) such Acquisition Proposal structured as (i) an acquisition of 50% or more (by value) of the assets comprising the Business (whether by merger, stock purchase, asset sale or otherwise), (ii) joint venture involving 50% or more (by value) of the assets comprising the Business, or (iii) an initial public offering, spin-off or similar transaction resulting in the indirect disposition of 50% or more (by value) of the assets comprising the Business (with the Business, in each of clauses (i), (ii) and (iii), measured as of the Effective Date), within 60 days of the consummation of such transaction, AT&T (or an Affiliate thereof) will pay to Investor (to an account specified by Investor in writing prior thereto) in immediately available funds: (A) a maximum of $17,000,000 of the fees and expenses actually paid by Investor pursuant to Section 10.5(b), Section 10.5(c) or Section 10.5(d) solely with respect to the following categories (in each case, as identified on Exhibit Q): AT&T pre-signing PwC separation & TSA expense; AT&T post-signing PwC separation & TSA expense; and TPG post-signing commercial; and (B) the fees and expenses actually paid by Investor pursuant to Section 10.5(b), Section 10.5(c) or Section 10.5(d) solely with respect to the following categories (in each case, as identified on Exhibit Q): rebranding expense, capital and marketing.

Section 10.6 Bulk Sales. Investor acknowledges that AT&T and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale, bulk transfer Laws or similar Laws of any jurisdiction. AT&T, NewCo and Investor hereby agree to waive compliance with such any applicable bulk sale, bulk transfer Laws or similar Laws of any jurisdiction in connection with the Transactions.

Section 10.7 Entire Agreement. This Agreement (including any exhibits or schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof. Upon the execution of this Agreement, the Letter Agreement, dated January 12, 2021, by and between AT&T and TPG Global, LLC shall automatically terminate and be of no force or effect.

Section 10.8 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 10.9 Dispute Resolution. Unless otherwise specified herein, including Section 2.4 and in respect of any claim for injunctive and provisional relief (including specific performance), any dispute arising out of or relating to this Agreement shall first be escalated to an ad hoc committee consisting of senior representatives of AT&T, on the one hand, and Investor, on the other, to attempt to achieve mutually satisfactory resolution within 30 days; provided that any 30-day period shall be automatically shortened to the extent required to preserve a claim prior to expiration of the applicable survival period (as set forth in Section 8.1).

Section 10.10 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of New York, including its statutes of limitations, without giving effect to any borrowing statute or applicable principles of conflicts of law to the extent that the application of the laws (including statutes of limitation) of another jurisdiction (whether of the State of New York or any other jurisdiction) would be required thereby.

(b) Each Party agrees that it shall bring any Action in respect of any claim based upon, arising out of or relating to this Agreement or the Transactions exclusively in the United States District Court for the Southern District of New York or if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York (the “Chosen Courts”) and solely in connection with claims arising under or relating to this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 10.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD

NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS Section 10.10(c).

(d) The Parties acknowledge and agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof to prevent breaches or threatened breaches in accordance with this Section 10.10, without proof of actual damages (and each Party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Parties otherwise have an adequate remedy at law.

(e) Without limitation of any of the foregoing, only if (i) all of the conditions set forth in Article VII to such Party’s obligation to consummate the Closing have either been satisfied or previously waived (other than with respect to conditions that relate to delivery of items to be delivered at the Closing and those conditions that by their nature are to be satisfied by actions taken at the Closing, but are capable of being satisfied at such time), (ii) the non-breaching Party has irrevocably confirmed in writing to the breaching Party that all of the conditions set forth in Article VII to the non-breaching Party’s obligation to consummate the Closing have either been satisfied or will be waived at Closing (other than with respect to conditions that relate to delivery of items to be delivered at the Closing and those conditions that by their nature are to be satisfied by actions taken at the Closing, but are capable of being satisfied at such time), and (iii) the breaching Party fails to consummate the Closing by the third Business Day after the delivery of the notice described in clause (ii), then the non-breaching Party shall be entitled to specific performance to cause the Closing to occur; provided, that the foregoing shall not limit or be deemed to limit the non-breaching from seeking any monetary damages remedy against the breaching Party in accordance with this Agreement, subject to Section 9.2 and this Section 10.10; provided, further, that, notwithstanding the foregoing or anything to the contrary herein, under no circumstances shall a Party be permitted or entitled to retain both a grant of specific performance to cause the Closing to occur under this Section 10.10 and payment of any monetary damages (subject to the cap set forth in Section 9.2).

(f) Notwithstanding anything to the contrary in this Agreement, following the Closing, each Party shall not have any claim for money damages pursuant to this Agreement against the other Parties except in accordance with Section 2.3, Section 2.4 and Article VIII.

Section 10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 10.12 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Article, Section or Schedule, such reference shall be to an Annex, Exhibit, Article, Section or Schedule to this Agreement unless otherwise indicated.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in U.S. Dollars. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmission by email.

(c) Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; provided, that for purposes of any representations and warranties set forth in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e) The Parties have drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(f) Neither the specification of any dollar amount in any representation or warranty set forth in this Agreement nor the inclusion of any specific item in any Schedule or section of the AT&T Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule or section of the AT&T Disclosure Letter is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty set forth in this Agreement nor the inclusion of any specific item in any Schedule or section of the AT&T Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course, and no Party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule or section of the AT&T Disclosure Letter is or is not in the Ordinary Course for purposes of this Agreement.

(g) Notwithstanding anything to the contrary, whenever this Agreement refers to “Subscribed Units”, such reference shall mean the Subscribed Units contemplated to be issued by NewCo to Investor at the Closing hereunder without regard to any syndication (including any co-investors with respect to the Subscribed Units) or similar actions by Investor.

Section 10.13 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance, is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 10.14 Obligations of Investor and of AT&T. Whenever this Agreement requires a Subsidiary of Investor to take any action, such requirement shall be deemed to include an undertaking on the part of Investor to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of AT&T to take any action (including, prior to the Closing, NewCo), such requirement shall be deemed to include an undertaking on the part of AT&T to cause such Subsidiary to take such action.

Section 10.15 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a) Conflicts of Interest. Investor and NewCo acknowledge that Sullivan & Cromwell LLP, Arnold & Porter Kaye Scholer LLP, Crowell & Moring LLP and Duane Morris LLP (each a “Prior AT&T Counsel”) has, on or prior to the Closing Date, represented one or more of AT&T and its Affiliates, and their respective officers, employees and directors (each such Person, other than any Transferred Subsidiary, a “Designated Person”) in one or more matters solely relating to this Agreement (including any such matter that may be related to a litigation, claim or dispute arising under or related to this Agreement) (each, an “Existing Representation”), and that, in the event of any matters that arise following the Closing (i) relating solely to this Agreement (including any such matter that may be related to a litigation, claim or dispute solely arising under or related to this Agreement) and (ii) in which Investor or any of its Affiliates or NewCo or any of its Affiliates (including the Transferred Subsidiaries after the Closing), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior AT&T Counsel shall represent them in connection with such Post-Closing Matter. Accordingly, each of Investor and NewCo hereby (A) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by Prior AT&T Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representation”) and (B) agrees that, in the event that a Post-Closing Matter arises, Prior AT&T Counsel may represent one or more Designated Persons in such Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Investor, NewCo or any of their respective Affiliates (including the Transferred Subsidiaries after the Closing), except in any case in which Prior AT&T Counsel may (x) have represented one or more of the Transferred Subsidiaries in a matter substantially related to such dispute or (y) be currently representing any of the Transferred Subsidiaries.

(b) Attorney-Client Privilege. Each of Investor (on behalf of itself and its Affiliates) and NewCo (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work product protection or expectation of client confidence with respect to confidential communications between any Prior AT&T Counsel, on the one hand, and any Designated Person, on the other hand (collectively, the “Pre-Closing Designated Persons”), or any legal advice given to any Pre-Closing Designated Person by any Prior AT&T Counsel, in each case to the extent occurring in the course of one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of NewCo and its Affiliates (including the Transferred Subsidiaries after Closing) and Investor and its Affiliates, it being the intention of the Parties that all rights to such Pre-Closing Privileges, and all rights to waive or otherwise control such Pre-Closing Privilege, shall be retained by AT&T and shall not pass to or be claimed or used by NewCo, Investor or any Transferred Subsidiary except as provided in the last sentence of this Section 10.15(b). Furthermore, each of Investor (on behalf of itself and its Affiliates) and NewCo (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons to the extent related to an Existing Representation or a Post-Closing Representation shall not be subject to any joint privilege (whether or not any Transferred Subsidiary also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 10.15(b), in the event that a dispute arises between Investor, NewCo or any Transferred Subsidiary, on the one hand, and a third party other than a Designated Person, on the other hand, such Transferred Subsidiary shall (and shall cause its Affiliates to) assert to the extent available the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of AT&T, which consent shall not be unreasonably conditioned, withheld or delayed.

(c) Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Transferred Subsidiaries solely to the extent containing advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be deemed excluded from the acquisition of the Transferred Subsidiary Shares, and shall be distributed to AT&T (on behalf of the applicable Pre-Closing Designated Persons) immediately prior to the Closing with (in the case of such books and records solely to the extent containing Privileged Materials) no copies retained by NewCo or any of its Affiliates (including the Transferred Subsidiaries after the Closing). Absent the prior written consent of AT&T (which consent shall not be unreasonably conditioned, withheld or delayed), none of NewCo, Investor or (following the Closing) the Transferred Subsidiaries shall have a right of access to Privileged Materials.

(d) Miscellaneous. Investor hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior AT&T Counsel. This Section 10.15 shall be irrevocable, and no term of this Section 10.15 may be amended, waived or modified, without the prior written consent of AT&T and Prior AT&T Counsel affected thereby.

Section 10.16 Debt Financing Matters. The Parties hereby agree that (a) no Debt Financing Source shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 10.16 shall limit the liability or obligations of the Debt Financing Sources to NewCo or its Affiliates pursuant to the Debt Commitment Letter or any definitive agreements with respect to the Debt Financing), (b) any claim, suit, action or proceeding of any kind or description (whether at law, in equity, in contract, in tort or otherwise) involving any Debt Financing Source arising out of or relating to the transactions contemplated pursuant to this Agreement, the Debt Financing, the Debt Commitment Letter or the performance of services thereunder shall be subject to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in The City of New York, (c) no Party (other than NewCo or its Affiliates (and its or their permitted successors and assigns under the Debt Commitment Letter)) shall bring, permit any of their respective Affiliates to bring, or support any other Person in bringing, any such claim, suit, action or proceeding in any other court against the Debt Financing Sources, (d) the waiver of rights to trial by jury and governing law set forth in Section 10.10 applies to any such claim, suit, action or proceeding against any Debt Financing Source, (e) no Party (other than Buyer or its Affiliates (and its or their permitted successors and assigns under the Debt Commitment Letter)) shall be permitted to bring any claim against any Debt Financing Source for failing to satisfy any obligation to fund the Debt Financing pursuant to the terms of the Debt Commitment Letter, (f) no amendment or waiver of Section 8.7(b), Section 10.4 or this Section 10.16 (including the defined terms used therein to the extent used in any such Section) that is adverse to the Debt Financing Sources shall be effective as to the Debt Financing Sources without the prior written consent of the Debt Financing Sources that are party to the Debt Commitment Letter and (g) the Debt Financing Sources are express and intended third party beneficiaries of Section 8.7(b), Section 10.4 and this Section 10.16. This Section 10.16 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary. For the avoidance of doubt, NewCo and its Affiliates shall have recourse against the Debt Financing Sources pursuant to the terms of the Debt Commitment Letter and any definitive agreements with respect to the Debt Commitment Letter, and nothing in this Section 10.16 shall limit the liability or obligations of the Debt Financing Sources to NewCo or its Affiliates pursuant to the Debt Commitment Letter or any definitive agreements with respect to the Debt Financing.

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

AT&T SERVICES, INC.

By:	/s/ Stephen A. McGaw
Name: Stephen A. McGaw
Title: Authorized Representative

V HOLDCO LLC

By:	/s/ Stephen A. McGaw
Name: Stephen A. McGaw
Title: Authorized Representative

V OPCO LLC

By:	/s/ Stephen A. McGaw
Name: Stephen A. McGaw
Title: Authorized Representative

[Signature Page to Agreement of Contribution and Subscription]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

TPG VIII MERLIN INVESTMENT HOLDINGS, L.P.

By: TPG Merlin SPV GP, LLC its general partner

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

[Signature Page to Agreement of Contribution and Subscription]

ANNEX A

Definitions

As used in this Agreement, the following terms have the meanings set forth in this Annex A:

“Accounting Expert” has the meaning set forth in Section 2.4(c)(iii).

“Accounts Receivable” means all trade accounts receivable and other rights to payment from customers of the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Business.

“Acquisition Proposal” has the meaning set forth in Section 6.21.

“Action” means any action, suit, claim, complaint, litigation, investigation, audit, proceeding, charge, mediation, arbitration or other similar dispute.

“Actual Capital Expenditures” means the aggregate capital expenditures (other than any expenditures with respect to Shared Transaction Expenses) incurred by AT&T and its Affiliates with respect to the Business and the Transferred Subsidiaries between the Execution Date and the Closing. For the avoidance of doubt, the following items will not be included in Actual Capital Expenditures: (a) capitalized labor and (b) any accrued capital expenditures as of the Execution Date. Further, Actual Capital Expenditures for capitalized set top boxes will be limited to new set top boxes for the DTV and IPTV products and exclude any refurbs, as well as any AT&T TV hardware boxes.

“Actual Marketing Expenditures” means the aggregate marketing expenditures (other than any expenditures with respect to Shared Transaction Expenses) incurred by AT&T and its Affiliates with respect to the Business and the Transferred Subsidiaries between the Execution Date and the Closing. For the avoidance of doubt, any accrued marketing expenditures as of the Execution Date will not be included in Actual Marketing Expenditures. Further, Actual Marketing Expenditures will only include the following categories of media spend: mass media, digital performance media and direct marketing (consistent with the categories included within Exhibit O).

“Additional Cash Amount” means, in the event that one or more of the conditions set forth in Article VII (other than (i) those conditions that by their nature are to be satisfied at the Closing but subject to such conditions, unless waivable by AT&T, being capable of being satisfied on such date and (ii) the conditions set forth in Section 7.1(a), Section 7.1(b), Section 7.2(c) and Section 7.3(c) if Investor’s or its Affiliates’ ownership in, or activities related to, the matter described in Section 6.5(d) of the AT&T Disclosure Letter remains the primary subject of investigation by a Governmental Entity) has not been satisfied or waived on or prior to the Additional Cash Amount Start Date, an amount equal to $4,931,507.00 per day for the actual number of days elapsed commencing on the Additional Cash Amount Start Date through and until the earlier of (a) the Outside Date and (b) the date on which the last of the conditions set forth in Article VII (other than (i) those conditions that by their nature are to be satisfied at the Closing but subject to such conditions, unless waivable by AT&T, being capable of being satisfied on such date and (ii) the conditions set forth in Section 7.1(a), Section 7.1(b), Section 7.2(c) and Section 7.3(c) if Investor’s or its Affiliates’ ownership in, or activities related to, the matter described in Section 6.5(d) of the AT&T Disclosure Letter remains the primary subject of investigation by a Governmental Entity) has been satisfied or waived.

“Additional Cash Amount Start Date” means July 1, 2021.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means, collectively, those agreements or term sheets, as applicable, in the forms attached hereto as Exhibit B, Exhibit E, Exhibit F, Exhibit G, Exhibit H, Exhibit I, Exhibit J, Exhibit K, Exhibit L, Exhibit M and Exhibit N, the Co-existence Agreement and the other documents and agreements expressly required to be executed pursuant to this Agreement.

“Anti-Corruption Laws” shall mean (a) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), (b) the United Kingdom Bribery Act, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transaction, and (e) other anti-bribery and anti-corruption laws, regulations or ordinances applicable to the Business and its Subsidiaries and their respective operations from time to time.

“Anti-Money Laundering Laws” shall mean anti-money laundering-related Laws, regulations, and codes of practice applicable to the Business and its Subsidiaries and their operations from time to time, including without limitation (a) the EU Anti-Money Laundering Directives and any Laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same, and (b) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended.

“Antitrust Law” means all U.S. and non-U.S. antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assigned Leases” has the meaning set forth in the “Transferred Assets” definition.

“Assumed Liabilities” means the Existing Intracompany Indebtedness and all Liabilities (a) to the extent relating to the Transferred Assets or Related to the Business as of the Closing Date, (b) to the extent resulting from, arising out of or relating to the Transferred Employee Obligations and (c) to the extent resulting from, arising out of or relating to the employment or engagement (or termination of same) by AT&T, NewCo or any Subsidiary thereof of any Business Employees prior to, on or after the Closing Date, other than any liabilities retained by AT&T pursuant to Section 6.9 or subsection (l) of the “Excluded Liabilities” definition; provided that, for the avoidance of doubt, Assumed Liabilities will exclude Indemnified Taxes and all Excluded Liabilities.

“AT&T” has the meaning set forth in the Preamble.

“AT&T 401(k) Plan” has the meaning set forth in Section 6.9(g).

“AT&T Ancillary Counterparty” means any Affiliate of AT&T contemplated to be a party to an Ancillary Agreement.

“AT&T Benefit Plan” has the meaning set forth in the “Benefit Plans” definition.

“AT&T Disclosure Letter” has the meaning set forth in the introductory sentence of Article IV.

“AT&T Entities” has the meaning set forth in Section 1.2(a).

“AT&T Fundamental Representations” means the representations and warranties of AT&T and NewCo, as applicable, set forth in Section 4.1 (Organization, Good Standing and Qualification), Section 4.3 (NewCo), Section 4.4 (Authority; Approval) and Section 4.21 (Brokers and Finders).

“AT&T HoldCo” has the meaning set forth in the Preamble.

“AT&T Indemnified Parties” has the meaning set forth in Section 8.3(a).

“AT&T Insurance Programs” has the meaning set forth in Section 6.10.

“AT&T Pension Plans” has the meaning set forth in Section 6.9(l).

“AT&T Representations” means the representations made by AT&T in Article IV.

“AT&T Retained IP” has the meaning set forth in Section 6.13(c).

“AT&T Retained Names” has the meaning set forth in Section 6.13(c).

“AT&T Substantial Detriment” has the meaning set forth in Section 6.5(c).

“AT&T Transaction Expenses” means all (i) third party out-of-pocket fees, costs and expenses (including all fees and expenses of counsel, accountants, investment bankers, advisors, experts and consultants to AT&T and to its Affiliates), incurred by AT&T and its Affiliates before or at the Closing and in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement or any alternative thereto, the Pre-Closing Reorganization to the extent incurred (prior to the Closing) or the authorization, preparation, negotiation and execution of the Ancillary Agreements and (ii) the aggregate amount of change of control payments, transaction bonuses, stay bonuses, retention payments, severance or similar payments and any other similar payments that are payable by NewCo to a Business Employee solely in connection with or as a result of the consummation of the transactions contemplated hereby (excluding any transaction awards allocated pursuant to Item 5 of Section 6.1(a)(xi) of the AT&T Disclosure Letter) and, in each case, the employer portion of any related unemployment, social security or payroll Taxes thereon without regard to any ability to defer such Taxes under the CARES Act, which costs and expenses in the foregoing clauses (i) and (ii) above shall be calculated and allocated consistent with the methodology set forth in Exhibit Q (the “Transaction Expenses Schedule”)

“AT&T TV OTT Business” means AT&T’s or its Affiliates’ over-the-top (“OTT”) business whereby AT&T or an Affiliate thereof distributes programming signal(s) or feed(s), and/or video-on-demand assets, using any internet technologies on an OTT basis, including the AT&T TV and AT&T TV Now experiences and Watch TV.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.4.

“Basket Amount” has the meaning set forth in Section 8.2(b).

“Benefit Plans” means all “employee benefit plans” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other incentive, bonus, commissions, profit-sharing, stock option, stock purchase, stock ownership, other equity or equity-based compensation, employment, offer letter, individual independent contractor, individual consulting, compensation, vacation or other leave, change in control, retention, transaction, supplemental retirement, severance, health, medical, disability, life insurance, welfare, deferred compensation, fringe benefit, employee loan and other employee compensation and benefit plans, programs, practices, policies, schemes, arrangements and agreements, in any case, whether written or unwritten, (i) that was established or is sponsored, contributed to, required to be contributed to or maintained by AT&T or any of its Affiliates (other than the Transferred Subsidiaries) with respect to any Business Employee or any beneficiary or dependent thereof, or under which NewCo or the Investor has any Liability (an “AT&T Benefit Plan”), or (ii) that is established, sponsored, contributed to, required to be contributed to or maintained by NewCo or any Transferred Subsidiaries (a “Transferred Subsidiary Benefit Plan”), or under which NewCo or any Transferred Subsidiary has any Liability, in each case, other than any plan, program or arrangement sponsored by a Governmental Entity solely to the extent providing the minimum statutorily required level of compensation or benefits thereunder.

“Books and Records” means all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) Related to the Business and all personnel files and Forms I-9 for Business Employees who remain or become employees of NewCo or a Subsidiary thereof following the Closing, but excluding any such items to the extent (a) they are included in or primarily related to any Excluded Assets or Excluded Liabilities or (b) any Law prohibits their Transfer.

“Business” means each of the DIRECTV Satellite Business, the AT&T TV OTT Business and the U-verse IPTV Business, which in each case includes their respective linear, streaming, VOD, pay-per-view, electronic sell through and other video distribution platforms, and any ancillary activities, including productions such as Red Zone and Fantasy Zone, but specifically excludes the Excluded Assets.

“Business Day” means any day ending at 11:59 p.m. (Eastern Standard Time) other than a Saturday, a Sunday or a day on which banks in the City of New York and City of San Francisco are authorized or obligated by Law or executive order to close.

“Business Employees” means (i) all current employees of the Transferred Subsidiaries as of immediately prior to the Closing (each, a “Transferred Subsidiary Employee”), and (ii) all current employees of AT&T or any AT&T Entity (other than the Transferred Subsidiaries), including those who are on short-term disability as of the Closing (but excluding any employees on long-term disability), at least 51% of whose respective work hours during the 12 months prior to the Closing (or such shorter period as they have worked for the Business) were allocated to the Business. Notwithstanding the foregoing, those Business Employees who are (i) Non-Union Employees, (ii) as of the Closing Date, within two years of reaching the applicable age and service eligibility provisions in order to be retirement eligible (the “Retirement Milestone”) under certain applicable pension programs under the AT&T/WarnerMedia Pension Benefit Plan and (iii) identified in Section 4.18(a) of the AT&T Disclosure Letter as updated prior to the Closing Date (the “Two Year Business Employees”), shall remain employed by AT&T or one of its Affiliates (other than NewCo and its Subsidiaries) following the Closing Date and shall be seconded to NewCo or its Subsidiaries, pursuant to a separate secondment agreement to be entered into between AT&T and NewCo. Upon reaching the Retirement Milestone, each such Two Year Business Employee shall immediately cease employment with AT&T and commence employment with NewCo or one of its Affiliates (other than AT&T and its Subsidiaries) and shall thereafter be treated as a Business Employee for all purposes under this Agreement.

“Cap Amount” has the meaning set forth in Section 8.2(b).

“Capital Expenditure Deficit” means the amount by which Planned Capital Expenditures exceeds Actual Capital Expenditures, calculated on a per diem basis for the number of days between the Execution Date and the Closing; provided that in no event shall the amount to be included in Minimum Cash Amount pursuant to this definition (i) be included until such amount exceeds $10,000,000, (ii) include or reflect items required to be included or reflected in the calculation of Closing Indebtedness or (iii) be less than $0. For the avoidance of doubt, accrued capital expenditures will remain in the definition of Closing Working Capital and Estimated Working Capital as defined by Exhibit C, such that any accrued but not paid capital expenditures as of Closing would be a reduction to Estimated Working Capital and Closing Working Capital.

“Capitalized Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP as applied consistently with the past practices of such Person, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as applied consistently with the past practices of such Person.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor Law or executive order or executive memo (including, without limitation, IRS Notice 2020-65, 2020-38 IRB) in any U.S. jurisdiction, including the Health and Economic Recovery Omnibus Emergency Solutions Act.

“Cash” means cash and cash equivalents (other than all restricted cash, including non-U.S. cash (which, for the avoidance of doubt, shall not include cash held in Puerto Rico), cash posted to support letters of credit or performance bonds or cash that is subject to any restrictions on use or distribution by applicable Law, Contract or otherwise, including restrictions on dividends), currency on hand, cash balances in deposits with banks or financial institutions, investment accounts, negotiable instruments, checks, money orders, marketable securities, short-term instruments and other cash equivalents in accordance with the Closing Statement Guidelines.

“Cash-Balance AT&T Pension Plans” has the meaning set forth in Section 6.9(l)(i).

“Change” means any event, fact, condition, circumstance, change, occurrence, development or effect.

“Chosen Courts” has the meaning set forth in Section 10.10(b).

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash Amount” means the amount of Cash of the Business determined on a combined basis in accordance with the Closing Statement Guidelines as of 11:59 p.m. New York City time on the day immediately prior to the Closing Date.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Payment” has the meaning set forth in Section 3.2(a).

“Closing Outstanding Indebtedness” means the aggregate amount of outstanding Indebtedness of the Transferred Subsidiaries, except for the current portion of any such Indebtedness and excluding the Existing Intracompany Indebtedness, as of the time immediately preceding the Closing, calculated in accordance with the Closing Statement Guidelines (provided, that such amount shall not include or reflect any Indebtedness pursuant to the Debt Financing or as otherwise contemplated to be incurred by NewCo and the Transferred Subsidiaries at the Closing pursuant to this Agreement.)

“Closing Statement” has the meaning set forth in Section 2.4(c)(i).

“Closing Statement Guidelines” means (i) the accounting principles, policies, procedures, categorizations, definitions, methodologies, practices and techniques set forth in Exhibit C; and (ii) to the extent not addressed in the Closing Statement Guidelines, the same accounting principles, policies, procedures, categorizations, assets recognition bases, definitions, methods, estimation methodologies, practices and techniques (including management judgement) applied in the preparation of the Most Recent Balance Sheet (provided, that the foregoing clause (i) shall take precedence over the foregoing clause (ii)).

“Closing Statement Preparation Period” has the meaning set forth in Section 2.4(c)(i).

“Closing Working Capital” means the amount equal to, as of 11:59 p.m. New York City time on the day immediately prior the Closing Date, the difference between Current Assets and Current Liabilities calculated in accordance with the Closing Statement Guidelines set forth on Exhibit C and excluding all Cash, Indebtedness, AT&T Transaction Expenses and Shared Transaction Expenses.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” has the meaning set forth in Section 4.18(a).

“Commingled Contract” means any Contract to which AT&T or any AT&T Entity is a party and relating to both (a) the Business and (b) one or more other businesses of AT&T or any AT&T Entity.

“Communications Act” has the meaning set forth in Section 4.5(a).

“Communications Laws” has the meaning set forth in Section 4.5(a).

“Communications Licenses” has the meaning set forth in Section 4.11(b).

“Company Sale” has the meaning set forth in the NewCo Operating Agreement.

“Concession Agreement” means any concession or coordination agreement Related to the Business that AT&T, an AT&T Entity or a Transferred Subsidiary has entered into, or any provider of satellite capacity to the Business has entered into, as of the Execution Date, with an ITU sponsoring administration other the United States that permits, an AT&T Entity or a Transferred Subsidiary to operate or use capacity on a satellite pursuant to ITU filings of such administration.

“Confidentiality Agreement” means the Non-disclosure Agreement between TPG Global, LLC and AT&T dated March 17, 2020, as amended.

“Consent” means any consent, license, permit, waiver, approval, clearance, grant, exemption, declaration, authorization or order of, or filing or registration with, or notification to, any Person that is not a Governmental Entity or AT&T, Investor or any Affiliate thereof, or under any applicable Law.

“Content” means audiovisual programming content.

“Contract” means any written agreement, undertaking, lease, license, contract, note, mortgage, indenture, arrangement or other written obligation (other than a Benefit Plan).

“Coordination Agreement” means any applicable satellite intersystem coordination agreement Related to the Business entered into by any ITU sponsoring administration or other coordination agreement entered into by AT&T, an AT&T Entity or a Transferred Subsidiary and any other party.

“Copyrights” has the meaning set forth in the “Intellectual Property Rights” definition.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition).

“COVID-19 Changes” has the meaning set forth in Section 6.1(a).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

“Co-existence Agreement” means an agreement to be entered into by and between NewCo and AT&T or an Affiliate thereof on the Closing Date with respect to each Party’s rights to, and use of, certain Trademarks and Digital Indicia containing “DIRECTV” and “DTV,” which agreement will address each Party’s rights and obligations with respect to the use, prosecution, maintenance, and enforcement of such Trademarks and Digital Indicia in its respective territory.

“Current Assets” means the current assets of the Business that are included as line items under the heading “Current Assets” in the Closing Statement Guidelines; provided that Current Assets will exclude all Income Tax assets and all deferred Tax assets.

“Current Liabilities” means the current liabilities of the Business that are included as line items under the heading “Current Liabilities” in the Closing Statement Guidelines; provided that Current Liabilities will exclude all Income Tax liabilities and all deferred Tax liabilities.

“Damages Cap” has the meaning set forth in Section 9.2.

“Data” means any and all data, including personally-identifiable data subject to privacy or other similar legal restrictions, subscriber data, viewership data and metadata.

“Debt Commitment Letter” means that certain commitment letter, and the related fee letter (the “Fee Letter”), in each case, by and among Credit Suisse AG, Credit Suisse Loan Funding, LLC, Bank Of America, N.A., BOFA Securities, Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities, Inc., HSBC Securities (USA), Inc., HSBC Bank USA, N.A., Bank of Montreal, BMO Capital Markets Corp., Goldman Sachs Bank USA, Mizuho Bank, Ltd., MUFG Union Bank, N.A., UBS Securities, LLC, UBS AG, Stamford Branch and NewCo, and the related fee credit letter and engagement letter, in each case, by and among Credit Suisse Securities (USA), LLC, BOFA Securities, Inc., Deutsche Bank Securities, Inc., HSBC Securities (USA), Inc., BMO Capital Markets Corp., Goldman Sachs & Co., LLC, Mizuho Securities USA, LLC, MUFG Securities Americas, Inc., UBS Securities, LLC and NewCo, each dated as of the date of this Agreement, together with all annexes, schedules and exhibits (in each case, if any) thereto.

“Debt Financing” means the financing contemplated by the Debt Commitment Letter (including, without limitation, the senior secured notes contemplated by the Debt Commitment Letter).

“Debt Financing Sources” means the entities that have committed to provide the Debt Financing (including the parties to any joinder agreements, credit agreements or other definitive agreements relating thereto) and, in each case, their Affiliates and their and their respective Affiliates’ respective former, current and future direct or indirect Affiliates, representatives, shareholders, members, managers, general or limited partners, management companies, investment vehicles, officers, directors, employees, agents and representatives and each of their respective successors and assigns.

“Definitive Financing Agreements” has the meaning set forth in Section 6.7(a).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq.

“Designated Person” has the meaning set forth in Section 10.15(a).

“Digital Indicia” has the meaning set forth in the “Intellectual Property Rights” definition.

“DIRECTV Satellite Business” means AT&T’s and its Affiliates’ distribution business whereby AT&T or an Affiliate thereof distributes programming signal(s) or feed(s), and/or video-on-demand assets, by satellite signal(s) to customers, including by a DIRECTV turnaround earth-station facility that compresses and processes the signal(s) or feed(s) and then uplinks it to a direct-to-home communications satellite.

“Disputed Adjustment Amounts” has the meaning set forth in Section 2.4(c)(iii).

“DPA” has the meaning set forth in Section 5.7.

“Dual-Use Contracts” means any Contract to which a Transferred Subsidiary is a party and (a) primarily relating to the Business and (b) also relating to one or more other businesses of AT&T or any AT&T Entity.

“Earth Station” means any telemetry, tracking and control and transmitting or receiving earth station facility Related to the Business, whether owned or leased for use by, or provided by service Contract to, AT&T, an AT&T Entity or a Transferred Subsidiary and whether or not located on real property that is either owned, leased, used or held for use by AT&T, an AT&T Entity or a Transferred Subsidiary.

“Encumbrance” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Environmental Law” means any Law concerning pollution or protection of the environment or protection of human health and safety with respect to exposure to any Hazardous Substance, or concerning the handling, management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substance.

“Equity Commitment Letter” has the meaning set forth in the Recitals.

“Equity Financing” has the meaning set forth in the Recitals.

“Equity Financing Source” means TPG Partners VIII, L.P.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Estimated Closing Outstanding Indebtedness” has the meaning set forth in Section 2.4(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.4(a).

“Estimated Subscription Price” has the meaning set forth in Section 2.4(b).

“Excluded Assets” means the following assets, properties and rights:

(a) all Cash (other than the Minimum Cash Amount);

(b) the Units held by AT&T HoldCo following consummation of the Pre-Closing Reorganization;

(c) (i) except as expressly contemplated by Section 6.10, all insurance policies and binders of AT&T and its Affiliates, and (ii) all rights of action, lawsuits, benefits, claims, demands, rights of recovery and set-off, and proceeds, under or with respect to such insurance policies other than rights, lawsuits, benefits, claims, demands, rights of recovery and set-off, and proceeds to the extent Related to the Business;

(d) the AT&T Retained Names or any names, marks and logos either alone or in combination with other words, phrases, designs and the like that are substantially similar to the AT&T Retained Names or any derivations therefrom in any language;

(e) all Excluded IPR;

(f) all licenses with respect to Intellectual Property Rights or Technology of any Third Party granted to AT&T or its Affiliates (other than NewCo or the Transferred Subsidiaries);

(g) all Excluded Books and Records, wherever located;

(h) all Tax assets (including duty and tax refunds and prepayments) of AT&T or any AT&T Entity other than NewCo or any Transferred Subsidiary;

(i) all Benefit Plans and any trusts or other assets funding obligations thereunder, other than the Transferred Employee Obligations;

(j) all invoices, shipping documents, purchase orders and other preprinted business forms that have any Trademark thereon other than those included in the NewCo Trademarks;

(k) all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items and duties to the extent related to any asset that is not a Transferred Asset;

(l) Excluded AT&T Leased Property;

(m) all Commingled Contracts, subject to Section 1.8;

(n) all Supported Rights and Services (including the tangible and intangible assets that shall be utilized by AT&T in providing services to NewCo under the Transition Services Agreement) and Intercompany Contracts, subject to Section 6.17;

(o) all Intracompany Receivables (except as otherwise provided in this Agreement);

(p) all confidential communications between AT&T and its legal counsel and other advisors relating to the Business or arising out of or relating to the negotiation, execution or delivery of this Agreement or the Transactions or the transactions contemplated by the Ancillary Agreements (or the sales process relating to the potential sale of the Business), including any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, in each case including information or files in any format in connection therewith, provided, that all such confidential communications related to the Transferred Assets shall not be an Excluded Asset;

(q) any shares or other interests in any Person or any securities of any Person (other than the Transferred Subsidiaries);

(r) all consideration received by AT&T and its Affiliates pursuant to, and all rights of AT&T and its Affiliates under, this Agreement or any Ancillary Agreement, subject to the terms hereof and thereof;

(s) AT&T’s and its Affiliates’ equity interests in Sky Mexico as of immediately prior to the Closing;

(t) any asset which is not included as a Transferred Asset by virtue of clause (a) through (u) of the definition of Transferred Assets by virtue of the limitations expressed or implied therein; and

(u) all assets described on Section 1.1(b) of the AT&T Disclosure Letter.

“Excluded AT&T Leased Property” means those assets or rights not included in the Transferred Assets that are to be leased, licensed or otherwise provided by AT&T or any of its Affiliates to NewCo or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement, excluding the Leased Real Property.

“Excluded Books and Records” means (a) all records which relate in whole or in part to Taxes or accounting (including Tax Returns) of any combined, unitary, consolidated or similar group of which AT&T is a member, (b) all records relating to the employees of AT&T or any of the AT&T Entities (other than Business Employees), including personnel, employment and medical records (c) all records relating to or used in the business of AT&T and (i) not located at the Transferred Real Property or (ii) not Related to the Business, (d) any documents, papers and other records the confidentiality of which is protected, or the transfer of which is prohibited, by applicable Law, (e) any documents, papers and other records (including any minutes or summaries of executive meetings and strategy papers) relating to evaluating, negotiating or implementing the Transactions or the transactions contemplated by the Ancillary Agreements (or the sales process relating to the potential sale of the Business) and (f) the corporate charter, seal, minute books, stock record books and other similar documents relating to the organization, maintenance and existence of AT&T and its Subsidiaries (other than the Transferred Subsidiaries).

“Excluded Employees” means employees currently employed at Transferred Subsidiaries who do not provide services relating to the Business as of immediately prior to the Closing.

“Excluded IPR” means (a) Trade Secrets and Copyrights in and to proprietary Software, other than the NewCo Software, (b) proprietary rights in Content, other than the NewCo Content, (c) proprietary rights in Data, other than the NewCo Data and (d) the AT&T Retained IP.

“Excluded IPTV Backend” means AT&T’s or its Affiliates’ Internet protocol video aggregation center(s), national closed fiber optic IP network, video hub offices, local distribution plant and related facilities.

“Excluded Liabilities” means the following Liabilities: (a) any AT&T Transaction Expenses (other than any AT&T Transaction Expenses that are Shared Transaction Expenses), (b) any Indemnified Taxes, (c) any Liability under any Contract or Benefit Plan not assumed by NewCo or its Subsidiaries pursuant to this Agreement (for the avoidance of doubt, including any pension benefits not explicitly assumed under Section 6.9(l)(iii), pre-Closing vesting credit under any pension plan, incurred but not reported claims associated with self-insured medical plan, and post-termination welfare benefit plan Liabilities related to current or former Business Employees (excluding, for the avoidance of doubt, under the NewCo Retiree Benefit Plan) that are unfunded or underfunded (whether or not accrued) as of the Closing but excluding, for the avoidance of doubt, any Liabilities assumed under Section 6.9), (d) any Liabilities to the extent related to

Excluded Assets, (e) any actual or alleged violations of applicable Law by AT&T or its Affiliates prior to the Closing Date, (f) any Intracompany Payables (except as otherwise provided in this Agreement), (g) any Liabilities relating to or arising out of any transfer of assets, liabilities or securities pursuant to Section 6.1(c), (h) any Indebtedness of AT&T and its Affiliates not Related to the Business (other than the Existing Intracompany Indebtedness), (i) all Liabilities with respect to severance or other termination-related payments or benefits owed to any Person whose employment or other service relationship with NewCo or any other Transferred Subsidiary terminates prior to the Closing, together with the employer portion of any Taxes arising therefrom, (j) any withdrawal from or termination of a defined benefit pension plan (other than any such plan established by NewCo as of or after the Closing Date) sponsored, maintained, contributed to, required to be contributed to or maintained by AT&T or any of its Subsidiaries including any Controlled Group Liability related thereto, (k) Outstanding Equity Awards, (l) any Liabilities relating to the actual or alleged misclassification of employees as independent contractors resulting from, arising out of or relating to the engagement (or co-engagement) or termination of any independent contractor or other non-employee service provider (through third-party vendors or otherwise) by AT&T or any Subsidiary thereof prior to the Closing Date (for the avoidance of doubt, including any Actions, either pending or not yet asserted, relating to the foregoing), (m) all Liabilities with respect to accrued but unpaid bonus payments accrued or owed in the Ordinary Course by any Transferred Subsidiary as of the Closing in respect of any performance period (or portion thereof) prior to and up to the Closing, together with the employer portion of any Taxes arising therefrom (provided, that for the avoidance of doubt, such Liabilities shall not be double-counted for purposes of determining AT&T’s obligations under this Agreement including pursuant to Section 6.9(i)) and (n) Liabilities in respect of the matters set forth on Section 1.5 of the AT&T Disclosure Letter.

“Execution Date” has the meaning set forth in the Preamble.

“Existing Business Debt” means the (a) 2.750% Senior Notes due 2023 outstanding on the Execution Date issued by DIRECTV Holdings LLC and DIRECTV Financing Co., Inc., under the Indenture, dated as of September 14, 2012, by and among DIRECTV Holdings LLC, DIRECTV Financing Co., Inc., the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A. as Trustee, as amended (the “2012 Indenture”), (b) 4.450% Senior Notes due 2024 outstanding on the Execution Date issued by DIRECTV Holdings LLC and DIRECTV Financing Co., Inc., under the 2012 Indenture, (c) 3.950% Senior Notes due 2025 outstanding on the Execution Date issued by DIRECTV Holdings LLC and DIRECTV Financing Co., Inc., under the 2012 Indenture, (d) 4.375% Senior Notes due 2029 outstanding on the Execution Date issued by DIRECTV Holdings LLC and DIRECTV Financing Co., Inc., under the 2012 Indenture, (e) 5.200% Senior Notes due 2033 outstanding on the Execution Date issued by DIRECTV Holdings LLC and DIRECTV Financing Co., Inc., under the 2012 Indenture, (f) 6.350% Senior Notes due 2040 outstanding on the Execution Date issued by DIRECTV Holdings LLC and DIRECTV Financing Co., Inc., under the Indenture, dated as of March 11, 2010, by and among DIRECTV Holdings LLC, DIRECTV Financing Co., Inc., the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A. as Trustee, as amended, (g) 6.000% Senior Notes due 2040 outstanding on the Execution Date issued by DIRECTV Holdings LLC and DIRECTV Financing Co., Inc., under the Indenture, dated as of August 17, 2010, by and among DIRECTV Holdings LLC, DIRECTV Financing Co., Inc., the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A. as Trustee, as amended (the “2010 Indenture”), (h)

6.375% Senior Notes due 2041 outstanding on the Execution Date issued by DIRECTV Holdings LLC and DIRECTV Financing Co., Inc., under the 2010 Indenture, and (i) 5.150% Senior Notes due 2042 outstanding on the Execution Date issued by DIRECTV Holdings LLC and DIRECTV Financing Co., Inc., under the Indenture, dated as of March 8, 2012, by and among DIRECTV Holdings LLC, DIRECTV Financing Co., Inc., the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A. as Trustee, as amended.

“Existing Intracompany Indebtedness” has the meaning set forth in Section 1.1.

“Existing Representation” has the meaning set forth in Section 10.15(a).

“Expenditures Plan” has the meaning set forth in Section 3.4(c).

“Expense Reimbursement Statement” has the meaning set forth in Section 3.3.

“Export Control Laws” shall mean the EC Regulation 428/2009 and the implementing laws and regulations of the EU member states; the U.S. Export Administration Act, U.S. Export Administration Regulations, U.S. Arms Export Control Act, U.S. International Traffic in Arms Regulations, and their respective implementing rules and regulations; the U.K. Export Control Act 2002 (as amended and extended by the Export Control Order 2008) and its implementing rules and regulations; and other similar export control laws or restrictions applicable to AT&T, NewCo or any Transferred Subsidiary and their respective operations from time to time.

“FCC” has the meaning set forth in Section 4.5(a).

“FCC License” has the meaning set forth in Section 4.11(b).

“Final Determination” means an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

“Final Subscription Price” means the amount equal to the Unadjusted Subscription Price adjusted by the following amounts in the following manner (without duplication): (a) either (i) increased by (x) the Membership Percentage of Investor multiplied by (y) the amount, if any, by which the Closing Working Capital (as determined in accordance with Section 2.4(c)) exceeds the Target Working Capital Upper Limit, or (ii) decreased by (x) the Membership Percentage of Investor multiplied by (y) the amount, if any, by which the Target Working Capital Lower Limit exceeds such Closing Working Capital (as determined in accordance with Section 2.4(c)), and (b) decreased by (x) the Membership Percentage of Investor multiplied by (y) the amount, if any, of Closing Outstanding Indebtedness (as determined in accordance with Section 2.4(c)).

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Financing Expenses” means fees and expenses in connection with the Debt Financing, including (i) any underwriting fee, upfront fee, commitment fee, takedown fee and other fees payable pursuant to the Fee Letter and any placement fees or discounts , underwriting fees or discounts, purchase fees or discounts or similar fees or discounts payable in connection with any senior secured notes or other debt securities issued in lieu of the bridge loan facility contemplated in the Debt Commitment Letter, (ii) any interest payable with respect to the Debt Financing funded prior to the Closing Date, (iii) prepayment or redemption premiums with respect to the Debt Financing funded prior to the Closing Date required to be prepaid or redeemed in the event the Closing does not occur and (iv) those related to any reimbursement and indemnification obligations set forth in the Debt Financing or any related agreement (including (1) any underwriting or purchase agreement and (2) any such fees and expenses paid prior to the Closing).

“Fixtures and Equipment” means all furniture, fixtures, furnishings, vehicles, equipment, computers, machinery, leasehold improvements, tools and other tangible personal property (other than Inventory) Related to the Business, wherever located, including any of the foregoing leased or purchased subject to any conditional sales or title retention agreement in favor of any other Person.

“Foreign Transferred Subsidiary” means any Transferred Subsidiary that is formed under the laws of any jurisdiction other than the United States of America (provided, that an entity formed under the laws of a territory or possession of the United States of America shall be a “Foreign Transferred Subsidiary”).

“Fraud” means actual and intentional fraud with respect to the representations and warranties in this Agreement, the Ancillary Agreements and any certificate delivered in connection with this Agreement that involves a knowing and intentional misrepresentation or omission made by a Person with the intent that the other Person rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.

“Fundamental Representations” means the Investor Fundamental Representations and the AT&T Fundamental Representations.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any U.S. or non-U.S. governmental or regulatory authority, agency, commission, body, court or other legislative, executive, judicial or administrative governmental entity at any level, or any agency, department or instrumentality thereof, or any mediator, arbitrator or arbitral body.

“Hazardous Substance” means any contaminant, pollutant or other hazardous or toxic substance, waste or material in any form that is subject to regulation due to a potential for harm or, as to which, liability or standards of conduct may be imposed under any Environmental Law.

“Health Status Reports” has the meaning set forth in Section 4.14(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Plan” has the meaning set forth in Section 6.9(m).

“Income Taxes” means any income, franchise, margin or similar Tax (however denominated), and any withholding Tax with respect thereto.

“Indebtedness” means (i) any financial indebtedness for borrowed money (excluding trade accounts payable and similar obligations to creditors for goods and services) and any prepayment premiums, interest, penalties and any other fees and expenses paid to satisfy such indebtedness and all obligations evidenced by bonds, debentures, notes, or similar instruments; (ii) any obligations issued or assumed as the deferred purchase price of property or services (excluding accrued capital expenditures in accounts payable and accrued liabilities, trade accounts payable and similar obligations to creditors for goods and services); (iii) any Capitalized Lease Obligation but excluding leases recognized as operating in nature in the Financial Statements or the Interim Financial Statements; (iv) obligations in respect of interest rate and currency obligation swaps, hedges or similar arrangements or in respect of annuity insurance products created or entered into in the Ordinary Course; (v) the net Liabilities measured as of the Closing Date, if any, associated with the Non-Cash Balance AT&T Pension Plans; (vi) the employer portion of any payroll Taxes of the Company for any Pre-Closing Tax Period that have been deferred to a tax period (or portion thereof of) ending after the Closing Date pursuant to the CARES Act; (vii) all Liabilities as guarantor of obligations of any other Person of a type described in clauses (i) and (vi) above, to the extent of the obligation guaranteed; provided, however, that “Indebtedness” shall not include: (i) obligations under operating leases or real property leases; (ii) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit or the undrawn portions thereof; (iii) liabilities under performance bonds other than amounts then due and owing and not being contested in good faith by appropriate proceedings; (iv) any redemption premium, prepayment penalty or similar payment with respect to Capitalized Lease Obligation to the extent the execution and delivery of this Agreement or the Closing shall not trigger a default under such leases and such leases either are not required by their terms to be repaid in full at the Closing or do not require the lessor to offer to make a repayment as a result of the Closing; (v) intercompany indebtedness, obligations or liabilities between or among the Transferred Subsidiaries; or (vi) amounts included in Shared Transaction Expenses, AT&T Transaction Expenses or Closing Working Capital.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnified Taxes” means any Liability for (i) Taxes arising as a result of the operation of the Business or ownership of the Transferred Assets or Transferred Subsidiaries on or prior to the Closing Date, (ii) Taxes of any member of an affiliated, consolidated, combined, unitary or similar group of which NewCo or any Transferred Subsidiary is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. law or regulation, (iii) any and all Taxes of any Person imposed on NewCo or any Transferred Subsidiary, or for which NewCo or any Transferred Subsidiary is liable, as a result of any Tax sharing or Tax allocation agreement, arrangement, or understanding in existence on or prior to the Closing Date, (iv) any and all Taxes of any Person imposed on NewCo or any Transferred Subsidiary as a transferee or successor, by contract, or otherwise in respect of a transaction, contract, event or condition in existence on or prior to the Closing Date and (v) any and all Taxes arising out of the Pre-Closing Reorganization.

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Information Systems” means all networks, servers, switches, endpoints, software, platforms, storage, firmware and hardware, and all electronic connections between and among them, that are owned, operated, or used by AT&T, the AT&T Entities, NewCo or the Transferred Subsidiaries that Process data.

“Inside Date” has the meaning set forth in Section 3.1.

“Intellectual Property License Agreement” means the intellectual property licensing agreement, substantially in the form set forth in Exhibit F, to be executed on the Closing Date.

“Intellectual Property Rights” means (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”), (b) Internet domain names and social media accounts or user names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and social media pages (collectively, “Digital Indicia”), (c) rights in inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”), (d) trade secrets rights and other proprietary rights in confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”), (e) rights in and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), including mask rights and computer Software, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”) and (f) any other intellectual property or proprietary rights, in each case, to the extent entitled to legal protection as such. For clarity, Intellectual Property Rights do not include Technology, Content or Data.

“Intercompany Contract” means any Contract between the Transferred Subsidiaries, on the one hand, and AT&T or any Affiliate of AT&T (other the Transferred Subsidiaries), on the other.

“Interim Financial Statements” has the meaning set forth in Section 4.6(a).

“Intracompany Payables” means all account, note or loan payables recorded on the books of AT&T or any AT&T Entity for goods or services purchased by or provided to the Business, or advances (cash or otherwise) or any other extensions of credit to the Business or the Transferred Subsidiaries from AT&T or any AT&T Entity, including amounts recorded on the Financial Statements or the Interim Financial Statements as [“ “], whether current or non-current, other than account, note or loan payables relating to AT&T’s WarnerMedia and regional sports networks businesses.

“Intracompany Receivables” means all account, note or loan receivables recorded on the books of AT&T or any AT&T Entity for goods or services sold or provided by the Business to AT&T or any AT&T Entity or advances (cash or otherwise) or any other extensions of credit made by the Business or the Transferred Subsidiaries to AT&T or any AT&T Entity, including amounts recorded on the Financial Statements or the Interim Financial Statements as [“ “], whether current or non-current, other than account, note or loan receivables relating to AT&T’s WarnerMedia and regional sports networks businesses.

“Inventory” means all inventory Related to the Business, wherever located, including all raw materials, work-in-process, supplies, spare parts, unfinished inventory and finished goods whether held at any location or facility owned or leased by AT&T or any AT&T Entity or in transit to AT&T or any AT&T Entity or held on consignment by third parties on behalf of the Business.

“Investor” has the meaning set forth in the Preamble.

“Investor Ancillary Counterparty” means any Affiliate of Investor contemplated to be a party to an Ancillary Agreement.

“Investor Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization, Good Standing and Qualification), Section 5.2 (Authority; Approval) and Section 5.6 (Brokers and Finders).

“Investor Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Investor Material Adverse Effect” means any Change that would, individually or in the aggregate with any other Changes, prevent, materially delay or materially impede the performance by Investor of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

“Investor Representations” means the representations made by Investor in Article V.

“Investor Transaction Expenses” means all out-of-pocket fees, costs and expenses (including all fees and expenses of counsel, accountants, investment bankers, advisors, experts and consultants to Investor and to its Affiliates) incurred by Investor and its Affiliates before or at the Closing and in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement or the authorization, preparation, negotiation and execution of the Ancillary Agreements or any fees and expenses in connection with the Equity Financing, which costs and expenses above shall be calculated and allocated consistent with the methodology set forth in the Transaction Expenses Schedule.

“IPTV as a Service Agreement” means the IPTV services agreement, substantially in the form set forth in Exhibit M, to be entered into by and between AT&T and NewCo on the Closing Date.

“IT Assets” means computers, Software, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“ITU” has the meaning set forth in Section 4.14(c).

“Knowledge” or any similar phrase means the collective actual knowledge after reasonable due inquiry of (a) the individuals listed on Section 1.1(a) of the AT&T Disclosure Letter with respect to AT&T and (b) the following individuals with respect to Investor: David Trujillo, John Flynn, Kris Wong and Andy Doyle.

“Junior Preferred Units” has the meaning set forth in the Recitals.

“Law” means any federal, state, local or non-U.S. law, statute or ordinance, common law, or any rule, regulation, standard, judgment, Order, writ, injunction, decree, arbitration award, agency requirement, license or Permit, or other governmental restriction, in each case having the force and effect of law, or any similar form of decision or approval of, or determination by, or any binding interpretation or administration of any of the foregoing by, any Governmental Entity that is issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Entity.

“Leased Real Property” means all real property that is the subject of the Assigned Leases and any leases, subleases or occupancy agreements governing the Transferred Subsidiary Real Property.

“Leases” means the Assigned Leases and any leases, subleases or occupancy agreements governing the Transferred Subsidiary Real Property.

“Liabilities” means all debts, liabilities, fines, penalties, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, security interest, easement, encroachment, right of first refusal or similar restriction.

“Losses” means any actual damages, losses, payments, Taxes, and reasonable and documented out-of-pocket fees, costs and expenses (including Third Party Claim Expenses to the extent provided by Article VIII); provided, that, any Losses incurred or suffered by an Indemnified Party as a result of Losses incurred or suffered by NewCo or its Subsidiaries shall be adjusted based on the product of (A) the amount of the relevant Losses and (B) the aggregate Membership Percentage of the Indemnified Party and its Affiliates as of the time such Losses arose.

“Management Selection Committee” has the meaning set forth in Section 3.4(b).

“Marketing Expenditure Deficit” means the amount by which Planned Marketing Expenditures exceeds Actual Marketing Expenditures, calculated on a per diem basis for the number of days between the Execution Date and the Closing; provided that in no event shall the amount to be included in Minimum Cash Amount pursuant to this definition (i) be included until such amount exceeds $10,000,000, (ii) include or reflect items required to be included or reflected in the calculation of Closing Indebtedness or (iii) be less than $0. For the avoidance of doubt, accrued marketing expenditures will remain in the definition of Closing Working Capital and Estimated Working Capital as defined by Exhibit C, such that any accrued but not paid marketing expenditures as of Closing would be a reduction to Estimated Working Capital and Closing Working Capital.

“Master Services Agreement” means the master services agreement substantially in the form set forth in Exhibit K, to be entered into by and between AT&T and NewCo on the Closing Date.

“Material Adverse Effect” means any Change that, individually or taken together with any other Changes is, or would reasonably be expected to be, materially adverse to the business, assets, financial condition or results of operations of the Business and the Transferred Subsidiaries, taken as a whole; provided, however, that under no circumstances shall any of the following, either alone or in combination, be deemed to constitute or be taken into account in determining whether there has occurred or would reasonably be expected to occur, a Material Adverse Effect:

(i) Changes in the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the United States or in any other jurisdiction in which the Business or any of the Transferred Subsidiaries operate, including any Changes in currency exchange rates, interest rates, monetary policy or inflation;

(ii) Changes that are the result of factors generally affecting participants in the multi-channel video programming distribution industry, including any Change in the regulatory environment applicable to the Business;

(iii) any Change in the relationship of the Business or any of the Transferred Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, partners or similar relationship (including, for the avoidance of doubt, resulting from, or in connection with, COVID-19) or any resulting Change relating to, arising out of or attributable to the announcement, pendency or performance of the Transactions, or resulting or arising from the identity of Investor or any of its Affiliates (including all public statements made by Investor or its Affiliates with respect to the Business), including any Action with respect to the Transactions;

(iv) Changes in accounting standards applicable to the Business or any Transferred Subsidiary, including GAAP and the accounting rules or regulations of the SEC, Privacy Obligations, or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the Execution Date;

(v) any failure by the Business or any Transferred Subsidiary to meet any internal or public projections, forecasts or budgets or estimates of revenues, earnings or other financial or operating metrics for any period; provided that the exception in this clause (v) shall not prevent or otherwise affect a determination that any Change (not otherwise excluded under this definition) underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

(vi) any Change resulting from acts of war (whether or not declared) or terrorism, civil disobedience, hostilities, cyberattacks, sabotage, terrorism, military actions or the escalation of any of the foregoing (whether perpetrated or encouraged by a state or non-state actor or actors), any hurricane, flood, superstorm, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness or other public health event (including, for the avoidance of doubt, the existence and impact of COVID-19 on the Business and the Transferred Subsidiaries) or any other force majeure event, or any national or international calamity or crisis, whether or not caused by any Person;

(vii) any actions taken or omitted to be taken by a Party that are required to be taken or omitted to be taken by this Agreement or any actions taken or omitted to be taken with the other Party’s written consent or at the other Party’s written request (other than the obligation to conduct the Business in the Ordinary Course pursuant to Section 6.1 hereunder); and

(viii) any Changes that are caused by any delay in consummating the Closing as a result of (A) any violation or breach by Investor of any covenant, representation or warranty contained in this Agreement or (B) the institution of any Action challenging the validity or legality, or seeking to restrain the consummation, of the Transactions;

provided, further, that, with respect to clauses (i), (ii) and (vi) (excluding any Change arising from, resulting from or related to COVID-19 or COVID-19 Measures), such Change shall be taken into account in determining whether a “Material Adverse Effect” has occurred or is occurring to the extent it materially and disproportionately adversely affects the Business and the Transferred Subsidiaries (taken as a whole) relative to all other participants in the multi-channel video programming distribution industry (in which case only the incremental disproportionate impact shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may occur or could occur).

“Material Contract” has the meaning set forth in Section 4.12(a).

“Membership Percentage” has the meaning set forth in the NewCo Operating Agreement.

“Minimum Cash Amount” means an amount equal to (a) $300,000,000 plus (b) the Additional Cash Amount, if any, plus (c) the Capital Expenditure Deficit plus (d) the Marketing Expenditure Deficit.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.6(a).

“Most Recent Balance Sheet Date” has the meaning set forth in Section 4.6(a).

“Multiemployer Plan” has the meaning set forth in Section 4.17(c).

“NewCo” has the meaning set forth in the Preamble.

“NewCo 401(k) Plan” has the meaning set forth in Section 6.9(g).

“NewCo Borrower” means a wholly-owned domestic Subsidiary of NewCo that is the borrower under the Debt Financing or the issuer of senior secured notes or other senior secured debt securities issued in lieu of the bridge loan facility contemplated in the Debt Commitment Letter.

“NewCo CEO” has the meaning set forth in Section 3.4(a).

“NewCo Content” means Copyrights in the Content that are set forth in Section 1.1(e) of the AT&T Disclosure Letter.

“NewCo Data” means Data that is Related to the Business and that was collected or generated by or on behalf of NewCo or a Transferred Subsidiary prior to the Closing Date in the operation of the Business. For clarity, NewCo Data includes subscriber, set-top box and application Data collected by NewCo and the Transferred Subsidiaries from the customers in respect of the products or services of the Business, but NewCo Data does not include any (a) subscriber Data collected from customers in respect of the mobility and broadband businesses of AT&T and its Affiliates or any other product or service of any business of AT&T and its Affiliates, other than the Business, or (b) insights or metadata based on any Data that is not NewCo Data.

“NewCo Digital Indicia” means the Digital Indicia Related to the Business as set forth on Section 1.1(e) of the AT&T Disclosure Letter.

“NewCo IPR” means the NewCo Data, NewCo Other IPR, NewCo Patents and NewCo Trademarks.

“NewCo Insurance Programs” has the meaning set forth in Section 6.10.

“NewCo Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of NewCo, in the form set forth in Exhibit B (except as otherwise amended or modified pursuant to Section 6.16).

“NewCo Other IPR” means (a) the Copyrights and Trade Secrets in and to NewCo Software, (b) the Copyrights and Trade Secrets that are owned by NewCo or a Transferred Subsidiary immediately prior to the Closing, including the Copyrights in NewCo Content, (c) the Trademarks that are owned by NewCo or a Transferred Subsidiary immediately prior to the Closing and that are not registered with the United States Patent and Trademark Office and (d) the NewCo Digital Indicia.

“NewCo Patents” means the Patents owned by NewCo and the Transferred Subsidiaries as of the date hereof and set forth in Section 1.1(e) of the AT&T Disclosure Letter.

“NewCo Plan” has the meaning set forth in Section 6.9(b).

“NewCo Registered IP” has the meaning set forth in Section 4.19(a).

“NewCo Software” means the tangible embodiments of the proprietary Software set forth in Section 1.1(e) of the AT&T Disclosure Letter, in each case, excluding any Software or associated systems or services owned, controlled or provided by any Third Party.

“NewCo Trademarks” means the Trademarks Related to the Business that are registered with the United States Patent and Trademark Office or other national Trademark registrars, as set forth on Section 1.1(e) of the AT&T Disclosure Letter.

“NewCo Retiree Benefit Plan” has the meaning set forth in Section 6.9(m).

“NFLST Costs Arrangements” means the NFL Sunday Tickets costs agreement substantially in the form set forth in Exhibit J, to be entered into by and between AT&T HoldCo, NewCo and DIRECTV Financing, LLC on the Closing Date.

“Nonparty” has the meaning set forth in Section 8.7(b).

“Non-Cash Balance AT&T Pension Plans” has the meaning set forth in Section 6.9(l)(iii).

“Non-Cash Balance NewCo Pension Plan” has the meaning set forth in Section 6.9(l)(iii).

“Non-Union Employee” means any Business Employee who is not covered by a Collective Bargaining Agreement and/or represented by a Union.

“Non-U.S. Benefit Plan” means a Benefit Plan that is maintained primarily for the benefit of employees outside of the United States.

“Non-U.S. Regulator” has the meaning set forth in Section 4.5(a).

“Notice of Objection” has the meaning set forth in Section 2.4(c)(ii).

“Objection Period” has the meaning set forth in Section 2.4(c)(ii).

“Open Source Software” means any software that is distributed as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses)

“Order” means any administrative decision or award, decree, injunction, judgment, order, verdict, quasi-judicial decision or award, ruling or writ, stipulation of, or entered with, any arbitrator, mediator or Governmental Entity.

“Ordinary Course” means the conduct of the Business, consistent in all material respects with the normal day-to-day customs, practices and procedures of the Business, including any commercially reasonable deviations therefrom due to COVID-19 Changes.

“Outside Date” means November 25, 2021; provided, however, that if the conditions to Closing set forth in Section 7.1(a), Section 7.1(b), Section 7.2(c) or Section 7.3(c) have not be satisfied or waived on or prior to November 25, 2021 but all other conditions to Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), the Outside Date may be extended from time to time by either AT&T or Investor to a time and date not later than February 25, 2022 by the party electing to extend providing a written notice thereof to the other party at least two Business Days prior to November 25, 2021 and, such date, as so extended, shall be the “Outside Date” for all purposes under this Agreement; provided, further, that if the conditions to Closing set forth in Section 7.1(a), Section 7.1(b), Section 7.2(c) or Section 7.3(c) have not be satisfied or waived on or prior to the Outside Date, as previously extended, but all other conditions to Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), the Outside Date may be extended by AT&T from time to time to a time and date not later than May 25, 2022 by AT&T electing to extend providing a written notice thereof to the other party at least two Business Days prior to the Outside Date, as previously extended, and, such date, as so extended, shall be the “Outside Date” for all purposes under this Agreement.

“Outstanding Equity Awards” has the meaning set forth in Section 6.9(m).

“Owned Real Property” means certain real property Related to the Business that is listed on Section 4.20(a) of the AT&T Disclosure Letter and all Transferred Subsidiary Real Property owned by the Transferred Subsidiaries.

“Parties” and “Party” have the meanings set forth in the Preamble.

“Patents” has the meaning set forth in the “Intellectual Property Rights” definition.

“Per Claim Amount” has the meaning set forth in Section 8.2(b).

“Permit” means any consent, license, permit, franchise, waiver, approval, authorization, certificate, registration or filing issued by, obtained from or made with a Governmental Entity, other than any State and Local Operating Authority.

“Permitted Encumbrances” means (a) Encumbrances reflected or reserved against or otherwise disclosed in the Most Recent Balance Sheet, (b) mechanics’, carriers’, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the Ordinary Course, provided that the obligations in respect of which such encumbrances were created are not delinquent or otherwise being contested in good faith by appropriate proceedings by AT&T or its Subsidiaries are for which appropriate reserves have been established in accordance with GAAP, (c) Encumbrances for current Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or that the taxpayer is contesting in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (d) with respect to real property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, (ii) any conditions or other matters that may be shown by a current and accurate survey or physical inspection and (iii) zoning, building, subdivision or other similar requirements or restrictions, none of which interfere with the present use of such property; provided that the foregoing clauses (i), (ii) and (iii) of this clause (d) do not in the aggregate materially interfere with the existing use by AT&T and its Subsidiaries or in the aggregate materially impair the value thereof, and provided further that the obligations in respect of which such encumbrances were created are not delinquent or otherwise in default, (e) with respect to leasehold interests, mortgages and other Encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the Leased Real Property or the leased Transferred Subsidiary Real Property, (f) Encumbrances, charges, fees or assessments for business parks, industrial parks or other similar organizations not yet due or delinquent, (g) Encumbrances incurred in the Ordinary Course since the date of the Most Recent Balance Sheet and that are not material in amount or effect on the Business, (h) Encumbrances that would not, individually or in the aggregate, materially impair the conduct of the Business, or the use or value of the specific Transferred Asset to which they relate, (i) Encumbrances that shall be released concurrently with or prior to the Closing, (j) Encumbrances on the Transferred Assets as a result of any Assumed Liabilities, (k) non-exclusive licenses, covenants not to sue or other similar rights with respect to Intellectual Property Rights granted in the Ordinary Course or (l) Encumbrances in respect of the Debt Financing.

“Person” means any natural person, corporation, association, company, partnership (general or limited), limited liability company, business trust, trust, joint venture, joint stock or other company, organization, unincorporated association, Governmental Entity, or other entity of any kind.

“Personal Information” means any data or information in any media that alone or in combination with other information held by AT&T or its Subsidiaries can be used to specifically identify an individual natural Person, browser, or device and any other data or information that constitutes personal data or personal information under applicable Law.

“Planned Capital Expenditures” means the amount of capital expenditures prescribed by Exhibit O.

“Planned Marketing Expenditures” means the amount of marketing expenditures prescribed by Exhibit O.

“Post-Closing Matter” has the meaning set forth in Section 10.15(a).

“Post-Closing Representation” has the meaning set forth in Section 10.15(a).

“Pre-Closing Designated Persons” has the meaning set forth in Section 10.15(b).

“Pre-Closing Privileges” has the meaning set forth in Section 10.15(b).

“Prior AT&T Counsel” has the meaning set forth in Section 10.15(a).

“Pre-Closing Reorganization” has the meaning set forth in the Recitals.

“Pre-Closing Tax Period” means any tax period ending on or prior to the Closing Date and the pre-closing portion of any Straddle Period (as determined in accordance with Section 6.8(c)).

“Privacy Obligations” has the meaning set forth in Section 4.19(l).

“Privileged Materials” has the meaning set forth in Section 10.15(c).

“Process” or “Processing” means the receipt, access, acquisition, collection, compilation, use, storage, processing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information.

“Promissory Note” has the meaning set forth in Section 3.2(d).

“Qualified IPO” has the meaning set forth in the NewCo Operating Agreement.

“Related to the Business” means exclusively related to or used exclusively in connection with the Business as conducted by AT&T and its Affiliates as of the time immediately preceding the Closing, except with respect to Dual-Use Contracts.

“Releasee” has the meaning set forth in Section 6.18.

“Releasing Parties” has the meaning set forth in Section 6.18.

“Representative” of a Person means any officer, director or employee of such Person or any investment banker, attorney, accountant or other advisor, agent or representative of such Person.

“Required Amount” has the meaning set forth in Section 6.7(a).

“Required Approvals” has the meaning set forth in Section 4.5(a).

“Restricted Country” shall mean any country or geographic region subject to comprehensive economic sanctions administered by OFAC or the E.U., which currently includes: Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine.

“Restricted Party” shall mean a Person that (a) appears on one or more Restricted Party List, (b) is a resident in, located in, or organized under the laws of a Restricted Country, or (c) is majority-owned or controlled by any of the foregoing.

“Restricted Party Lists” include the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by the Office of Foreign Assets Control (“OFAC”); the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; and similar lists of restricted parties maintained by other Governmental Entities.

“Sanctions” shall mean those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, (d) Her Majesty’s Treasury, or (e) other similar governmental bodies with regulatory authority over the Company and its Subsidiaries and their respective operations from time to time.

“Satellite” has the meaning set forth in Section 4.14(a).

“SEC” means the Securities and Exchange Commission.

“Security Breach” has the meaning set forth in Section 4.19(l).

“Securities Act” has the meaning set forth in Section 4.5(a).

“Senior Preferred Units” has the meaning set forth in the Recitals.

“Shared Transaction Expenses” means (a) third party fees and expenses related to the preparation of pro forma financial statements of NewCo (including audit fees), (b) third party fees and expenses of separation, integration, synergy, information technology and other consultants mutually selected by AT&T and NewCo, (c) third party fees and payments to any Governmental Entity (including filing fees) and all legal, economist and other professional fees incurred in order to obtain any consent, clearance, registration, assignment, approval, Permit or authorization or any expiration or termination or a waiting period, (d) premiums and fees incurred pursuant to Section 6.10, (e) fees and expenses related to the rebranding of the Business of any portion thereof, (f) AT&T Transaction Expenses that are incurred before or at the Closing not to exceed the amount of the Investor Transaction Expenses that are incurred before or at the Closing multiplied by the Membership Percentage of AT&T and divided by the Membership Percentage of Investor, and (g) Investor Transaction Expenses that are incurred before or at the Closing, which costs and expenses in the foregoing clauses (a) – (g) above shall be calculated consistent with the methodology set forth in the Transaction Expenses Schedule.

“Short Form Trademark Assignment Agreement” means the Trademark assignment agreement, substantially in the form set forth in Exhibit H, to be executed on the Closing Date.

“Software” means any and all (a) computer programs and other software, firmware and middleware, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, together with input and output formats; (b) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons; (c) descriptions, flow-charts, architectures, and other materials used to design, plan, organize and develop any of the foregoing; and (d) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing. For clarity, Software does not include any Data whether or not such Data is processed or stored in such Software.

“State and Local Operating Authority” means each video service agreement and video service certification or similar authorization granted by a Governmental Entity authorizing provision of IPTV video services.

“Subscribed Units” has the meaning set forth in the Recitals.

“Subscription Price” has the meaning set forth in Section 2.2.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Supported Rights and Services” means the centralized, supported services and other rights, including but not limited to Intellectual Property Rights licenses granted to the Transferred Subsidiaries, national or global supply chain Contracts or arrangements, national or global distribution Contracts or arrangements, video and content Contracts, all content (including premium content), billing, collections, IT systems, data processing, accounting, tax, provisioning, insurance, banking, personnel, legal, communications, customer service and care, sales, and marketing and other services provided to AT&T or its Affiliates (other than the Transferred Subsidiaries) by any of the Transferred Subsidiaries, or provided to the Transferred Subsidiaries or the Business by AT&T or its Affiliates (other than the Transferred Subsidiaries).

“Target Working Capital Lower Limit” means the amounts as set forth in Exhibit P based on the calendar month in which the Closing occurs.

“Target Working Capital Upper Limit” means the amounts as set forth in Exhibit P based on the calendar month in which the Closing occurs.

“Tax Returns” means any return, declaration, report, election claim for refund, statement, information return, or other document required or permitted to be filed with, or filed with, a Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, property, escheat, abandoned or unclaimed property, customs, duties, alternative, production, transfer, ad valorem, sales, use, duty, license, excise, franchise, stamp, employment, estimated, withholding or other taxes, fees, assessments or charges in the nature of a tax, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

“Technology” means tangible embodiments, whether in electronic, written or other media, of technology, including designs, documentation (such as bill of materials, build instructions and test reports), schematics, layouts, reports, algorithms, routines, software (including source code and object code), data, databases, lab notebooks, equipment, processes, prototypes and devices. For clarity, Technology does not include (a) any Data, (b) Content or (c) any Intellectual Property Right.

“Third Party” means any Person, other than AT&T, the AT&T Entities, NewCo or the Transferred Subsidiaries, Investor, and each of their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 8.4(b).

“Total Recovered Amount” has the meaning set forth in Section 8.5(d).

“Trade Secrets” has the meaning set forth in the “Intellectual Property Rights” definition.

“Trademarks” has the meaning set forth in the “Intellectual Property Rights” definition.

“Transaction Accounting Principles” means the principles, policies and methodologies set forth on Exhibit D.

“Transaction Documents” means collectively this Agreement and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement, including the Pre-Closing Reorganization.

“Transfer” means to sell, assign, transfer, convey and deliver.

“Transfer Taxes” has the meaning set forth in Section 6.8.

“Transferred Assets” means, collectively, AT&T’s and such AT&T Entities’ right, title and interest in and to the following assets, except to the extent that they are Excluded Assets, in each case to the extent held by AT&T or any of its Subsidiaries as of the Closing:

(a) Minimum Cash Amount;

(b) all assets of the Transferred Subsidiaries that would be Transferred Assets if the Transferred Subsidiaries were AT&T Entities (it being understood and agreed that the transfer of the Transferred Subsidiary Shares, directly or indirectly, to NewCo or a Subsidiary thereof will constitute transfer of such assets);

(c) with respect to each Transferred Subsidiary, the organizational documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of such Transferred Subsidiary;

(d) all Transferred Contracts;

(e) all NewCo IPR;

(f) all Fixtures and Equipment;

(g) all real property leases Related to the Business (the “Assigned Leases”) and any real property leases governing the Transferred Subsidiary Real Property;

(h) all Owned Real Property;

(i) the Satellites set forth on Section 1.1(c) of the AT&T Disclosure Letter;

(j) originals or, to the extent originals are not available by reason other than that such originals are Excluded Books and Records, copies of all Books and Records that are located at the Owned Real Properties and copies of all other Books and Records (but not, for the avoidance of doubt, such Books and Records themselves); provided, that AT&T shall be entitled to retain copies of all Books and Records;

(k) all Accounts Receivable;

(l) all goodwill, if any, to the extent Related to the Business;

(m) all Actions available to or being pursued by AT&T or any AT&T Entity to the extent Related to the Business;

(n) all Inventory;

(o) all credits, prepaid expenses, deferred charges, advance payments, refunds, security deposits, prepaid items and duties to the extent Related to the Business;

(p) to the extent permitted by applicable Law, all Permits that are Related to the Business and all applications therefor, including the Communications Licenses;

(v) to the extent permitted by applicable Law, all State and Local Operating Authority that are Related to the Business and all applications therefor;

(q) Transferred Employee Obligations and any trusts or other assets funding obligations thereunder;

(r) all guaranties, warranties, indemnities, claims and similar rights (and benefits arising therefrom) in favor of AT&T or any AT&T Entity to the extent Related to the Business;

(s) all rights of action, lawsuits, benefits, claims, demands, rights of recovery and set-off, and proceeds, under or with respect to insurance policies of AT&T and its Affiliates to the extent Related to the Business;

(t) the assets comprising the Los Angeles Broadcast Center; and

(u) the other assets Related to the Business.

“Transferred Contracts” means all Contracts (other than the Transaction Documents and those governing Excluded AT&T Leased Property) that are Related to the Business and the Dual-Use Contracts.

“Transferred Employee Obligation” means (i) any AT&T Benefit Plan set forth in Section 4.17(b) of the AT&T Disclosure Letter, (ii) any Benefit Plan set forth in Section 4.17(a) of the AT&T Disclosure Letter or Liability thereunder that is specifically identified as transferring to NewCo as a result of applicable Law or an obligation relating to any Collective Bargaining Agreement, (iii) any Benefit Plan or Liability thereunder that is assumed by NewCo pursuant to Section 6.9 and (iv) any transaction awards allocated pursuant to Item 5 of Section 6.1(a)(xi) of the AT&T Disclosure Letter.

“Transferred Real Property” means (i) the Leased Real Property and (ii) the Owned Real Property.

“Transferred Subsidiaries” has the meaning set forth in Section 4.2(a).

“Transferred Subsidiary Benefit Plan” has the meaning set forth in the “Benefit Plans” definition.

“Transferred Subsidiary Employee” has the meaning set forth in the “Business Employee” definition.

“Transferred Subsidiary Real Property” means all the real property owned or leased from third parties by the Transferred Subsidiaries.

“Transferred Subsidiary Shares” has the meaning set forth in Section 4.2(a).

“Transition Services Agreement” means the transition services agreement, substantially in the form set forth in Exhibit E, to be entered into by and between AT&T and NewCo on the Closing Date.

“Transitional Trademark License Agreement” means the transitional trademark license agreement, substantially in the form set forth in Exhibit G, to be executed on the Closing Date.

“UCC” means the U.S. Uniform Commercial Code.

“Unadjusted Subscription Price” has the meaning set forth in Section 2.2.

“Union” means any labor union, trade union, works council, employee association or other employee representative body.

“Union Employee” means any Business Employee covered by a Collective Bargaining Agreement and/or represented by a Union.

“Union Employee Non-Cash Balance AT&T Pension Plan Assets” has the meaning set forth in Section 6.9(l)(iii).

“Units” means the limited liability company interests of NewCo, including the Common Units, Senior Preferred Units, and Junior Preferred Units.

“U-verse IPTV Business” means AT&T’s or its Affiliates’ IPTV distribution business that is currently branded “U-verse” whereby AT&T or an Affiliate thereof distributes video programming signal(s) or feed(s), and/or video-on-demand assets to subscribers via an Internet protocol network using the Excluded IPTV Backend.

“Wrong Pockets Item” has the meaning set forth in Section 1.9.

“Wrong Pockets Notice” has the meaning set forth in Section 1.9.